Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-223033

Prospectus Supplement No. 3

(To Prospectus dated April 27, 2018)

ALTA MESA RESOURCES, INC.

34,500,000 Shares of Class A Common Stock Issuable upon Exercise of

Outstanding Public Warrants

341,740,095 Shares of Class A Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated April 27, 2018, as supplemented by Prospectus Supplement No. 1 dated May 3, 2018, and Prospectus Supplement No. 2 dated May 22, 2018 (collectively, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-223033). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on May 31, 2018 which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

The Class A Common Stock and Public Warrants are quoted on The NASDAQ Capital Market under the symbols “AMR” and “AMRWW,” respectively. On May 30, 2018, the closing prices of our Class A Common Stock and Public Warrants were $6.70 and $1.40, respectively.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” ON PAGE 10 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 31, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2018

Alta Mesa Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38040	81-4433840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

15021 Katy Freeway, Suite 400

Houston, Texas 77094

(Address of principal executive offices, including zip code)

281-530-0991

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Item 2.03	Entry into a Material Definitive Agreement. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Kingfisher Credit Agreement

On May 30, 2018, a subsidiary of Alta Mesa Resources, Inc.(“AMR”), Kingfisher Midstream, LLC (“KFM”), entered into a $300 million amended and restated senior secured revolving credit facility (the “KFM credit facility”) with Wells Fargo Bank, National Association (“Wells Fargo”), as the administrative agent and letter of credit issuer, and certain financial institutions, as lenders.

As of May 30, 2018, KFM had $62,500,000 in borrowings outstanding under the KFM credit facility and no outstanding letters of credit. The principal amounts borrowed are payable on the maturity date of May 30, 2023.  KFM has a choice of borrowing in Eurodollars or at the reference rate, with such borrowings bearing interest, payable quarterly for reference rate loans and one month, two month, three month or six month periods for Eurodollar loans.  Eurodollar loans bear interest at a rate per annum equal to the rate at the LIBOR, plus an applicable margin ranging from 2.00% to 3.25% (which changes to 1.75% to 2.75% from and after a qualifying IPO).  Reference rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 1%, plus an applicable margin ranging from 1.00% to 2.25% (which changes to 0.75% to 1.75% from and after a qualifying IPO).

Initial availability under the KFM credit facility is $200.0 million until the financial statements for the fiscal quarter ending June 30, 2018 are delivered.  Thereafter, availability will be redetermined each fiscal quarter as the lesser of (1) the commitment under the KFM credit facility and (2) the maximum amount that, together with the aggregate amount of all then-outstanding consolidated funded indebtedness (other than indebtedness under the KFM credit facility) would result in KFM being in pro forma compliance with all applicable leverage ratios at such time.

The amounts outstanding under the KFM credit facility are secured by first priority liens on substantially all of KFM’s and its subsidiaries’ real property and associated assets and all of the stock of KFM’s operating subsidiaries that are guarantors of the KFM credit facility.  Additionally, SRII Opco, LP has pledged its membership interests in KFM as security for KFM’s obligations.  If an event of default occurs under the KFM credit facility, the administrative agent will have the right to proceed against the pledged membership interests and take control of substantially all KFM’s assets and its subsidiaries that are guarantors.

The credit facility contains restrictive covenants that may limit KFM’s ability to, among other things, incur additional indebtedness (but with a carve-out that allows KFM to incur indebtedness under senior unsecured notes, subject to certain restrictions, including pro forma financial covenant compliance), sell assets, guaranty or make loans to others, make investments, enter into mergers, make certain payments and distributions, enter into or be party to hedge agreements, amend its organizational documents, incur liens and engage in certain other transactions without the prior consent of the lenders.  The credit facility permits KFM to (i) make distributions to pay its parent entity for reimbursement of general corporate operating and overhead costs and expenses incurred in the ordinary course of business of such parent entity pursuant to its management services agreement, (ii) make permitted tax distributions, and (iii) make cash distributions after financial statements for the fiscal quarter ending June 30, 2018 have been delivered so long as certain requirements relating to KFM consolidated earnings before interest, taxes, depreciation, amortization (“Consolidated Adjusted EBITDA”), its leverage ratio, and KFM credit facility usage are satisfied, in addition to other customary requirements.

The KFM credit facility also requires it to maintain the following financial ratios, which utilize an annualized adjusted EBITDA calculated as (A) the fiscal quarter ending June 30, 2018 times 4, (B) the two fiscal quarter periods ending September 30, 2018 times 2, (C) the three fiscal quarter periods ending December 31, 2018 times 4/3rds and (D) for each fiscal quarter on or after March 31, 2019, Consolidated Adjusted EBITDA times 4/4ths:

•

a total leverage ratio, tested quarterly, commencing with the fiscal quarter ending June 30, 2018, of its consolidated funded indebtedness as of the end of such fiscal quarter to its Consolidated Adjusted EBITDA for such rolling fiscal quarter period, of not greater than 4.5 to 1.0 (which increases to 4.75 after EBITDA equal to or greater than $75.0 million is achieved for a rolling fiscal quarter period or a qualifying IPO occurs);

•

from and after the incurrence of indebtedness under senior unsecured notes, a senior secured leverage ratio, tested quarterly, of its consolidated funded secured indebtedness as of the end of such fiscal quarter to its Consolidated Adjusted EBITDA for such rolling fiscal quarter period, of not greater than 3.5 to 1.0; and

•

a minimum interest coverage ratio, tested quarterly, commencing with the fiscal quarter ending June 30, 2018, of its Consolidated Adjusted EBITDA for such rolling fiscal quarter period to its consolidated interest expense for such rolling fiscal quarter period, of not less than 2.5 to 1.0.

Wells Fargo is the administrative agent and issuing lender under the Eighth Amended and Restated Credit Agreement among Alta Mesa Holdings, LP, a subsidiary of AMR, Wells Fargo and certain financial institutions, as lenders.  In addition, certain lenders that are a party to the KFM credit facility have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending or commercial banking services for AMR and its subsidiaries, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

The above description of the material terms and conditions of the KFM Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is filed herewith as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibits

10.1

Amended and Restated Credit Agreement among Kingfisher Midstream, LLC, as borrower, Wells Fargo Bank, N.A., as administrative agent and LC issuer, and certain financial institutions, as lenders, dated May 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTA MESA RESOURCES, INC.

Date: May 31, 2018

	By:	/s/ Michael A. McCabe
	Name:	Michael A. McCabe
	Title:	Chief Financial Officer

Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

__________________________________________________

KINGFISHER MIDSTREAM, LLC,
as Borrower,

WELLS FARGO BANK, N.A.,
as Administrative Agent and LC Issuer,

and CERTAIN FINANCIAL INSTITUTIONS,
as Lenders

__________________________________________________

$300,000,000

May 30, 2018

WELL FARGO SECURITIES, LLC, CAPITAL ONE, NATIONAL ASSOCIATION and
CITIGROUP GLOBAL MARKETS INC.
as
Joint Bookrunners and Joint Lead Arrangers

CITIGROUP GLOBAL MARKETS INC. and
CAPITAL ONE, NATIONAL ASSOCIATION
as Co-Syndication Agents

NATIXIS,
as Documentation Agent

TABLE OF CONTENTS

i

Schedules and Exhibits

Schedule 1	—	Lenders Schedule
Schedule 2	—	Disclosure Schedule
Schedule 3	—	Security Schedule
Schedule 4	—	Existing Letters of Credit
Exhibit A	—	Promissory Note
Exhibit B	—	Borrowing Notice
Exhibit C	—	Continuation/Conversion Notice
Exhibit D	—	Compliance Certificate
Exhibit E	—	Assignment and Assumption
Exhibit F-1
to Exhibit F-4	—	Tax Forms

v

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT is made as of May 30, 2018, by and among Kingfisher Midstream, LLC, a Delaware limited liability company (“Borrower”), Wells Fargo Bank, N.A., as the successor Administrative Agent (together with its successors and assigns in such capacity, the “Successor Agent”), ABN AMRO CAPITAL USA LLC, as the Resigning Agent, the LC Issuers, the Lenders referred to below and the undersigned Exiting Lenders.

W I T N E S S E T H:

WHEREAS, Borrower is party to the credit facilities established pursuant to that certain Credit Agreement dated as of August 8, 2017, by and among Borrower, the Resigning Agent, and certain financial institutions (as heretofore amended and as in effect immediately prior to the effectiveness of this Agreement, the “Prior Credit Facility”), pursuant to which the “Lenders” (as defined in the Prior Credit Facility) made certain “Loans” (as defined in the Prior Credit Facility) for certain purposes as set forth therein.

WHEREAS, Borrower has requested that the other parties hereto amend and restate the Prior Credit Facility (as amended and restated hereby and as the same may be further amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) on the terms and subject to the conditions set forth herein to, among other things, extend the “Maturity Date” (as defined in the Prior Credit Facility), replace the “Administrative Agent” (as defined in the Prior Credit Facility) and make certain other amendments as more particularly set forth herein.

In consideration of the mutual covenants and agreements contained herein, in consideration of the Loans that may hereafter be made by Lenders and the Letters of Credit that may be issued by LC Issuer at the request of Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

Article I
DEFINITIONS AND REFERENCES

Section 1.1    Defined Terms. As used in this Agreement, including its introductory paragraph and recitals, each of the following terms has the meaning given to such term in this Section 1.1 or in the sections and subsections referred to below:

“Adjusted Base Rate” means, on any day, the per annum rate of interest equal to the highest (redetermined daily) of (a) the per annum rate of interest established by JPMorgan Chase Bank, N.A. (or any successor, “JPM”) from time to time at its principal office in New York City as its prime rate or base rate for U.S. dollar loans (such rate is a reference rate established by JPM from time to time and does not necessarily represent the lowest or best rate actually charged by JPM or the Lender to any customer), (b) the Adjusted Eurodollar Rate for a one month Interest Period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, or (c) the Federal Funds Rate, plus one half of one percent (0.5%) per annum; provided that if at any time the Adjusted Base Rate is less than zero, the Adjusted Base Rate shall be deemed to be zero for the purposes hereof; provided,  further that clause (b) of this definition shall not be applicable during any period in which the Adjusted Eurodollar Rate or

Eurodollar Rate is unavailable or unascertainable under the circumstances set forth in Section 3.6.  Any change in the Adjusted Base Rate due to a change in any of such rates referred to above shall be effective as of 12:01 a.m. (New York City time) on the day such change becomes effective.

“Adjusted Eurodollar Rate” means, for any Eurodollar Loan for any day during any Interest Period therefor, the rate per annum equal to the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Rate for such Eurodollar Loan for such Interest Period by (b) 1 minus the Reserve Requirement for such Eurodollar Loan for such Interest Period; provided that if at any time the Eurodollar Rate is less than zero, the Eurodollar Rate shall be deemed to be zero for the purposes hereof. The Adjusted Eurodollar Rate for any Eurodollar Loan shall change whenever the Reserve Requirement changes.

“Administrative Agent” means Wells Fargo Bank, N.A., as Administrative Agent hereunder, and its successors and assigns in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the Commitments of all the Lenders as the same may be increased, reduced or terminated pursuant to the terms hereof.

“Agreement” has the meaning given in the recitals.

“Annualized Consolidated EBITDA” means (a) with respect to the Fiscal Quarter ending June 30, 2018, Consolidated EBITDA for such Fiscal Quarter multiplied by 4; (b) with respect to the Fiscal Quarter ending September 30, 2018, Consolidated EBITDA for the two Fiscal Quarter period ending on such date multiplied by 2; and (c) with respect to the Fiscal Quarter ending December 31, 2018, Consolidated EBITDA for the three Fiscal Quarter period ending on such date multiplied by 4/3rds.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means a Lender’s Domestic Lending Office (in the case of Base Rate Loans) and such Lender’s Eurodollar Lending Office (in the case of Eurodollar Loans).

“Applicable Leverage Covenants”  means, at any time of determination, the applicable financial covenant or covenants set forth in Section 7.14(a) that apply to the Rolling Period for which financial statements and a Compliance Certificate are required to be delivered on such date of determination or, if such date of determination is not a due date for financial statements and a Compliance Certificate under Section 6.2(b), the applicable financial covenant or covenants that will apply to the Rolling Period for which financial statements and a Compliance Certificate will next become due in accordance with Section 6.2(b).

“Applicable Margin” means the applicable rate per annum set forth in the grid below determined by reference to the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 6.2(b):

(a)    At any time prior to the effective date of any Qualifying IPO, in accordance with the following pricing grid:

Pricing Level	Consolidated Total Leverage Ratio	Eurodollar Loans Letter of Credit Fee Rate	Base Rate Loans	Commitment Fee Rate
1	>4.5:1	3.25%	2.25%	0.50%
2	>4.0:1 but <4.5:1	3.00%	2.00%	0.50%
3	>3.5:1 but <4.0:1	2.75%	1.75%	0.50%
4	>3.0:1 but <3.5:1	2.50%	1.50%	0.375%
5	>2.5:1 but <3.0:1	2.25%	1.25%	0.375%
6	<2.5:1	2.00%	1.00%	0.375%

(b)    At any time on or after the effective date of any Qualifying IPO, in accordance with the following pricing grid:

Pricing Level	Consolidated Total Leverage Ratio	Eurodollar Loans Letter of Credit Fee Rate	Base Rate Loans	Commitment Fee Rate
1	>4.0:1	2.75%	1.75%	0.50%
2	>3.5:1 but <4.0:1	2.50%	1.50%	0.50%
3	>3.0:1 but <3.5:1	2.25%	1.25%	0.375%
4	>2.5:1 but <3.0:1	2.00%	1.00%	0.375%
5	<2.5:1	1.75%	0.75%	0.375%

Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date on which a Compliance Certificate is delivered pursuant to Section 6.2(b);  provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such

Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered; provided,  further that from the Closing Date through the First Reporting Date, Pricing Level 6 of the grid set forth in clause (a) of this definition shall apply. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.5(f).

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitment represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.16 or Section 2.17. If the commitment of each Lender to make Loans and the obligation of LC Issuer to issue or extend Letters of Credit have been terminated pursuant to Section 8.1 or if the Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on the Lenders Schedule or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Counterparty” means a counterparty to a Hedging Contract that at the time of entering into such Hedging Contract either (a) is a Lender Counterparty or (b) is a Person whose senior unsecured long-term debt obligations are rated A- or higher by S&P and A3 or higher by Moody’s (or whose obligations under the applicable Hedging Contract are guaranteed by an Affiliate of such Person meeting such rating standards).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Wells Fargo Securities, LLC, in its capacity as sole lead arranger.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.

“Assigned Loan Documents” has the meaning given in Section 10.17(c).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.5), and accepted by Administrative Agent, in substantially the form of Exhibit E or any other form approved by Administrative Agent.

“Available Cash” has the meaning given in Borrower’s Organizational Documents.

“Availability” means:

(a)    with respect to any time of determination during the period commencing on the Closing Date and ending on the Q2 2018 Compliance Delivery Date, the lesser of (i) the Aggregate Commitment, and (ii) $200,000,000; and

(b)    with respect to any time of determination thereafter, the lesser of (i) the Aggregate Commitment and (ii) the maximum amount that, together with the aggregate amount of all then-outstanding Consolidated Funded Indebtedness that does not constitute Facility Usage at such time, would result in Borrower being in pro forma compliance with all Applicable Leverage Covenants at such time, calculated using Consolidated Adjusted EBITDA for the most recently ended Rolling Period for which the financial statements and Compliance Certificate were delivered pursuant to Section 6.2(b).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11 U.S.C., as amended.

“Base Rate Loan” means a Loan that bears interest with reference to the Adjusted Base Rate.

“BCE” means BCE-MESA Holdings LLC, a Delaware limited liability company.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings.  For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby, in each case solely to the extent that any such agreement or agreements that would, upon consummation of such transaction or series of transactions, result in a Change of Control also require Payment in Full prior to or simultaneously with the occurrence of such Change of Control.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board of Directors” means:

(a)    with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)    with respect to a partnership, the Board of Directors of the general partner of the partnership, if applicable, otherwise another Person or body with equivalent authority;

(c)    with respect to a limited liability company, the managing member, the board of managers or members or any controlling committee of managing members thereof, if applicable, otherwise another Person or body with equivalent authority; and

(d)    with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning given to such term in the preamble to this Agreement.

“Borrower Equity Pledge” means (a) from and after the Closing Date and until the time, if any, at which the circumstances in clause (b) apply, the Pledge Agreement, and (b) at any time after a transfer of Borrower’s Equity to a New Parent in accordance with the definition of IPO Reorganization Transaction, if applicable, the substantially similar pledge agreement made by such New Parent in accordance with the definition of IPO Reorganization Transaction.

“Borrower Equity Pledge Release” means, with respect to any Borrower Equity Pledge, the release of such Borrower Equity Pledge by the Administrative Agent in accordance with by Section 9.12.

“Borrower Equity Pledgor” means (a) from and after the Closing Date and until the time, if any, at which the circumstances in clause (b) apply, Existing Pledgor, and (b) at any time after a transfer of Borrower’s Equity to a New Parent in accordance with the definition of IPO Reorganization Transaction, if applicable, such New Parent.

“Borrowing” means a borrowing of new Loans of a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.2 or a Continuation or Conversion of existing Loans into a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.3.

“Borrowing Notice” means a written or telephonic request, or a written confirmation, made by Borrower that meets the requirements of Section 2.2.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in New York City and Dallas, Texas. Any Business Day in any way relating to Eurodollar Loans (such as the day on which an Interest Period begins or ends) must also be a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease that should, in accordance with GAAP, appear as a liability on the balance sheet of such Person.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of Administrative Agent or LC Issuer (as applicable) and the Lenders, as collateral for LC Obligations or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if LC Issuer benefitting from such collateral shall agree in its discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) Administrative Agent and (b) LC Issuer.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means Investments in:

(a)    marketable obligations, maturing within twelve (12) months after acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;

(b)    demand deposits, and time deposits (including certificates of deposit) maturing within twelve (12) months from the date of deposit thereof, with any office of any Lender or with a domestic office of any national or state bank or trust company that is organized under the Laws of the United States or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long term certificates of deposit are rated at least Aa3 by Moody’s or AA- by S&P;

(c)    open market commercial paper, maturing within 270 days after acquisition thereof, rated in the highest grade by Moody’s or S&P; and

(d)    shares in any SEC registered 2a-7 money market fund that has net assets of at least $500,000,000 and the highest rating available from either S&P or Moody’s.

“Cash Management Lender” means any Lender or any Affiliate of any Lender that provides a Cash Management Service to any Restricted Person, in its capacity as a provider of such service. If a Person ceases to be a Lender or an Affiliate of a Lender, such Person shall nonetheless remain a Cash Management Lender, but only with respect to Cash Management Obligations arising thereunder during or prior to the time such Person was a Lender or an Affiliate of a Lender and only so long as such Cash Management Obligations remain outstanding.

“Cash Management Obligation” means any obligation of any Restricted Person arising from time to time in respect of Cash Management Services heretofore, presently or hereafter entered into with a Cash Management Lender, solely to the extent that such Cash Management Lender is an Affiliate of Administrative Agent or has notified Administrative Agent in writing of such Cash Management Services and provided copies of the definitive documentation thereof; provided that if any Person that was a Cash Management Lender ceases to be a Lender or an Affiliate of a Lender, the Cash Management Obligations shall only include such obligations to the extent arising from Cash Management Services provided to such Restricted Person during or prior to the time such Person was a Lender or an Affiliate of a Lender and shall not include any obligations arising from any Cash Management Services provided to such Restricted Person after such Person ceases to be a Lender or an Affiliate of a Lender.

“Cash Management Services” means any banking services that are provided to any Restricted Person by a Cash Management Lender (other than pursuant to this Agreement), including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services, or (g) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.

“CEPL” means Cimarron Express Pipeline, LLC, a Delaware limited liability company.

“CEPL Operating Agreement” means that certain Limited Liability Company Agreement of CEPL dated as of May 9, 2018, as amended, restated or otherwise modified from time to time prior to the date hereof.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation, or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a)    at any time prior to a Qualifying IPO, (i) any Person or “group” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Permitted Investors, becomes the Beneficial Owner, directly or indirectly, of the Equity representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity of Borrower Equity Pledgor or Borrower, as applicable, or (ii) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of Borrower Equity Pledgor by Persons who were neither (A) nominated, appointed or approved for consideration by members for election by the Board of Directors of Borrower Equity Pledgor or (B) appointed by Persons so nominated, appointed or approved;

(b)    at any time prior to a Borrower Equity Pledge Release by the applicable Borrower Equity Pledgor, the failure of such Borrower Equity Pledgor to directly or indirectly own 100% of the Equity in Borrower; or

(c)    at any time upon or after a Qualifying IPO, any Person or “group” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Permitted Investors, becomes the Beneficial Owner, directly or indirectly, of the Equity representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity of Borrower Equity Pledgor (if any) or Borrower.

Notwithstanding the foregoing, the IPO Reorganization Transactions shall not constitute a Change of Control under clauses (a) or (b) of this definition.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 4.1 shall have been satisfied (or waived in accordance with Section 10.1).

“Closing Date Mortgage” has the meaning given to such term on Schedule 3.

“Collateral” means substantially all of the property of Borrower and its Restricted Subsidiaries as described in the Security Documents, together with any other property and collateral described in the Security Documents, including, among other things, the Mortgaged Properties and any other property which may now or hereafter secure the Secured Obligations or any part thereof.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to, and participate in Letters of Credit issued upon the application of, Borrower in an aggregate amount not exceeding the amount set forth on the Lenders Schedule or as set forth in any Assignment and Assumption relating to any assignment that has become effective pursuant to Section 10.5, as the same may be increased, reduced or terminated pursuant to the terms hereof.

“Commitment Fee Rate” means, on any date, the rate per annum set forth as such in the definition of Applicable Margin.

“Commitment Period” means the period from and including the Closing Date until the Maturity Date (or, if earlier, the day on which the obligations of Lenders to make Loans hereunder and the obligations of LC Issuer to issue Letters of Credit hereunder have been terminated or the Notes first become due and payable in full).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, or any rule, regulation or order of the U.S. Commodity Futures Trading Commission issued with respect to such Act or statute (or the application or official interpretation of any thereof).

“Compliance Certificate” means a certificate in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

“Consolidated Adjusted EBITDA” means, for any Rolling Period, the sum, without duplication, of (a) Consolidated EBITDA for such Rolling Period or, with respect to any Rolling Period ending on or prior to December 31, 2018, Annualized Consolidated EBITDA plus (b) the amount approved by Administrative Agent as applicable Material Project EBITDA Adjustments for such Rolling Period.

“Consolidated EBITDA” means, for any period (without duplication), the sum of (a) Consolidated Net Income during such period (excluding extraordinary gains and losses), plus (b) the following that were deducted in determining such Consolidated Net Income (i) Consolidated Interest Expense, (ii) all income tax expense, (iii) all depreciation and amortization (including amortization of good will and debt issue costs), (iv) all extraordinary losses, determined in accordance with GAAP, (v) all non-recurring expenses which do not represent a cash item in such period or any future period (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including those resulting from the requirements of ASC Topic 815, ASC Topic 410, or ASC Topic 360), (vi) for any period including the Closing Date, fees and expenses incurred in connection with this Agreement and the other Loan Documents that were deducted in determining such Consolidated Net Income not to exceed $2,500,000, (vii) for any period after the Closing Date, fees and expenses incurred in connection with the negotiation and consummation of any Permitted Acquisition, (viii) fees, expenses and costs incurred and accrued on or prior to the Closing Date in connection with the Merger Transactions up to an aggregate amount not to exceed $19,000,000, (ix) fees and expenses incurred in connection with any Disposition that is not prohibited by this Agreement, the issuance of Permitted Note Indebtedness or a Qualifying IPO, (x) restructuring charges, accruals or reserves or related charges, (xi) expenses incurred due to share-based compensation and (xii) to the extent covered by insurance and actually reimbursed, or as to which the insurer has made a determination that such amount will be reimbursed by the insurer, expenses with respect to liability or casualty events or business interruption, minus (in each case, to the extent added to Consolidated Net Income), (c) all non-cash items of income (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period), all extraordinary gains, all gains on sales of assets, and all income tax credits that were included in determining such Consolidated Net Income. For the purposes of calculating Consolidated EBITDA for any Rolling Period, if at any time during such Rolling Period Borrower or any Restricted Subsidiary shall have made any Material Disposition or Material Acquisition or if Borrower shall make any designation pursuant to Section 7.19, the Consolidated EBITDA for such Rolling Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition or such designation pursuant to Section 7.19 had occurred on the first day of such Rolling Period (such calculations to be reasonably acceptable to the Administrative Agent).

“Consolidated Funded Indebtedness” means the categories of Liabilities of Borrower and its properly Consolidated Restricted Subsidiaries described in the definition of “Indebtedness” in this Section 1.1 (without duplication), excluding Liabilities in respect of (i) letters of credit which have not been drawn upon and (ii) transactions under Hedging Contracts which have not been subject to an early termination.

“Consolidated Interest Expense” means, for any period, all interest paid or accrued during such period on Indebtedness (including premium payments, capitalized interest, amortization of original issue discount, and the interest component of any deferred payment obligations and Capital Lease Obligations) that was deducted in determining Consolidated Net Income during such period.

“Consolidated Net Income” means, for any period, Borrower’s and its properly Consolidated Restricted Subsidiaries’ gross revenues for such period, minus Borrower’s and such Restricted Subsidiaries’ expenses and other proper charges against income (including taxes on income, to the extent imposed), determined on a Consolidated basis, after eliminating earnings or losses attributable to outstanding minority interests and excluding the net earnings of any Person (other than a Restricted Person) in which Borrower or any of its Restricted Subsidiaries has an ownership interest, except that any Restricted Person’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to such Restricted Person as a dividend or other distribution.

“Consolidated Total Leverage Ratio” has the meaning given in Section 7.14(a).

“Continuation” shall refer to the continuation pursuant to Section 2.3 of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period. “Continued” has a meaning correlative thereto.

“Continuation/Conversion Notice” means a written or telephonic request, or a written confirmation, made by Borrower that meets the requirements of Section 2.3.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion” shall refer to a conversion pursuant to Section 2.3 of one Type of Loan into another Type of Loan. “Converted” has a meaning correlative thereto.

 “Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deeds” has the meaning given in Section 5.17(h).

“Default” means any Event of Default and any default, event or condition that would, with the giving of any requisite notices or the passage of any requisite periods of time, or both constitute an Event of Default.

“Default Rate” means, at the time in question (a) with respect to any Base Rate Loan, the rate per annum equal to the sum of (i) 2.0% plus (ii) the Applicable Margin then in effect for such Loan plus (iii) the Adjusted Base Rate then in effect and (b) with respect to any Eurodollar Loan, the rate per annum equal to the sum of (i) 2.0% plus (ii) the Applicable Margin then in effect for such Loan plus (iii) the Adjusted Eurodollar Rate then in effect for such Loan, provided in each case that no Default Rate charged by any Person shall ever exceed the Highest Lawful Rate.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to Administrative Agent, any LC Issuer, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit within two (2) Business Days of the date when due), (b) has notified Borrower, Administrative Agent or any LC Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such equity interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to Borrower, each LC Issuer, and each Lender.

“Disclosure Schedule” means Schedule 2 hereto.

“Disposition” or “Dispose” means the sale, assignment, conveyance, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and any assignment, termination or close out of any Hedging Contract.

“Disqualified Capital Stock” means any Equity in a Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity in such Person (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity in such Person (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part (but if in part only with respect to such amount that meets the criteria set forth in this definition), on or prior to the date that is one year after the earlier of the Maturity Date and payment in full of the Loans.

“Distribution” means (a) any dividend, distribution or other payment made by a Restricted Person on or in respect of any Equity in such Restricted Person or any other Restricted Person or to the direct or indirect holder of any such Equity, other than reasonable and customary salary payments to employees of a Restricted Person, or (b) any payment made by a Restricted Person to purchase, redeem, acquire, retire, cancel, or terminate any Equity in such Restricted Person or any other Restricted Person.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” below its name on the Lenders Schedule, or such other office as such Lender may from time to time specify to Borrower and Administrative Agent; with respect to LC Issuer, the office, branch, or agency through which it issues Letters of Credit; and, with respect to Administrative Agent, the office, branch, or agency through which it administers this Agreement.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.5(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.5(b)(iii)).

“Eligible Contract Participant” means, with respect to any Swap, a Person that is an “eligible contract participant”, as defined in the Commodity Exchange Act, with respect to such Swap.

“Environmental Laws” means any and all Laws to the extent relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes or to the remediation of any part of the environment in connection with any of the foregoing.

“Equity” in any Person means any share of capital stock issued by such Person, any general or limited partnership interest, profits interest, capital interest, membership interest, or other equity interest in such Person, any option, warrant or any other right to acquire any share of capital stock or any partnership, profits, capital, membership or other equity interest in such Person, and any other voting security issued by such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statutes or statute, together with all rules and regulations promulgated with respect thereto.

“ERISA Affiliate” means each Restricted Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Restricted Person, are (or were at any time in the past six years) treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code and maintained, contributed to or required to be contributed to by any ERISA Affiliate and with respect to which any Restricted Person has a fixed or contingent liability.

“ERISA Plan Funding Rules” means the rules in the Internal Revenue Code and ERISA (and related regulations and other guidance) regarding minimum funding standards and minimum required contributions to ERISA Plans as set forth in Sections 412, 430 and 436 of the Internal Revenue Code and Sections 302 and 303 of ERISA (and as set forth in Section 412 of the Internal Revenue Code and Section 302 of ERISA for periods prior to the effective date of the Pension Protection Act of 2006).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” below its name on the Lenders Schedule (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Borrower and Administrative Agent.

“Eurodollar Loan” means a Loan that bears interest with reference to the Adjusted Eurodollar Rate.

“Eurodollar Rate” means, subject to the implementation of a Replacement Rate in accordance with Section 3.6(b):

(a)    for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to (i) the ICE Benchmark Administration LIBOR Rate (“ICE LIBOR”), as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Administrative Agent’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period; and

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) ICE LIBOR, at approximately 11:00 a.m., London time determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one (1) month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one (1) month would be offered by Administrative Agent’s London branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination;

provided that, each calculation by the Administrative Agent of the Eurodollar Rate shall be conclusive and binding for all purposes, absent manifest error;

provided,  further, notwithstanding anything in this definition to the contrary, (x) in no event shall the Eurodollar Rate (including, without limitation, any Replacement Rate with respect thereto) be less than zero and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 3.6, in the event that a Replacement Rate with respect to the Eurodollar Rate is implemented then all references herein to the Eurodollar Rate shall be deemed references to such Replacement Rate.

“Event of Default” has the meaning given to such term in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty by such Guarantor of, or the grant by such Guarantor of a security interest or lien to secure, or the provision by such Guarantor of other support of, such Swap Obligation is or becomes illegal under the Commodity Exchange Act by virtue of such party’s failure for any reason to constitute an Eligible Contract Participant at the time such guaranty, grant of security interest or lien or provision of support of, such Swap Obligation becomes effective. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty, grant of security interest or lien to secure or provision of other support is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 3.7(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Exiting Lender” has the meaning given in Section 10.19.

“Existing Letters of Credit” means the letters of credit issued under the Prior Credit Facility and listed on Schedule 4 hereto that are outstanding on the Closing Date.

“Existing Pledgor” means SRII Opco, LP, a Delaware limited partnership.

“Facility Usage” means, at the time in question, the aggregate principal amount of outstanding Loans and existing LC Obligations at such time.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“FERC” means the Federal Energy Regulatory Commission.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent, and (c) if at any time the Federal Funds Rate is less than zero, the Federal Funds Rate shall be deemed to be zero for the purposes hereof.

“Fee Letter” means any fee or engagement letter entered between Borrower or any other Restricted Person, on the one hand, and the Arranger or the Administrative Agent, on the other hand, providing for the payment of fees by Borrower or any other Restricted Person in connection with this Agreement.

“First Reporting Date” means the date on which Borrower delivers its financial statements and Compliance Certificate required pursuant to Section 6.2(b) with respect to the Fiscal Quarter ending June 30, 2018, together with a certificate of a Responsible Officer that calculates Availability.

“Fiscal Quarter” means a 3 month period ending on March 31, June 30, September 30 or December 31 of any year.

“Fiscal Year” means a twelve (12) month period ending on December 31 of any year.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to LC Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding LC Obligations other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and that, in the case of Borrower and its Consolidated Restricted Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to any Restricted Person or with respect to any Borrower and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender, and Required Lenders, Administrative Agent and Borrower agree to negotiate in good faith in respect of the modification of any covenants hereunder that are affected by such change in order to cause them to measure substantially the same financial performance as the covenants in effect immediately prior to such change.

“Gathering System” means the Midstream Properties of the Restricted Persons comprised of any pipeline or gathering system owned or leased from time to time by any Restricted Person that is used in the business of such Restricted Person.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization, restriction, policy, guideline or other directive or requirement, whether now, or hereinafter in effect of any Governmental Authority.

“Guarantor” means Kingfisher SOP and any other Person who has guaranteed some or all of the Secured Obligations pursuant to a guaranty listed on the Security Schedule, any Restricted Subsidiary of Borrower that now or hereafter executes and delivers a guaranty to Administrative Agent pursuant to Section 6.16, and, from and after a Qualifying IPO of a New Parent, such New Parent.

“Guarantee” means that certain Guarantee dated as of the Closing Date, made by the Guarantors party thereto from time to time in favor of Administrative Agent.

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

“Hedging Contract” means (a) any agreement providing for swaps, floors, puts, caps, collars, caps, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies or bonds, or indexes based on any of the foregoing, (b) an option or obligation to enter into any of the foregoing agreements, (c) any option, futures or forward contract traded on an exchange, and (d) any other derivative agreement similar to any of the foregoing. If multiple transactions are entered into under a master agreement, each such transaction that constitutes a Hedging Contract will be a separate Hedging Contract for the purposes of this Agreement.

“Highest Lawful Rate” means, with respect to each Lender Party to whom Obligations are owed, the maximum nonusurious rate of interest that such Lender Party is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations. All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender Party as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender Party at a rate in excess of the Highest Lawful Rate applicable to such Lender Party.

“HPS” means HPS Investment Partners, LLC, a Delaware limited liability company.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate or natural gas liquids, and all other liquid or gaseous hydrocarbons, together with all products separated, processed or refined therefrom, including all Refined Products.

“Immediate Family Members” shall mean with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” of any Person means Liabilities in any of the following categories (without duplication):

(a)    Liabilities for borrowed money;

(b)    Liabilities constituting an obligation to pay the deferred purchase price of property or services;

(c)    Liabilities evidenced by a bond, debenture, note or similar instrument;

(d)    Liabilities arising under Hedging Contracts (on a net basis to the extent netting is provided for in the applicable Hedging Contract and calculated as if an early termination of Hedging Contracts occurred on the date Indebtedness of such Person is being determined), excluding any portion thereof that would be accounted for as an interest expense under GAAP;

(e)    Liabilities constituting principal under Capital Lease Obligations;

(f)    Liabilities arising under conditional sales or other title retention agreements relating to property purchased by such Person;

(g)    Liabilities with respect to Disqualified Capital Stock;

(h)    Liabilities (for example, repurchase agreements and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property of such Person, if such Liabilities arise out of or in connection with the sale or issuance of the same or similar securities or property;

(i)    Liabilities with respect to letters of credit or applications or reimbursement agreements therefor;

(j)    Liabilities with respect to banker’s acceptances;

(k)    Liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefor;

(l)    Liabilities constituting Synthetic Lease Obligations;

(m)    Liabilities with respect to payments received in consideration of Hydrocarbons or other goods or services yet to be produced, acquired or performed at the time of receipt of such payment (including obligations under forward sale agreements or “take-or-pay” contracts to deliver Hydrocarbons in return for payments already received and including the undischarged portion of any production payment created by such Person or its Affiliate or for the creation of which such Person or its Affiliate directly or indirectly received payment);

(n)    Liabilities owing under direct or indirect guaranties of Indebtedness of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Indebtedness of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase

Indebtedness, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection;

(o)    Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any property of such Person, whether or not such Indebtedness is assumed by such Person; and

(p)    Indebtedness (as defined in the other clauses of this definition) of a partnership for which such Person is liable either by agreement, by operation of Law or by a Governmental Requirement, but only to the extent of such liability;

provided, however, that Indebtedness does not include (i) obligations with respect to surety or performance bonds and similar instruments entered into in the ordinary course of business or with respect to appeal bonds, (ii) accounts payable and other accrued expenses, liabilities or other obligations to pay the deferred purchase price of property or services, incurred from time to time in the ordinary course of business, which are not greater than ninety (90) days past the date of billing or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, or (iii) endorsements of negotiable instruments for collection or deposit. The Indebtedness of any Person shall include all Liabilities of such Person of the types described in clauses (a) through (p) above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. Unless otherwise expressly provided herein, references to the amount of any Indebtedness refer to the outstanding principal amount thereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Financial Statements” means Borrower’s audited Consolidated annual financial statements as of December 31, 2017.

“Insolvent” means with respect to any Person, that (a) such Person is insolvent (as such term is defined in the Bankruptcy Code, and with all terms used in this definition that are defined in the Bankruptcy Code having the meanings ascribed to those terms in the text and interpretive case law applicable to the Bankruptcy Code), (b) the sum of such Person’s debts, including absolute liabilities and guaranties and other contingent liabilities, exceeds the value of such Person’s assets, at a fair valuation, (c) such Person’s capital is unreasonably small for the business in which such Person is engaged and intends to be engaged, or (d) such Person has incurred (whether under the Loan Documents or otherwise), or intends to incur debts that will be beyond its ability to pay as such debts mature. In determining whether a Person is “Insolvent” all rights of contribution of each Restricted Person against other Restricted Persons under the guaranty of the Obligations, at law, in equity or otherwise shall be taken into account.

“Interest Payment Date” means (a) with respect to each Base Rate Loan, the last Business Day of each March, June, September and December, and (b) with respect to each Eurodollar Loan, the last day of the Interest Period that is applicable thereto and, if such Interest Period exceeds 3 months, the respective dates that fall every 3 months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means, with respect to each Eurodollar Loan, the period specified in the Borrowing Notice or Continuation/Conversion Notice applicable to such Eurodollar Loan, beginning on and including the date specified in such Borrowing Notice or Continuation/ Conversion Notice (which must be a Business Day), and ending 1, 2, 3, or 6 months thereafter, as Borrower may elect in such notice; provided that: (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on the last Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day in a calendar month; and (c) notwithstanding the foregoing, any Interest Period that would otherwise end after the last day of the Commitment Period shall end on the last day of the Commitment Period (or, if the last day of the Commitment Period is not a Business Day, on the first preceding Business Day).

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time and any successor statute or statutes, together with all rules and regulations promulgated with respect thereto.

“Investment” means any investment, made directly or indirectly, in any Person, whether by purchase or acquisition of Equity, Indebtedness or other obligations or securities or by extension of credit, loan, advance, capital contribution or otherwise and whether made in cash, by the transfer of property, or by any other means or the purchase or other acquisition (in one transaction or a series of related transactions) of all or a material portion of the assets of another Person, to the extent constituting a division or line of business of such Person, and excluding, for the avoidance of doubt, purchases of inventory or equipment in the ordinary course of business, or the guarantee of or other surety obligation with respect to, Indebtedness of any other Person.

“IPO Reorganization Transactions” means any of (a) a Qualifying IPO, (b) the formation and transfer of 100% of Borrower’s Equity to a New Parent solely for purposes of a Qualifying IPO, and a concurrent pledge of 100% of Borrower’s Equity in favor of Administrative Agent, executed and delivered by a New Parent, in substantially the same form as the Pledge Agreement, (c) the conversion of Borrower from a limited liability company to another type of U.S. domestic entity solely for purposes of effecting a Qualifying IPO, and (d) such other transactions incidental to the foregoing, otherwise not inconsistent with the other provisions of this Agreement, and necessary or advisable in order to effect the foregoing, in each case, as the Board of Directors of Borrower shall determine, in its good faith judgment.

“IRS” means the Internal Revenue Service.

“ISP” means the International Standby Practices ISP98, International Chamber of Commerce Publication No. 590, as from time to time amended, modified, or replaced.

“Kingfisher SOP” means Kingfisher STACK Oil Pipeline, LLC, a Delaware limited liability company and wholly-owned subsidiary of Borrower.

“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other Governmental Requirement of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof. Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.

“LC Application” means any application for a Letter of Credit hereafter made by Borrower to LC Issuer.

“LC Conditions” has the meaning given to such term in Section 2.8.

“LC Issuer” means each of Wells Fargo Bank, N.A., as the initial LC Issuer, and one or more other Lenders acceptable to Borrower and the Administrative Agent, which Lender or Lenders shall act in the capacity as the issuer of Letters of Credit hereunder.

“LC Obligations” means, at the time in question, the sum of all Matured LC Obligations plus the maximum amounts that LC Issuer might then or thereafter be called upon to advance under all Letters of Credit then outstanding.

“LC Sublimit” means $25,000,000.

“Lender Counterparty” means (a) any Lender or any Affiliate of any Lender that entered into a Hedging Contract with any Restricted Person before or while such Person was a Lender or an Affiliate of a Lender, or (b) any assignee of any Person described in clause (a) above so long as such assignee is a Lender or an Affiliate of a Lender. If a Person ceases to be a Lender or an Affiliate of a Lender but remains a party to one or more Hedging Contracts with a Restricted Person that were entered into prior to such cessation, such Person shall remain a Lender Counterparty, but only with respect to Hedging Contracts and transactions thereunder that were entered into prior to the time such Person ceased to be a Lender or an Affiliate of a Lender.

“Lender Hedging Obligation” means any obligation of any Restricted Person arising from time to time under any Hedging Contract heretofore, presently or hereafter entered into with a Lender Counterparty, solely to the extent that such Lender Counterparty is an Affiliate of Administrative Agent or has notified Administrative Agent in writing of such Hedging Contract and provided copies of the definitive documentation thereof; provided that (a) if any Person that was a Lender Counterparty ceases to be a Lender or an Affiliate of a Lender, the obligations owing to such Person under any Hedging Contracts shall continue to be Lender Hedging Obligations only to the extent arising from transactions entered into during or prior to the time such Person was a Lender or an Affiliate of a Lender and the Lender Hedging Obligations shall not include any obligations arising from any transaction entered into after such Person ceases to be a Lender or an Affiliate of a Lender, (b) if any obligation that is a Lender Hedging Obligation is assigned or transferred to any Person that is not a Lender Counterparty, such obligation shall thereupon cease to be a Lender Hedging Obligation, and (c) the Lender Hedging Obligations owed by any Restricted Person shall not include any Excluded Swap Obligation with respect to such Restricted Person.

“Lender Parties” means Administrative Agent, LC Issuer, and all Lenders.

“Lenders” means each signatory hereto (other than Borrower and any Restricted Person that is a party hereto), including Wells Fargo Bank, N.A. in its capacity as a Lender hereunder rather than as Administrative Agent or LC Issuer, and the successors of each such party as a Lender hereunder pursuant to Section 10.5.

“Lenders Schedule” means Schedule 1 hereto.

“Letter of Credit” means any standby letter of credit issued by LC Issuer hereunder at the application of Borrower and any Existing Letters of Credit.

“Letter of Credit Fee Rate” means, on any date, the rate per annum set forth as such in the definition of “Applicable Margin”.

“Letter of Credit Termination Date” means the date that is five (5) days prior to the Maturity Date or, if such day is not a Business Day, the next preceding Business Day.

“Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor that (x) provides for the payment of such Liabilities out of such property or assets or (y) that allows such creditor to have such Liabilities satisfied out of such property or assets, in each case, prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset that arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action that would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Pledge Agreement, the Letters of Credit, the LC Applications, the Fee Letter, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).

“Loans” has the meaning given to such term in Section 2.1.

“Management Agreement” means that certain Management Services Agreement dated as of February 9, 2018, between Alta Mesa Holdings, LP and Borrower, as in effect on the Closing Date and as thereafter amended or otherwise modified in a manner not adverse to the Lenders.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property (including by way of merger or consolidation) that involves the payment of consideration by any Restricted Person in excess of $20,000,000.

“Material Adverse Effect” means (a) a material and adverse change in, or material adverse effect on, (i) the Restricted Persons’ businesses, properties, results of operations or financial condition, considered as a whole, or (ii) Borrower’s ability to timely pay the Obligations or any Restricted Person’s ability to perform its obligations under any Loan Document to which it is a party, or (b) except as expressly agreed to by the Administrative Agent, the LC Issuers and the requisite number of Lenders in a Loan Document or in a written amendment or waiver with respect to a Loan Document, (i) a material impairment of the rights and remedies of Administrative Agent, any LC Issuer or any Lender Party under any Loan Document, or (ii) a material adverse effect upon the validity or enforceability against any Restricted Person of any Loan Document to which it is a party.

“Material Contracts” means, individually or collectively as the context requires, (a) any Material Gathering Contract, and (b) any other contract or other arrangement to which any Restricted Person is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.

“Material Disposition” means any disposition of property or series of related dispositions of properties that yields gross proceeds to Borrower or any of its Restricted Subsidiaries in excess of $10,000,000.

“Material Gathering Contract” means each gathering, treating or processing contract entered into by Borrower or any Restricted Subsidiary that (a) if a fee-based contract, provides for aggregate payments to Borrower or such Restricted Subsidiary during any twelve (12) month period in excess of $3,000,000, and (b) if a percentage of proceeds contract, is reasonably anticipated to result in a share of proceeds retained by Borrower or such Restricted Subsidiary for its own account during any twelve (12) month period in excess of $3,000,000.

“Material Indebtedness” means any Indebtedness (other than the Loans and Letters of Credit), or any obligations in respect of one or more Hedging Contracts, of any one or more of Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Borrower or any Restricted Subsidiary in respect of any Hedging Contract at any time shall be the Swap Termination Value of such Hedging Contract.

“Material Project EBITDA Adjustment” means, with respect to each Material Project:

(a)    with the prior written consent of the Administrative Agent, prior to the date on which a Material Project has achieved completion of construction and commencement of commercial operation (the “Commercial Operation Date”) (but including the Rolling Period ending on the last day of the Fiscal Quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project as of the relevant date of determination) of an amount to be approved by the Administrative Agent as the incremental projected Consolidated EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based upon incremental projected revenues from enforceable fee based contracts, dedications, minimum revenue contracts and other contracts acceptable to the Administrative Agent and entered into between one or more Restricted Persons, on the one hand, and third-party customers, on the other, the creditworthiness and applicable projected production of such customers, capital and other costs, operating and administrative expenses, the scheduled Commercial Operation Date and other factors reasonably deemed appropriate by the Administrative Agent), which may, at Borrower’s option exercised as provided below, be added to Consolidated EBITDA for the Rolling Period ending on the last day of the Fiscal Quarter in which construction or expansion of such Material Project commences and for each Rolling Period thereafter until the Commercial Operation Date of such Material Project (including the Rolling Period ending on the last day of the Fiscal Quarter in which such Commercial Operation Date occurs, but net of any Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided, that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for Rolling Periods ending after the scheduled Commercial Operation Date to (but excluding) the Rolling Period ending on the last day of the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 60 days or less, 0%, (ii) longer than 60 days, but not more than 90 days, 33-1/3%, (iii) longer than 90 days but not more than 120 days, 66-2/3%, and (iv) longer than 120 days, 100%; and

(b)    with the prior written consent of the Administrative Agent, beginning with the Rolling Period ending on the last day of the first full Fiscal Quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding Rolling Periods, an amount approved by the Administrative Agent as the projected Consolidated EBITDA (determined in the same manner set forth in clause (a) above) attributable to such Material Project for the then remaining balance of the four full Fiscal Quarter period following such Commercial Operation Date, which may, at Borrower’s option exercised as provided below, be added to Consolidated EBITDA for such Rolling Periods.

Notwithstanding the foregoing:

(a)    no such Material Project EBITDA Adjustment shall be allowed with respect to a Material Project unless:

(i)    at least thirty (30) days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the delivery of any Compliance Certificate required by Section 6.2(b) for the most recently ended Rolling Period for which Borrower desires to commence inclusion of a proposed Material Project EBITDA Adjustment in Consolidated Adjusted EBITDA (the “Initial MPA Period”), Borrower shall have given written notice to the Administrative Agent of Borrower’s request to include a proposed Material Project EBITDA Adjustment, which notice shall be accompanied by pro forma projections of the Consolidated EBITDA attributable to such Material Project; and

(ii)    prior to the delivery of any Compliance Certificate required by Section 6.2(b) for the Initial MPA Period, the Administrative Agent shall have (i) received such other information and documentation as the Administrative Agent reasonably request in form and substance satisfactory to the Administrative Agent and (ii) shall have approved the inclusion of such Material Project EBITDA Adjustment and shall have approved the applicable amount or amounts thereof, which approved amount or amounts shall the Material Project EBITDA Adjustment for the applicable Rolling Period; and

(b)    the aggregate amount of all Material Project EBITDA Adjustments during any Rolling Period shall not exceed 20% of Consolidated EBITDA for such Rolling Period (i.e., before giving effect to any Material Project EBITDA Adjustments).

“Material Projects” means any capital project of any Restricted Person with respect to the construction or expansion of pipelines, wells, gathering systems or other facilities, provided that the aggregate capital cost of such capital project (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected to exceed, or exceeds, $20,000,000, as determined by Borrower in its reasonable discretion; provided further that the scheduled commercial operation date for each Material Project shall be reasonably projected by Borrower and shall be reasonably acceptable to the Administrative Agent.

“Matured LC Obligations” means all obligations of any Restricted Person to reimburse the LC Issuer for amounts paid by LC Issuer on drafts or demands for payment drawn or made under or purported to be drawn on or made under any Letter of Credit and all other amounts due and owing to LC Issuer under any LC Application for any Letter of Credit, to the extent the same have not been repaid to LC Issuer (with the proceeds of Loans or otherwise).

“Maturity Date” means May 30, 2023.

“Merger Transactions” means the transactions as described in that certain definitive proxy statement dated as of January 19, 2018 as filed on form DEFA14A by Silver Run Acquisition Corporation II.

“Midstream Properties” means all tangible property used in (a) gathering, compressing, treating, processing and transporting Hydrocarbons; (b) fractionating and transporting Hydrocarbons; (c) marketing Hydrocarbons; and (d) water distribution, supply, treatment and disposal services thereof, including, Gathering Systems, Plants, storage facilities, surface leases, Rights of Way and servitudes related to each of the foregoing. Unless otherwise specified herein, “Midstream Properties” shall be deemed to refer to such properties owned by the Restricted Persons.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Mortgaged Properties” means all present and future properties of one or more of Borrower and its Restricted Subsidiaries in which one or more of Borrower and its Restricted Subsidiaries has granted or does hereafter grant a mortgage or Lien to or for the benefit of Administrative Agent for the benefit of the Secured Parties.

“Multiemployer Plan” means any plan described in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means the cash payments received by Borrower or any of its Restricted Subsidiaries from any Disposition or proceeds of any casualty event or condemnation, net of (a) the direct costs incurred in connection with such Disposition (including fees payable to brokers and attorneys) or collection of such proceeds of casualty event or condemnation, and (b) property taxes, transfer taxes, income taxes and any other taxes paid or payable by Borrower or any of its Restricted Subsidiaries in connection with such Disposition.

“New Parent” means a newly formed U.S. domestic entity formed for the sole purpose of becoming the direct parent of Borrower and, in connection therewith, consummating a Qualifying IPO; provided that, immediately prior to the consummation of an IPO Reorganization Transaction, New Parent (a) holds no material assets other than Equity of Borrower and has no material liabilities and (b) has the same Beneficial Owners as Borrower.

“Nominated Person” means “nominated person” as defined in Article 5 of the UCC.

“Note” has the meaning given to such term in Section 2.1.

 “Obligations” means all Liabilities from time to time owing by any Restricted Person to any Lender Party under or pursuant to any of the Loan Documents, including all LC Obligations. “Obligation” means any part of the Obligations.

 “Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.7(b)).

“Participant” has the meaning given to such term in Section 10.5(d).

“Participant Register” has the meaning given to such term in Section 10.5(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), which was signed into law October 26, 2001.

“Payment in Full” means, at any time of determination, the full and final indefeasible payment, in cash, of all Secured Obligations that are then due and payable (other than contingent indemnification and reimbursement obligations for which no demand has been made), the termination of all Commitments, the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and LC Issuer have been made), and the novation, Cash Collateralization, or making of other arrangements with respect to Lender Hedging Obligations that are reasonably satisfactory to Administrative Agent and the relevant Lender Counterparties.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Acquisition” means any acquisition consummated in accordance with Section 7.17.

“Permitted Investments” means any Investment permitted under Section 7.7.

“Permitted Investor” means each of (a) Michael Ellis and his Immediate Family Members, (b) Harlan Chappelle and his Immediate Family Members, (c) HPS and each Affiliate fund Controlled by HPS, (d) BCE and each Affiliate fund Controlled by BCE or Affiliates of BCE, (e) Riverstone, (f) High Mesa Holdings, LP, (g) High Mesa Inc., and (h) Alta Mesa Resources, Inc., solely so long as either (x) Alta Mesa Resources, Inc. remains publicly traded on a “national securities exchange” under the Exchange Act, or (y) a Qualifying IPO has occurred in accordance with this Agreement.

“Permitted Liens” means:

(a)    statutory Liens for taxes, assessments or other governmental charges or levies that are not yet delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b)    landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s, or other like Liens that do not secure Indebtedness, in each case only to the extent arising in the ordinary course of business and only to the extent securing obligations that are not delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

(c)    minor defects and irregularities in title to property consisting of easements or right of way, so long as such defects and irregularities neither secure Indebtedness nor materially impair the value of such property or the use of such property for the purposes for which such property is held;

(d)    deposits of cash, letters of credit, or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature (excluding appeal bonds) incurred in the ordinary course of business and not constituting Indebtedness;

(e)    Liens under the Security Documents;

(f)    easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of any Restricted Person for purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure Indebtedness and that do not materially interfere with the future development of such property or with cash flow from such property;

(g)    encumbrances consisting of deed restrictions, zoning restrictions, easements, governmental or environmental permitting and operation restrictions, the exercise by Governmental Authorities or third parties of eminent domain or condemnation rights, or any other similar restrictions on the use of the Midstream Properties, none of which materially impairs the use of such property by Restricted Person in the operation of its business, and none of which is or shall be violated in any material respect by existing or proposed operations;

(h)    judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired no action to enforce such Lien has been commenced, and such Liens are covered by a bond or insurance reasonably acceptable to Administrative Agent; and

(i)    Liens on property to secure purchase money Indebtedness used to acquire such property and Liens constituting of Capital Leases, in each case to the extent permitted by Section 7.1(f).

“Permitted Note Indebtedness” means any term (and not “revolving”) Indebtedness for borrowed money of Borrower and/or any of its Subsidiaries resulting from the issuance of unsecured notes after the effective date of a Qualifying IPO (any such Indebtedness being referred to herein as “Senior Note Indebtedness”), and any unsecured Permitted Refinancing Indebtedness, provided that each of the following conditions is satisfied with respect to any such Senior Note Indebtedness or Permitted Refinancing Indebtedness:

(i)    such Indebtedness does not mature or require any scheduled payments of the principal amount thereof prior to the date that is one year after the Maturity Date in effect on the issuance date of such Indebtedness;

(ii)    no indenture or other agreement governing such Indebtedness contains (A) maintenance financial covenants, except that the financial covenants set forth in Section 7.14 of this Agreement (or other financial covenants that are not more restrictive than the financial covenants set forth in Section 7.14 of this Agreement) may be included in such indenture or other agreement so long as the maximum or minimum levels of such financial covenants, as the case may be, are no more restrictive than the levels of the corresponding financial covenants under this Agreement at the time such indenture or other agreement is entered into, (B) any affirmative or negative covenants, defaults, or events of default that are more restrictive than either of (x) any corresponding terms, to the extent applicable, contained in the Loan Documents, and (y) with respect to any other terms, prevailing terms and conditions in the market for similarly sized “high yield” unsecured note issuances made by issuers that are similarly situated to Borrower (as determined in the good faith of Borrower), (C) any restriction on the ability of Borrower or any other Restricted Person to amend, modify, restate or otherwise supplement this Agreement or the other Loan Documents, (D) any restrictions on the ability of any Restricted Person to guarantee the Secured Obligations (as such Secured Obligations may be amended, supplemented, modified, or amended and restated but not increased in principal amount), provided that a requirement that any such Subsidiary also guarantee such Indebtedness shall not be deemed to be a violation of this clause (D), (E) any restrictions on the ability of any Restricted Person or Borrower to pledge assets as collateral security for the Secured Obligations (as such Secured Obligations may be amended, supplemented, modified, or amended and restated but not increased in principal amount), (F) any cap or restrictions on the ability of any Restricted Person or Borrower to incur additional Indebtedness under this Agreement or any other Loan Document (other than a cap as to the maximum principal amount of Indebtedness for borrowed money incurred hereunder of not less than $600,000,000); or (G) any mandatory repayment, amortization, redemption, put, or other similar requirement to purchase, redeem, retire, defease or otherwise make any payment in respect of such Indebtedness, other than at scheduled maturity thereof and mandatory prepayments or puts triggered upon a change in control, sale of all or substantially all assets and certain asset sales, in each case that are customary with respect to such type of Indebtedness (as determined in the good faith of Borrower);

(iii)    after giving effect to the issuance or incurrence of such Indebtedness, Borrower is in pro forma compliance with all applicable covenants set forth in Section 7.14;

(iv)    no Default shall exist at the time of or after giving effect to the issuance or incurrence of such Indebtedness; and

(v)    such Indebtedness is not issued or guaranteed by any Subsidiary, unless such Subsidiary is also a Borrower or a Guarantor under the Loan Documents.

“Permitted Payments to Parent” means the distribution by Borrower to New Parent or any other direct or indirect parent of Borrower from time to time of amounts necessary to fund the payment by or reimbursement of New Parent or such other entity of (a) its general corporate operating and out-of-pocket overhead costs and expenses that are reasonable and customary and incurred in the ordinary course of business (including fees and expenses (including franchise or similar taxes) required to maintain New Parent’s corporate existence and customary salary, bonus and other benefits payable to New Parent’s or such other parent entity’s directors, officers and employees), in each case so long as such costs and expenses are paid pursuant to and in accordance with the Management Agreement, and (b) reasonable and customary out-of-pocket expenses paid by New Parent or such other entity to non-Affiliates related to the registration and offering of securities in accordance with a Qualifying IPO or an attempted Qualifying IPO or in connection with other IPO Reorganization Transactions (in any such case including any such fees, costs or expenses of independent auditors, reserve engineers and legal counsel to New Parent or such other entity); provided, in each case under clauses (a) and (b) of this definition, such payments by Borrower to New Parent or such other direct or indirect parent shall only be permitted to the extent that such costs and expenses are reasonably attributed to the ownership of Borrower and its Restricted Subsidiaries and such payments are deducted in determining Consolidated Net Income and are not added back in determining Consolidated EBITDA (notwithstanding anything to the contrary in the definition of Consolidated EBITDA).

“Permitted Refinancing Indebtedness” means Indebtedness (as determined in good faith by Borrower) incurred or issued in exchange for, or the net proceeds of which are used to extend, refinance, repay, renew, replace (whether or not contemporaneously), defease, discharge, refund or otherwise redeem outstanding Senior Note Indebtedness, in whole or in part from time to time; provided that (i) the principal amount of such Permitted Refinancing Indebtedness (or if such Permitted Refinancing Indebtedness is issued at a discount, the initial issuance price of such Permitted Refinancing Indebtedness) does not exceed the then outstanding principal amount of the Senior Note Indebtedness so exchanged for, extended, refinanced, repaid, renewed, replaced, defeased, discharged, refunded or otherwise redeemed (plus the amount of any premiums and accrued interest paid and fees and expenses incurred in connection therewith) and (ii) such Permitted Refinancing Indebtedness is subordinated and/or unsecured to the same extent, if any, that such refinanced Senior Note Indebtedness is subordinated and/or unsecured, as applicable.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) established by a Restricted Person and any ERISA Plan.

“Plants” means the Midstream Properties of the Restricted Persons comprised of any plants owned or leased from time to time by any Restricted Person that are used in the business of such Restricted Person for compression, storage, handling, treating, separation or processing of Hydrocarbons.

“Platform” has the meaning given to such term in Section 10.3(d)(i).

“Pledge Agreement” means the Amended and Restated Pledge Agreement dated as of the Closing Date, by Existing Pledgor, as Grantor, in favor of Administrative Agent, as Secured Party.

“Prior Credit Facility” has the meaning given in the recitals.

“Qualifying IPO” means the issuance of common Equity by Borrower or a New Parent that owns (or will own following the transactions consummated in connection with such public offering) more than 50% of the common equity interests of Borrower, in either case generating (individually or in the aggregate together with any prior initial public offering) gross proceeds exceeding $100,000,000 (100% of the net cash proceeds of which are directly received by or, with respect to any such offering by such New Parent, further contributed to Borrower), in an underwritten primary public offering pursuant to a Qualifying IPO Registration Statement; provided that if issuance and offering is made by a New Parent, such New Parent becomes a Guarantor concurrently therewith.

“Qualifying IPO Registration Statement” means an effective registration statement (other than a registration statement on Form S-8) filed with the SEC in accordance with the

Securities Act of 1933 for purposes of effecting a Qualifying IPO, as amended (whether alone or in connection with a secondary public offering),.

“Q2 2018 Compliance Delivery Date” means the date on which financial statements and a Compliance Certificate are delivered or required to be delivered in accordance with Section 6.2(b) for the Rolling Period ending on June 30, 2018.

“Recipient” means (a) Administrative Agent, (b) any Lender, and (c) any LC Issuer, as applicable.

“Replacement Rate” has the meaning given to it in Section 3.6(b).

“Refined Products” means gasoline, diesel fuel, jet fuel, asphalt and asphalt products, and other refined products of crude oil.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, as of any date of determination, Lenders having greater than 50% of the Aggregate Commitment or, if the commitment of each Lender to make Loans and the obligation of LC Issuer to issue or extend Letters of Credit have been terminated pursuant to Section 8.1, Lenders holding greater than 50% in the aggregate of the Facility Usage (with the aggregate amount of each Lender’s risk participation and funded participation in LC Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Facility Usage held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserve Requirement” means, at any time, the maximum rate at which reserves (including any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities that includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (b) any category of extensions of credit or other assets that includes Eurodollar Loans.

“Resigning Agent” means ABN AMRO Capital USA LLC, as “Administrative Agent” under and as defined in the Prior Credit Facility.

“Responsible Officer” means, with respect to Borrower, the Chief Executive Officer, President or Chief Financial Officer of Borrower, and with respect to any other Restricted Person, if such Restricted Person is a corporation, the President or Chief Financial Officer of such Restricted Person, if such Restricted Person is a limited liability company, a Manager or officer of such Restricted Person, as applicable, and if such Restricted Person is a limited partnership, the applicable officer of the general partner of such limited partnership.

“Restricted Person” means any of Borrower, and each Restricted Subsidiary of Borrower.

“Restricted Subsidiary” means any Subsidiary of Borrower that is not an Unrestricted Subsidiary.

“Rights of Way” has the meaning given to such term in Section 5.17(f).

“Riverstone” means Riverstone Investment Group LLC (the “Manager”), and Riverstone Global Energy and Power Fund VI, L.P., together with the parallel investment entities and alternative investment entities of the foregoing, and any other investment fund or co-investment fund Controlled by the Manager or any of its Affiliates, and any Affiliates of one or more of the foregoing; provided that in no event will any portfolio company of any of the foregoing be included in the definition of “Riverstone”.

“Rolling Period” means, with respect to the Fiscal Quarters ending on June 30, 2018, September 30, 2018 and December 31, 2018, respectively, the one, two and three Fiscal Quarter periods ending on such dates, and with respect to each Fiscal Quarter ending March 31, 2019 and thereafter, the period of four consecutive Fiscal Quarters ending on the last day of such Fiscal Quarter.

“S&P” means Standard & Poor’s Ratings Services (a division of The McGraw Hill Companies) and any successor thereto that is a nationally recognized rating agency.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country and any other Person that is the subject or target of Sanctions, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security

Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means all Obligations, Cash Management Obligations, and Lender Hedging Obligations.

“Secured Parties” means the Lender Parties, the Lender Counterparties, and the Cash Management Lenders.

“Security Documents” means the guaranties, deeds of trust, mortgages, pledge agreements (including the Pledge Agreement), security agreements and other documents from time to time listed in the Security Schedule and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements, subordination agreements, intercreditor agreements, and other agreements or instruments now, heretofore, or hereafter delivered by any Restricted Person to Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Secured Obligations or the performance of any Restricted Person’s other duties and obligations under the Loan Documents.

“Security Schedule” means Schedule 3 hereto.

“Senior Note Indebtedness” has the meaning set forth in the definition of “Permitted Note Indebtedness”.

“Senior Secured Debt” means, as of any date of determination and without duplication, all Consolidated Funded Indebtedness that is secured by a first priority Lien on the assets of any Restricted Person.

“Services Agreement” means that certain Operating Transition Services Agreement dated as of February 9, 2018, between Borrower and Asset Risk Management, LLC as in effect on the Closing Date and as thereafter amended or otherwise modified in a manner not adverse to the Lenders.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) any other Person in which more than 50% of the Equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) are, as of such date, owned or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Successor Agent” has the meaning given in the preamble.

“Swap” means any “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means any obligation to pay or perform under any Swap, whether as a party to such Swap or by providing any guarantee of or provision of support for such Swap (and whether or not such obligation is a Lender Hedging Obligation hereunder).

“Swap Termination Value” means, in respect of any one or more Hedging Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Contracts, (a) for any date on or after the date such Hedging Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark- to-market value(s) for such Hedging Contracts, as determined by the counterparties to such Hedging Contracts (including, without duplication, any unpaid amounts due on the date of calculation).

“Synthetic Lease Obligations” means, with respect to any Person, the sum of (a) all remaining rental obligations of such Person as lessee under so called synthetic leases which are attributable to principal and, without duplication, (b) all rental and purchase price payment obligations of such Person under such synthetic leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Target EBITDA Date” means the date on or after the Q2 2018 Delivery Date on which financial statements for a Fiscal Quarter or Fiscal Year are delivered to Administrative Agent in accordance with Section 6.2(a) or (b), together with the Compliance Certificate in accordance with Section 6.2(b), which demonstrate that Consolidated EBITDA for the Rolling Period ending on the last day of such Fiscal Quarter or Fiscal Year is greater than or equal to $75,000,000; provided, however, if at any time following the occurrence of the Target EBITDA Date, Borrower or any Restricted Subsidiary makes a Material Disposition and Consolidated EBITDA shall be less than $75,000,000 after giving pro forma effect to such Material Disposition, then for all purposes under this Agreement, the Target EBITDA Date shall be deemed to have not occurred beginning on the date of the consummation of such Material Disposition and continuing until the date upon which financial statements for a Fiscal Quarter or Fiscal Year are delivered to Administrative Agent in accordance with Section 6.2(a) or (b), together with the Compliance Certificate in accordance with Section 6.2(b), which demonstrate that Consolidated EBITDA for the Rolling Period ending on the last day of such Fiscal Quarter or Fiscal Year is again greater than or equal to $75,000,000.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) the occurrence with respect to any ERISA Plan subject to Title IV of ERISA of (i) a reportable event described in Section 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than such a reportable event for which the 30-day notice requirement has been waived, or (b) the withdrawal by any ERISA Affiliate from an ERISA Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan subject to Title IV of ERISA or the treatment of any amendment to such an ERISA Plan as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan, or (f) any failure by any ERISA Plan to satisfy the ERISA Plan Funding Rules, whether or not waived, or (g) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA Plan, the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any ERISA Plan, or (h) a determination that any ERISA Plan subject to Title IV of ERISA is, or is expected to be, an at-risk plan (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA) and the funding target attainment percentage (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA) for such plan is, or is expected to be, less than 60 percent, or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any ERISA Affiliate.

“Threshold Amount” means $2,000,000.

 “Type” means, with respect to any Loans, the characterization of such Loans as either Base Rate Loans or Eurodollar Loans.

“UCC” means the Uniform Commercial Code in effect in the State of New York from time to time or of any other state the laws of which are required to be applied in connection with the perfecting of security interests in any Collateral.

“UCP” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended, modified or replaced from time to time.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (i) any Subsidiary which Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 7.19 or (ii) that is a subsidiary of an Unrestricted Subsidiary, excluding any such Subsidiary that is subsequently re-designated as a Restricted Subsidiary in accordance with this Agreement.

“Unused Availability” means, at any time of determination, an amount equal to (a) the Availability minus (b) the Facility Usage.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Withholding Agent” means Borrower and Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write- down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2    Exhibits and Schedules; Additional Definitions. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes. Reference is hereby made to the Security Schedule for the meaning of certain terms defined therein and used but not defined herein, which definitions are incorporated herein by reference.

Section 1.3    Terms Generally; References and Titles. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to a Person’s “discretion” means its sole and absolute discretion. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein (including references to this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any Law herein shall, unless otherwise specified, refer to such Law, as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” is not exclusive. Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer. References to “days” shall mean calendar days, unless the term “Business Day” is used.

Section 1.4    Calculations and Determinations. All calculations under the Loan Documents of interest chargeable with respect to Eurodollar Loans and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. All other calculations of interest made under the Loan Documents shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as appropriate.  Each determination by a Lender Party of amounts to be paid under Article III or any other matters that are to be determined hereunder by a Lender Party (such as any Eurodollar Rate, Adjusted Eurodollar Rate, Business Day, Interest Period, or Reserve Requirement) shall, in the absence of manifest error, be conclusive and binding. Unless otherwise expressly provided herein or unless Required Lenders otherwise consent all financial statements and reports furnished to any Lender Party hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under ASC Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof. Notwithstanding anything herein to the contrary, for the purposes of calculating any of the ratios tested under Section 7.14, and the components of each such ratios, all Unrestricted Subsidiaries, and their subsidiaries (including their assets, liabilities, income, losses, cash flows, and the elements thereof) shall be excluded, except for any cash dividends of distributions actually paid by any Unrestricted Subsidiary or any of its subsidiaries to Borrower or any Restricted Person, which shall be deemed to be income to Borrower or such Restricted Subsidiary when actually received by it to the extent provided in the definition of Consolidated Net Income.

Section 1.5    Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.7    Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto that would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

Article II
THE LOANS AND LETTERS OF CREDIT

Section 2.1    Commitments to Lend; Notes. Subject to the terms and conditions hereof, each Lender agrees to make loans to Borrower (herein called such Lender’s “Loans”) upon Borrower’s request from time to time during the Commitment Period, provided that (a) subject to Sections 3.3,  3.4 and 3.6, Loans of the same Type shall be made by Lenders in accordance with their respective Applicable Percentages and as part of the same Borrowing, and (b) after giving effect to such Loans, the Facility Usage does not exceed the Availability at such time. The aggregate amount of all Loans (other than Loans made pursuant to Section 2.10(b)) in any Borrowing must be greater than or equal to (a) in the case of Eurodollar Loans, $1,000,000 or any higher integral multiple of $100,000, (b) in the case of Base Rate Loans, $500,000 or any higher integral multiple of $100,000, or (c) must equal the remaining Unused Availability. Borrower may have no more than four (4) Borrowings of Eurodollar Loans outstanding at any time. Interest on each Loan shall accrue and be due and payable as provided herein. Each Loan shall be due and payable as provided herein, and shall be due and payable in full on the Maturity Date. Subject to the terms and conditions hereof, Borrower may borrow, repay, and reborrow hereunder. The obligation of Borrower to repay to each Lender the aggregate amount of all Loans made by such Lender, together with interest accruing in connection therewith, may, at the option and upon the request of a Lender, be evidenced by a single promissory note (herein called such Lender’s “Note”) made by Borrower payable to such Lender or its registered assigns in the form of Exhibit A with appropriate insertions. The amount of principal owing on any Lender’s Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note.

Section 2.2    Requests for New Loans. Borrower must give to Administrative Agent written or electronic notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing of new Loans to be advanced by Lenders. Each such notice constitutes a “Borrowing Notice” hereunder and must:

(a)    specify (i) the aggregate amount of any such Borrowing of new Base Rate Loans and the date on which such Base Rate Loans are to be advanced, or (ii) the aggregate amount of any such Borrowing of new Eurodollar Loans, the date on which such Eurodollar Loans are to be advanced (which date shall be the first day of the Interest Period that is to apply thereto), and the length of the applicable Interest Period; and

(b)    be received by Administrative Agent not later than 11:00 a.m. on (i) the day on which any such Base Rate Loans are to be made, or (ii) the 3rd Business Day preceding the day on which any such Eurodollar Loans are to be made.

Each such written request or confirmation must be made in the form and substance of the “Borrowing Notice” attached hereto as Exhibit B, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters that are required to be set out in such written confirmation. Upon receipt of any such Borrowing Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. If all conditions precedent to such new Loans have been met, each Lender will on the date requested promptly remit to Administrative Agent at Administrative Agent’s office in New York City the amount of such Lender’s new Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, Administrative Agent shall promptly make such Loans available to Borrower. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may in its discretion assume that such Lender has made such share available on such date in accordance with this Section 2.2 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

Section 2.3    Continuations and Conversions of Existing Loans. Borrower may make the following elections with respect to Loans already outstanding: to convert Base Rate Loans to Eurodollar Loans, to convert Eurodollar Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, and to continue Eurodollar Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration. In making such elections, Borrower may combine existing Loans made pursuant to separate Borrowings into one new Borrowing or divide existing Loans made pursuant to one Borrowing into separate new Borrowings, provided that Borrower may have no more than four (4) Borrowings of Eurodollar Loans outstanding at any time. To make any such election, Borrower must give to Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Borrowing. Each such notice constitutes a “Continuation/Conversion Notice” hereunder and must:

(a)    specify the existing Loans that are to be Continued or Converted;

(b)    specify (i) the aggregate amount of any Borrowing of Base Rate Loans into which such existing Loans are to be continued or converted and the date on which such Continuation or Conversion is to occur, or (ii) the aggregate amount of any Borrowing of Eurodollar Loans into which such existing Loans are to be continued or converted, the date on which such Continuation or Conversion is to occur (which date shall be the first day of the Interest Period that is to apply to such Eurodollar Loans), and the length of the applicable Interest Period; and

(c)    be received by Administrative Agent not later than 10:00 a.m. on (i) the day on which any such Continuation or Conversion to Base Rate Loans is to occur, or (ii) the 3rd Business Day preceding the day on which any such Continuation or Conversion to Eurodollar Loans is to occur.

Each such written request or confirmation must be made in the form and substance of the “Continuation/Conversion Notice” attached hereto as Exhibit C, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters that are required to be set out in such written confirmation. Upon receipt of any such Continuation/Conversion Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. Each Continuation/Conversion Notice shall be irrevocable and binding on Borrower. During the continuance of any Default, Borrower may not make any election to convert existing Loans into Eurodollar Loans or continue existing Loans as Eurodollar Loans. If (due to the existence of a Default or for any other reason) Borrower fails to timely and properly give any Continuation/Conversion Notice with respect to a Borrowing of existing Eurodollar Loans at least three (3) Business Days prior to the end of the Interest Period applicable thereto, such Eurodollar Loans shall automatically be converted into Base Rate Loans at the end of such

Interest Period. No new funds shall be repaid by Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this Section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate applicable to already outstanding Loans.

Section 2.4    Use of Proceeds. Borrower shall use all Loans (a) to  pay fees and expenses payable in connection with the closing of this Agreement and the funding of the initial Loans hereunder, (b) for acquisitions permitted by Section 7.17, (c) to finance capital expenditures, (d) to refinance from time to time Matured LC Obligations, (e) to provide working capital for its operations, (f) to make Distributions permitted by Section 7.6, (g) to refinance Indebtedness under the Prior Credit Facility, and (h) for other general corporate purposes. Borrower shall use all Letters of Credit for its lawful business purposes. In no event shall the funds from any Loan or any Letter of Credit be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock. Borrower represents and warrants that Borrower is not engaged principally, or as one of Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock. No part of the proceeds of any Loan, directly or indirectly, will be used for the purpose of financing the activities of any Person currently subject to any Sanctions.

Section 2.5    Interest Rates and Fees; Payment Dates; Retroactive Adjustments of Applicable Interest Rates.

(a)    Interest Rates. Subject to Section 2.5(b) below, (i) each Base Rate Loan shall bear interest on each day outstanding at a per annum rate equal to sum of the Applicable Margin in effect for such day plus the Adjusted Base Rate in effect on such day, and (ii) each Eurodollar Loan shall bear interest on each day during the related Interest Period at a per annum rate equal to sum of the Applicable Margin in effect for such day plus the related Adjusted Eurodollar Rate in effect on such day. Subject to subsection (b) below, all other Obligations shall bear interest on each day outstanding at a per annum rate equal to sum of the Applicable Margin in effect for such day plus the Adjusted Base Rate in effect on such day; provided in no case shall such rate charged shall ever exceed the Highest Lawful Rate.

(b)    Default Rate. If an Event of Default shall have occurred and be continuing under Section 8.1(a),  (b),  (j)(i),  (j)(ii), or (j)(iii), all outstanding Obligations shall bear interest at the applicable Default Rate. In addition, if an Event of Default shall have occurred and be continuing (other than under Section 8.1(a),  (b),  (j)(i),  (j)(ii), or (j)(iii)), Required Lenders (or Administrative Agent at the direction of Required Lenders) may, by notice to Borrower, elect to have all the outstanding Obligations bear interest at the applicable Default Rate, whereupon such Obligations shall bear interest at the applicable Default Rate until the earlier of (i) the first date thereafter upon which there shall be no Event of Default continuing and (ii) the date upon which Required Lenders shall have rescinded such notice.

(c)    Commitment Fees. In consideration of each Lender’s commitment to make Loans, Borrower will pay to Administrative Agent for the account of each Lender a commitment fee determined on a daily basis by applying the Commitment Fee Rate to the remainder of (i) such Lender’s Commitment minus (ii) such Lender’s Applicable Percentage of the Facility Usage determined at the end of each day during the Commitment Period. This commitment fee shall be due and payable in arrears on the last day of each Fiscal Quarter and at the end of the Commitment Period.

(d)    Fee Letter. In addition to all other amounts due under the Loan Documents, Borrower will pay fees to Administrative Agent as described in the Fee Letter.

(e)    Payment Dates. On each Interest Payment Date relating to Base Rate Loans, Borrower shall pay to Lenders all unpaid interest that has accrued on the Base Rate Loans to but not including such Interest Payment Date. On each Interest Payment Date relating to a Eurodollar Loan, Borrower shall pay to Lenders all unpaid interest that has accrued on such Eurodollar Loan to but not including such Interest Payment Date.

(f)    Retroactive Adjustments of Applicable Interest Rates.  If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, Borrower or Required Lenders determine that (i) the Consolidated Total Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Lenders, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code, automatically and without further action by Administrative Agent, any Lender or LC Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.

This paragraph shall not limit the rights of Administrative Agent, any Lender or LC Issuer, as the case may be, under this Section 2.5 or Section 2.11(a) or under Article VIII. Borrower’s obligations under this paragraph shall survive the termination of this Agreement and the other Loan Documents and the repayment of all other Obligations hereunder.

Section 2.6    Optional Prepayments; Commitment Reductions.

(a)    Borrower may, from time to time and without premium or penalty prepay the Loans, in whole or in part, upon prior written notice to Administrative Agent, provided that (i) such notice must be received by Administrative Agent not later than 10:00 a.m. (A) on the day on which any Base Rate Loan is to be prepaid and (B) on the third Business Day preceding the day on which any Eurodollar Loan is to be prepaid, (ii) the aggregate amounts of all partial prepayments of principal on the Loans on such date is not less than $500,000 (in the case of any Eurodollar Loan) and $100,000 or such lesser amount as is agreed to by the Administrative Agent in its sole discretion (in the case of any Base Rate Loan) and, if higher, is an integral multiple of $100,000 in excess thereof, and (iii) if Borrower prepays any Eurodollar Loan on any day other than the last day of the Interest Period applicable thereto, it shall pay to Lenders any amounts due under Section 3.4. Each prepayment of principal under this Section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this Section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

(b)    Borrower may, upon notice to Administrative Agent, terminate the Aggregate Commitment, or from time to time permanently reduce the Aggregate Commitment; provided that (i) any such notice shall be received by Administrative Agent at least three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) Borrower shall not terminate or reduce the Aggregate Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Facility Usage would exceed the Aggregate Commitment, and (iv) if, after giving effect to any reduction of the Aggregate Commitment or the LC Sublimit exceeds the amount of the Aggregate Commitment, each such sublimit shall be automatically reduced by the amount of such excess. Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitment. Any reduction of the Aggregate Commitment shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

Section 2.7    Mandatory Prepayments.

(a)    If any Restricted Person incurred Indebtedness not permitted by Section 7.1 hereof (but without this provision being construed to permit any incurrence of Indebtedness in violation of Section 7.1), Borrower shall prepay an aggregate principal amount of the Loans equal to 100% of the net proceeds from the incurrence of such Indebtedness not later than one (1) Business Day after receipt thereof by such Person.

(b)    If any Restricted Person (i) Disposes of any property other than any Disposition permitted by Section 7.5 (but without this provision being construed to permit any Disposition in violation of Section 7.5), or (ii) receives proceeds of casualty or condemnation (except, in the case of each of the foregoing clauses (i) and (ii), to the extent such proceeds are applied within 180 days after receipt thereof to the repair or replacement of the property subject to such casualty or condemnation or to reinvestment in property (other than inventory or working capital) useful in the business of the Restricted Persons) that results in the realization by such Person of Net Cash Proceeds in excess of an aggregate amount (for all Dispositions after deducting amounts that have previously been applied to the principal of the Loans under this Section 2.7(b)) of $5,000,000, Borrower shall prepay an aggregate principal amount of Loans equal to such Net Cash Proceeds that so exceed $5,000,000 no later than two (2) Business Days after receipt thereof by such Person.

(c)    If on any day the Facility Usage exceeds the Availability on such day, Borrower shall prepay the principal of the Loans in an amount equal to such excess no later than one (1) Business Day after such day.

(d)    Each prepayment under this Section 2.7 shall be accompanied by a notice from Borrower to Administrative Agent specifying (i) the amount of such prepayment, and (ii) the specific Borrowings that are being prepaid by such prepayment, including the Eurodollar Loans, if any, that are being prepaid by such prepayment, which notice may be delivered electronically. Each prepayment under this Section 2.7 shall be applied to specific Borrowings as specified by Borrower and shall be applied ratably to the Loans included in such prepaid Borrowings; provided that if Borrower fails to so specify such Borrowings, then Administrative Agent shall first prepay any outstanding Base Rate Loans and then to any Eurodollar Loans specified by Administrative Agent in its sole discretion. Each prepayment of principal under this Section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid plus any amounts due under Section 3.4. Any principal or interest prepaid pursuant to this Section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment. Prepayment of principal under this Section shall not reduce the Aggregate Commitments.

Section 2.8    Letters of Credit. Subject to the terms and conditions hereof, Borrower may at any time during the Commitment Period request LC Issuer to issue, increase the amount of or otherwise amend or extend, one or more Letters of Credit, provided that, after taking such Letter of Credit into account:

(a)    the Facility Usage does not exceed the Availability at such time;

(b)    the aggregate amount of LC Obligations at such time does not exceed the LC Sublimit;

(c)    the expiration date of such Letter of Credit (as extended, if applicable) is prior to the earliest to occur of (i) twelve (12) months after the issuance thereof, and (ii) the Letter of Credit Termination Date (unless such Letter of Credit has been collateralized on terms acceptable to the LC Issuer);

(d)    such Letter of Credit is to be used for general business purposes of a Restricted Person;

(e)    such Letter of Credit is not directly or indirectly used to assure payment of or otherwise support any Indebtedness of any Person;

(f)    the issuance of such Letter of Credit will be in compliance with all applicable Governmental Requirements and will not subject LC Issuer to any cost that is not reimbursable under Article III;

(g)    the form and terms of such Letter of Credit are acceptable to LC Issuer in its discretion; and

(h)    all other conditions in this Agreement to the issuance of such Letter of Credit have been satisfied.

LC Issuer will honor any such request if the foregoing conditions (a) through (h) (the “LC Conditions”) have been met as of the date of issuance of such Letter of Credit. LC Issuer may choose to honor any such request for any other Letter of Credit but has no obligation to do so and may refuse to issue any other requested Letter of Credit for any reason that LC Issuer in its discretion deems relevant. Notwithstanding anything to the contrary contained herein, LC Issuer shall not at any time be obligated to issue, amend, renew or extend any Letter of Credit if any Lender is at that time a Defaulting Lender, unless LC Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to LC Issuer (in its discretion) with Borrower or such Lender to eliminate LC Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Obligations as to which LC Issuer has actual or potential Fronting Exposure, as it may elect in its discretion.

Borrower may also at any time during the Commitment Period request that LC Issuer extend the expiration date of an existing Letter of Credit or modify an existing Letter of Credit (other than an increase or extension) and LC Issuer will honor such request if the LC Conditions set forth in subsection (c) of this Section 2.8 are met and no Default exists at the time of such request; provided that in the case of any such modification (other than an increase or extension), LC Issuer shall have approved such modification.

LC Issuer shall have at all times the benefits and immunities (i) provided to Administrative Agent in Article IX with respect to any acts taken or omissions suffered by LC Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included LC Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to LC Issuer.

Section 2.9    Requesting Letters of Credit.

(a)    Borrower must make written application to LC Issuer and written notice Administrative Agent for any Letter of Credit or amendment or extension of any Letter of Credit at least three (3) Business Days (or such shorter period as LC Issuer may in its discretion from time to time agree) before the date on which Borrower desires for LC Issuer to issue such Letter of Credit. By making any such written application, unless otherwise expressly stated therein, Borrower shall be deemed to have represented and warranted that the LC Conditions described in Section 2.8 will be met as of the date of issuance of such Letter of Credit. Each such written application for a Letter of Credit must be made in writing in the form customarily used by LC Issuer, the terms and provisions of which are hereby incorporated herein by reference (or in such other form as may mutually be agreed upon by LC Issuer and Borrower).

(b)    Upon satisfaction of two Business Days after the LC Conditions for a Letter of Credit have been met as described in Section 2.8 (or if LC Issuer otherwise desires to issue such Letter of Credit earlier), LC Issuer will issue such Letter of Credit at LC Issuer’s office in New York City. If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control. Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify LC Issuer.

Section 2.10    Reimbursement and Participations.

(a)    Reimbursement by Borrower. Borrower shall, within one (1) Business Day after demand therefor by LC Issuer, reimburse LC Issuer for the full amount of all amounts paid by LC Issuer on drafts or demands for payment drawn or made under or purported to be drawn on or made under any Letter of Credit. Borrower promises to pay to LC Issuer, or to LC Issuer’s order, within one (1) Business Day after demand therefor by LC Issuer, the full amount of each Matured LC Obligation, together with interest thereon (i) at the rate applicable to Base Rate Loans to and including the first Business Day after such demand is made by LC Issuer and (ii) at the Default Rate applicable to Base Rate Loans on each day thereafter. The obligation of Borrower to reimburse LC Issuer for each Matured LC Obligation shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (including any LC Application) under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit or any other agreement or instrument relating thereto; (ii) the existence of any claim, counterclaim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), LC Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) any payment by LC Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; (v) compliance with any laws, customs and regulations which may be effective in countries of issuance, presentation under, negotiation and/or payment of any Letter of Credit or any ruling of any court or Governmental Authority, or any control or restriction rightfully or wrongfully exercised by any government or group asserting or exercising governmental or paramount powers; (vi) the acceptance by LC Issuer as complying with the applicable Letter of Credit of any draft or document drawn, issued or presented under such Letter of Credit which is issued or purportedly issued by an agent, executor, trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative or successor of the party identified in such Letter of Credit as the party permitted to draw, issue or present such draft or document (or any transferee thereof); (vii) any error, neglect, insolvency, failure of business or default of any of LC Issuer’s Nominated Persons; (viii) any delay, omission, interruption, loss in transit, or mutilation or other errors arising in (A) transmission, dispatch or delivery of any document or draft or proceeds thereof or (B) transmission, dispatch or delivery of any messages by mail, cable, telegraph, wireless or otherwise, whether or not they be in code; (ix) the description, weight, existence, character, quality, quantity, condition, packing, value or delivery of the property, services or performance purporting to be represented by documents, or errors in translation or errors in interpretation of technical terms; (x) any difference in character, quality, quantity, condition or value of the property from that expressed in documents; (xi) the time, place, manner or order in which shipment is made; (xii) any partial or incomplete shipment or failure or omission to ship any or all of the property referred to in any Letter of Credit; (xiii) the character, adequacy, validity or genuineness of any insurance; (xiv) the solvency or responsibility of any insurer, or the acts or omissions, performance or standing of any insurer, or any other risk connected with insurance; (xv) any deviation from instructions, delay, default or fraud by the shipper or anyone else in connection with the property or the shipping thereof; (xvi) the solvency, responsibility, performance or standing of, or the acts or omissions of, any consignor, carrier, forwarder or consignee of any goods or any other Person; (xvii) any delay in arrival or failure to arrive of either the property or any of the documents relating thereto; (xviii) any delay in giving or failure to give notice of arrival or any other notice; (xix) any claim, breach of contract or dispute between the beneficiary, shippers or vendors and Borrower; (xx) any waiver of any requirement in a Letter of Credit that exists for LC Issuer’s protection and not the protection of Borrower or any waiver which does not in fact materially prejudice Borrower; (xxi) any payment made in respect of a draft or document presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if payment after such date is authorized by the UCC, the UCP or the ISP, as applicable; (xxii) without limiting the foregoing, any consequences arising (A) from the interruption of LC Issuer’s business, acts of God, riots, civil commotions, insurrections, war, acts of terrorism, strikes, lockouts, or other causes beyond LC Issuer’s control, (B) from any act or omission by LC Issuer or any of its Nominated Persons, Affiliates or agents or any bank whose services are utilized for the purpose of giving effect to Borrower’s instructions, in each case if not done or omitted with LC Issuer’s gross negligence or willful misconduct, or (C) from the failure of another bank to carry out instructions transmitted by LC Issuer, whether such other bank was selected by Borrower, LC Issuer or any other Person; or (xxiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; and none of the above shall affect, impair or prevent the vesting of any of LC Issuer’s rights or powers hereunder. If any Letter of Credit provides that payments are to be made by the applicable LC Issuer’s Nominated Person, neither LC Issuer nor such Nominated Person shall be responsible for the failure of any of the documents specified in such Letter of Credit to come into LC Issuer’s possession or for any delay in connection therewith, and Borrower’s obligations under this Agreement shall not be affected by such failure or delay in the receipt by LC Issuer of any such documents. Without limiting the generality of the foregoing, it is expressly agreed that the absolute and unconditional nature of Borrower’s obligations under this Section to reimburse LC Issuer for each drawing under a Letter of Credit will not be excused by the gross negligence or willful misconduct of LC Issuer. However, the foregoing shall not be construed to excuse LC Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Law) suffered by Borrower that are caused by LC Issuer’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

In addition to the exculpatory provisions contained in the UCP, the ISP and/or the UCC, as applicable, the LC Issuer and LC Issuer’s Nominated Persons shall not be responsible for, and Borrower’s obligation to reimburse LC Issuer for each Matured LC Obligation shall not be affected or reduced by, any action or inaction required or permitted under the UCC, the UCP or the ISP, in each case as applicable.

(b)    Letter of Credit Advances. If the beneficiary of any Letter of Credit makes a draft or other demand for payment thereunder then Borrower may, during the interval between the making thereof and the honoring thereof by LC Issuer, request Lenders to make Loans to Borrower in the amount of such draft or demand, which Loans shall be made concurrently with LC Issuer’s payment of such draft or demand and shall be immediately used by LC Issuer to repay the amount of the resulting Matured LC Obligation. Such a request by Borrower shall be made in compliance with all of the provisions hereof, provided that for the purposes of the first sentence of Section 2.1, the amount of such Loans shall be considered, but the amount of the Matured LC Obligation to be concurrently paid by such Loans shall not be considered.

(c)    Participation by Lenders. LC Issuer irrevocably agrees to grant and hereby grants to each Lender, and to induce LC Issuer to issue Letters of Credit hereunder, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from LC Issuer, on the terms and conditions hereinafter stated and for such Lender’s own account and risk, an undivided interest equal to such Lender’s Applicable Percentage of LC Issuer’s obligations and rights under each Letter of Credit issued hereunder and the amount of each Matured LC Obligation paid by LC Issuer thereunder. Each Lender unconditionally and irrevocably agrees with LC Issuer that, if a Matured LC Obligation is paid under any Letter of Credit for which LC Issuer is not reimbursed in full by Borrower in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Loans or by the application of Cash Collateral), such Lender shall (in all circumstances and without set-off or counterclaim) severally pay to LC Issuer on demand (and Administrative Agent may apply Cash Collateral provided for this purpose), in immediately available funds at LC Issuer’s address for notices hereunder, such Lender’s Applicable Percentage of such Matured LC Obligation (or any portion thereof that has not been reimbursed by Borrower). Each Lender’s obligation to pay LC Issuer pursuant to the terms of this subsection is irrevocable and unconditional. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is paid by such Lender to LC Issuer within three (3) Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Federal Funds Rate. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is not paid by such Lender to LC Issuer within three (3) Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Default Rate applicable to Base Rate Loans.

(d)    Distributions to Participants. Whenever LC Issuer has in accordance with this Section received from any Lender payment of such Lender’s Applicable Percentage of any Matured LC Obligation, if LC Issuer thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from Borrower or by application of Cash Collateral or otherwise, and excluding only interest for any period prior to LC Issuer’s demand that such Lender make such payment of its Applicable Percentage), LC Issuer will distribute to such Lender its Applicable Percentage of the amounts so received by LC Issuer; provided, however, that if any such payment received by LC Issuer must thereafter be returned by LC Issuer, such Lender shall return to LC Issuer the portion thereof that LC Issuer has previously distributed to it.

(e)    Calculations. A written advice setting forth in reasonable detail the amounts owing under this Section, submitted by LC Issuer to Borrower or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.

Section 2.11    Letter of Credit Fees. In consideration of LC Issuer’s issuance of any Letter of Credit, Borrower agrees to pay (a) to Administrative Agent, for the account of all Lenders in accordance with their respective Applicable Percentages, a letter of credit issuance fee at a rate equal to the Letter of Credit Fee Rate then in effect (which fee shall be increased by 2.0% per annum during any period in which interest on the Loans accrues at the Default Rate), and (b) to such LC Issuer for its own account, a letter of credit fronting fee at a rate specified in the Fee Letter times the face amount of such Letter of Credit (but in no event less than $500 per annum); provided, however, any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to LC Issuer pursuant to Section 2.8 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to LC Issuer for its own account. In addition, Borrower will pay to LC Issuer LC Issuer’s customary fees for issuance, amendment and drawing of each Letter of Credit. The letter of credit fee and the letter of credit fronting fee will be calculated on the undrawn face amount of each Letter of Credit outstanding on each day at the above-applicable rates and will be due and payable in arrears on the last Business Day of each Fiscal Quarter and at the end of the Commitment Period.

Section 2.12    No Duty to Inquire.

(a)    Drafts and Demands. LC Issuer is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter. LC Issuer is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by LC Issuer to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved. LC Issuer shall have the right, in its discretion, to decline to accept documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit. Borrower releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the subject matter of this Section, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any Lender Party, provided only that no Lender Party shall be released from or entitled to indemnification for that portion, if any, of any liability or claim that is proximately caused by or results from its own individual gross negligence or willful misconduct, as determined in a final, non-appealable judgment of a court of competent jurisdiction.

(b)    Extension of Maturity. If the maturity of any Letter of Credit is extended by its terms or by Law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of any Restricted Person, or if the amount of any Letter of Credit is increased at the request of any Restricted Person, this Agreement shall be binding upon all Restricted Persons with respect to such Letter of Credit as so extended, increased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by LC Issuer, LC Issuer’s correspondents, or any Lender Party in accordance with such extension, increase or other modification.

(c)    Transferees of Letters of Credit. If any Letter of Credit provides that it is transferable, LC Issuer shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall LC Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by LC Issuer to any purported transferee or transferees as determined by LC Issuer is hereby authorized and approved, and Borrower releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the foregoing, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any Lender Party, provided only that no Lender Party shall be released from or entitled to indemnification for that portion, if any, of any liability or claim that is proximately caused by or results from its own individual gross negligence or willful misconduct, as determined in a final, non-appealable judgment of a court of competent jurisdiction. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower from pursuing such rights and remedies as it may have against such beneficiary or transferee.

(d)    Role of the LC Issuer.

(i)    The responsibility of LC Issuer to Borrower in connection with any draft presented for payment under any Letter of Credit issued on behalf of Borrower shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered by or on behalf of the beneficiary under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit. In addition, the Lenders and Borrower agree that, in paying any drawing or demand for payment under any Letter of Credit, LC Issuer shall not have any responsibility to inquire as to the validity or accuracy of any document presented in connection with such drawing or demand for payment or the authority of the Person executing or delivering the same.

(ii)    Neither LC Issuer nor any of the respective correspondents, participants or assignees of LC Issuer shall be liable to any Lender for: (A) any action taken or omitted in connection herewith in respect of any Letter of Credit at the request or with the approval or deemed approval of the Required Lenders; (B) any action taken or omitted in respect of any Letter of Credit in the absence of gross negligence or willful misconduct; or (C) the due execution, effectiveness, validity or enforceability of any Letter of Credit or any document delivered in connection with the issuance or payment of such Letter of Credit.

Section 2.13    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in LC Obligations resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in LC

Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them (except that with respect to any other Lender that is a Defaulting Lender by virtue of such Lender failing to fund its required share (if any) of any Loan or LC Obligation, such Defaulting Lender’s pro rata share of the excess payment shall be allocated to the Lender (or the Lenders, pro rata) that funded such Defaulting Lender’s required share (if any)), provided that:

(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in LC Obligations to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Restricted Person consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Restricted Person rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Restricted Person in the amount of such participation.

Section 2.14    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 2.2 are several and not joint. The failure of any Lender to make any Loan; to fund any such participation or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.4(c).

Section 2.15    Cash Collateral.

(a)    Certain Credit Support Events. Upon the request of Administrative Agent or LC Issuer (i) if LC Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Matured LC Obligation which has not been reimbursed pursuant to Section 2.10, or (ii) if, as of the Letter of Credit Termination Date, any LC Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of (A) in the case of the foregoing clause (i), such Matured LC Obligation and (B) in the case of the foregoing clause (ii), all LC Obligations (unless such Restricted Person has made arrangements to Cash Collateralize or provide other credit support for such Letter of Credit satisfactory to the LC Issuer on or before the Letter of Credit Termination Date). If, after the making of all mandatory prepayments required under Section 2.7, the outstanding LC Obligations would cause the Facility Usage to exceed Availability, then in addition to prepayment of the entire principal balance of the Loans required under Section 2.7, Borrower shall immediately Cash Collateralize the then outstanding LC Obligations in an amount equal to such excess. At any time that there shall exist a Defaulting Lender, immediately upon the request of Administrative Agent or LC Issuer, Borrower shall deliver Cash Collateral to Administrative Agent in an amount sufficient to cover all Fronting Exposure allocable to such Defaulting Lender (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Administrative Agent. Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, LC Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, Borrower or the relevant Defaulting Lender will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.7,  2.8,  2.16, or 8.3 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific LC Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.5(b)) or (ii) Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Restricted Person shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.3), and (y) the Person providing Cash Collateral and LC Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.16    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and the definition of Required Lenders.

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article III or VIII or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 10.14), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to LC Issuer hereunder; third, if so determined by Administrative Agent or requested by LC Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to Lenders or LC Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or LC Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Matured LC Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Matured LC Obligations were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Matured LC Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Matured LC Obligations owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this

Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. That Defaulting Lender (1) shall not be entitled to receive any commitment fee pursuant to Section 2.5(c) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (2) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.11.

(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of that Defaulting Lender’s participation in LC Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to that Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate amount of the Loans and participations in LC Obligations of any non-Defaulting Lender to exceed the lesser of (1) such non-Defaulting Lender’s Commitment and (2) such non-Defaulting Lender’s Applicable Percentage of the Aggregate Commitment (calculated without giving effect to any reallocations pursuant to this clause (iv)). Subject to Section 10.16, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(b)    Defaulting Lender Cure. If Borrower, Administrative Agent and LC Issuer agree in writing in their discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which conditions may include reasonable arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.17    Increase in Aggregate Commitment.

(a)    Request for Increase. Provided there exists no Default, upon notice to Administrative Agent (which shall promptly notify the Lenders), Borrower may from time to time, request an increase in the Aggregate Commitment by an amount (for all such requests) that would not cause the resulting Aggregate Commitments to exceed, after giving effect to all requests, $500,000,000, provided that any such request for an increase shall be in a minimum amount of $10,000,000.  At the time of sending such notice, Borrower (in consultation with Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b)    Lender Elections to Increase. Each Lender shall notify Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase, provided that each such increasing Lender shall be subject to the approval of Administrative Agent, and LC Issuer. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c)    Notification by Administrative Agent; Additional Lenders. Administrative Agent shall notify Borrower and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent and the LC Issuer, Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)    Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, Administrative Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. Administrative Agent shall promptly notify Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, Borrower shall deliver to Administrative Agent (x) a certificate of each Restricted Person dated as of the Increase Effective Date signed by a Responsible Officer of such Restricted Person (i) certifying and attaching the resolutions adopted by such Restricted Person approving or consenting to such increase, and (ii) in the case of Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifiers contained therein) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default exists and (y) such other documentation, including legal opinions, as the Administrative Agent may reasonably request relating to such increase. The (1) Borrower shall borrow additional Loans from the Lenders whose Commitments have been increased and/or prepay any Loans (and pay any additional amounts required pursuant to Section 3.4) or (2) Lenders, Borrower and the Administrative Agent shall have entered into an assignment and assumption agreement to the extent necessary, in either case, to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.1 to the contrary; provided that no Lender’s Commitment may be increased without such Lender’s consent.

Section 2.18    Reallocation of Loans Among Lenders.  After giving effect to this Agreement and any borrowings or extensions of Loans made on the Closing Date, each Lender (other than an Exiting Lender) shall advance, purchase and/or continue Loans in an aggregate amount not less than its Applicable Percentage of the Aggregate Commitment on the Closing Date, which Loans shall be disbursed to the Administrative Agent and used to repay Loans outstanding to each Lender who holds Loans in an aggregate amount greater than its Commitment as of the Closing Date.

Article III
PAYMENTS TO LENDERS

Section 3.1    General Procedures. Borrower will make each payment that it owes under the Loan Documents to Administrative Agent for the account of the Lender Party to whom such payment is owed, in lawful money of the United States, without set-off, deduction or counterclaim, and in immediately available funds. Each such payment must be received by Administrative Agent not later than 11:00 a.m. on the date such payment becomes due and payable. Any payment received by Administrative Agent after such time will be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due. Each payment under a Loan Document shall be due and payable at the place set forth for Administrative Agent on the Lenders Schedule. When Administrative Agent collects or receives money on account of the Obligations, Administrative Agent shall distribute all money so collected or received, and each Lender Party shall apply all such money so distributed, as follows (except as otherwise provided in Section 8.3):

(a)    first, for the payment of all Obligations that are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due to Administrative Agent under Section 6.9 or 10.4 and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Lender Parties shall otherwise agree);

(b)    then for the prepayment of principal of the Loans, together with accrued and unpaid interest on the principal so prepaid; and

(c)    last, for the payment or prepayment of any other Obligations.

All payments applied to principal or interest shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Sections 2.6 and 2.7. All distributions of amounts described in any of subsections (b) or (c) above shall be made by Administrative Agent pro rata to each Lender Party then owed Obligations described in such subsection in proportion to all amounts owed to all Lender Parties that are described in such subsection; provided that if any Lender then owes payments to LC Issuer for the purchase of a participation under Section 2.10(c) or to Administrative Agent under Section 10.4(c), any amounts otherwise distributable under this Section to such Lender shall be deemed to belong to LC Issuer, or Administrative Agent, respectively, to the extent of such unpaid payments, and Administrative Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender.

Section 3.2    Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any Reserve Requirement reflected in the Adjusted Eurodollar Rate) or LC Issuer;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit, any Commitment, any Eurodollar Loan made by it, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or change the basis of taxation of payments to such Recipient; or

(iii)    impose on any Lender or LC Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, LC Issuer, or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, LC Issuer, or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, LC Issuer, or other Recipient, Borrower will pay to such Lender, LC Issuer, or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, LC Issuer, or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or LC Issuer determines that any Change in Law affecting such Lender or LC Issuer or any lending office of such Lender or such Lender’s or LC Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or LC Issuer’s capital or on the capital of such Lender’s or LC Issuer’s holding company, if any, as a consequence of this

Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by LC Issuer, to a level below that which such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuer’s policies and the policies of such Lender’s or LC Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or LC Issuer setting forth the amount or amounts necessary to compensate such Lender or LC Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or LC Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or LC Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or LC Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.3    Illegality. If any Change in Law after the date hereof shall make it unlawful for any Lender Party to fund or maintain Eurodollar Loans, then, upon notice by such Lender Party to Borrower and Administrative Agent, (a) Borrower’s right to elect Eurodollar Loans from such Lender Party shall be suspended to the extent and for the duration of such illegality, (b) all Eurodollar Loans of such Lender Party that are then the subject of any Borrowing Notice and that cannot be lawfully funded shall be funded as Base Rate Loans of such Lender Party, and (c) all Eurodollar Loans of such Lender Party shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by Law. If any such conversion of a Eurodollar Loan occurs on a day that is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to such Lender Party such amounts, if any, as may be required pursuant to Section 3.4.

Section 3.4    Funding Losses. In addition to its other obligations hereunder, Borrower will indemnify each Lender Party against, and reimburse each Lender Party on demand for, any loss or expense incurred or sustained by such Lender Party (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by a Lender Party to fund or maintain Eurodollar Loans), as a result of (a) any payment or prepayment (whether authorized or required hereunder or otherwise) of all or a portion of a Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, (b) any payment or prepayment, whether required hereunder or otherwise, of a Loan made after the delivery, but before the effective date, of a Continuation/Conversion Notice requesting the continuation of outstanding Eurodollar Loans as, or the conversion of outstanding Base Rate Loans to, Eurodollar Loans, if such payment or prepayment prevents such Continuation/ Conversion Notice from becoming fully effective, (c) the failure of any Loan to be made or of any Continuation/Conversion Notice requesting the continuation of outstanding Eurodollar Loans as, or the conversion of outstanding Base Rate Loans to, Eurodollar Loans to become effective due to any condition precedent not being satisfied or due to any other action or inaction of any Restricted Person, (d) any Conversion or other conversion (whether authorized or required hereunder or otherwise) of all or any portion of any Eurodollar Loan into a Base Rate Loan or into a different Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, or (e) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 3.7(b). Such indemnification shall be on an after-tax basis.

Section 3.5    Taxes.

(a)    Defined Terms. For purposes of this Section 3.5, the term “Lender” includes any LC Issuer and the term “applicable Law” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, (ii) if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (b) above, Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by Borrower. Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by Lenders. Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.5(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this subsection (e).

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 3.5, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(g)(ii)(A),  (ii)(B) and (ii)(D) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed copies of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for  portfolio  interest  under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.6    Circumstances Affecting Eurodollar Rate Availability.

(a)    Unless and until a Replacement Rate is implemented in accordance with clause (b) below, in connection with any request for a Borrowing of Eurodollar Loans or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Borrowing, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the Adjusted Eurodollar Rate or the Eurodollar Rate for such Interest Period with respect to a proposed Eurodollar Borrowing or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the Eurodollar Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Eurodollar Borrowings during such Interest Period, then the Administrative Agent shall promptly give notice thereof to Borrower.  Thereafter, until the Administrative Agent notifies Borrower that such circumstances no longer exist, the obligation of the Lenders to make Borrowings of Eurodollar Loans and the right of Borrower to convert any Borrowing to or continue any Borrowing of Eurodollar Loans shall be suspended, and Borrower shall either (x) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Borrowing together with accrued interest thereon (subject to Section 10.8), on the last day of the then current Interest Period applicable to such Borrowing; or (y) convert the then outstanding principal amount of each such Borrowing as of the last day of such Interest Period.

(b)    Notwithstanding anything to the contrary in Section 3.6(a) above, if the Administrative Agent has made the determination (such determination to be conclusive absent manifest error) that (i) the circumstances described in Section 3.6(a)(i) or (a)(ii) have arisen and that such circumstances are unlikely to be temporary, (ii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the syndicated loan market in the applicable currency or (iii) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the syndicated loan market in the applicable currency, then the Administrative Agent may, to the extent practicable (in consultation with Borrower and as determined by the Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Loan Documents unless and until (A) an event described in Section 3.6(a)(i),  (a)(ii),  (b)(i),  (b)(ii) or (b)(iii) occurs with respect to the Replacement Rate or (B) the Administrative Agent (or the Required Lenders through the Administrative Agent) notifies Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Loans bearing interest at a rate based on such Replacement Rate.  In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent, as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 3.6(b).  Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 10.1), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Required Lenders, with each such notice stating that such Lender objects to such amendment (which such notice shall note with specificity the particular provisions of the amendment to which such Lender objects).  To the extent the Replacement Rate is approved by the Administrative Agent in connection with this clause (b), the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Lenders).

(c)    If prior to the commencement of any Interest Period for a Borrowing of Eurodollar Loans, Administrative Agent is advised by Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, then Administrative Agent shall give notice thereof to Borrower and Lenders by telephone or facsimile as promptly as practicable thereafter and, until Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, (i) any Continuation/Conversion Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of Eurodollar Loans shall be ineffective and shall be deemed a request to continue such Borrowing as a Borrowing of Base Rate Loans and (ii) if any Borrowing Notice requests a Borrowing of Eurodollar Loans, such Borrowing shall be made as a Borrowing of Base Rate Loans. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans.

Section 3.7    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.2, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or 3.5, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.2, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.7(a), or if any Lender is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.5), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.2 and Section 3.5) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)    Borrower shall have paid to Administrative Agent the assignment fee specified in Section 10.5;

(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Matured LC Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)    such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Section 3.8    Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders or LC Issuer hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or LC Issuer, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or LC Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or LC Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

Article IV
CONDITIONS PRECEDENT TO LENDING

Section 4.1    Closing Date Conditions. The obligation of each Lender to make its initial Loan hereunder and LC Issuer to issue any initial Letter of Credit hereunder is subject to satisfaction of the following conditions precedent:

(a)    Loan Documents. Administrative Agent shall have received duly executed and delivered counterparts of each Loan Document (i) in form, substance and date satisfactory to Administrative Agent and the Arranger, and (ii) in such numbers as Administrative Agent or its counsel may reasonably request. In connection with the execution and delivery of the Security Documents, Administrative Agent shall (i) have received duly executed and acknowledged counterparts of the deeds of trust and mortgages in respect of each Restricted Person’s real property and permits sufficient for recording purposes (subject to the thresholds in Section 6.17) and (ii) have received UCC financing statements as Administrative Agent may request to perfect the Liens granted pursuant to such Security Documents.

(b)    Organizational Documents; Incumbency. Administrative Agent shall have received (i) one or more certificates from the secretary, assistant secretary or another Responsible Officer of each Restricted Person, certifying as of the Closing Date to (1) attached copies of each Restricted Person’s Organizational Documents, certified, to the extent applicable, as of a recent date by the appropriate governmental official, (2) the offices and specimen signatures of the officers of such Restricted Person who are authorized to execute Loan Documents in its name, and (3) attached resolutions of the board of directors or managers, as applicable, such Restricted Person approving and authorizing its execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound; (ii) an existence and good standing certificate from the applicable Governmental Authority of each Restricted Person’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it owns real property Collateral, each dated a recent date prior to the Closing Date; and (iii) such other documents as Administrative Agent may reasonably request.

(c)    Closing Certificate. Administrative Agent shall have received a “Closing Certificate” of a Responsible Officer of Borrower, of even date with this Agreement, in which such officer certifies to the satisfaction of each of the conditions set out in subsections Section 4.1(d),  (l),  (n) and (o) and Section 4.2(a),  (b) and (d).

(d)    Governmental Authorizations and Consents. Each Restricted Person shall have obtained all governmental authorizations from any Governmental Authority and all consents of other Persons, in each case that are necessary or reasonably deemed by Administrative Agent to be advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(e)    Assignment of Liens and Security Documents.  Administrative Agent shall have received evidence, in form and substance reasonably acceptable to Administrative Agent, that all existing Security Documents and Liens securing the Prior Credit Facility have been assigned, amended, restated or replaced to the extent reasonably requested by Administrative Agent.

(f)    Assignment and Endorsement of Title Policy.  Successor Agent shall have received evidence, in form and substance reasonably acceptable to Administrative Agent, that the mortgagee title policy with respect to the fee-owned tract containing Borrower’s cryogenics processing plant and storage tanks has been assigned and/or endorsed in form and substance satisfactory to Administrative Agent.

(g)    Evidence of Insurance. Administrative Agent shall have received a certificate from Restricted Persons’ insurance broker or other evidence reasonably satisfactory to them that all insurance required to be maintained pursuant to Section 6.8 is in full force and effect and that Administrative Agent have been named as both (i) a certificate holder, and (ii) either an additional insured or a loss payee, as applicable, thereunder as its interests may appear and to the extent required under Section 6.8. In addition, Administrative Agent shall have received (i) standard flood hazard determination forms and, (ii) if any property is located in a special flood hazard area, (x) notices to (and confirmations of receipt by) Borrower as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program and (y) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by Administrative Agent.

(h)    Opinions of Counsel to Restricted Persons. Administrative Agent shall have received executed copies of the favorable written opinions of (a) counsel to Restricted Persons and (b) any relevant local counsel to the Restricted Persons, in each case opining as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date and in form and substance reasonably satisfactory to Administrative Agent (and each Restricted Person hereby instructs such counsels to deliver such opinions to Administrative Agent, the Arranger and Lenders).

(i)    Fees. Administrative Agent shall have received all commitment, facility, agency, recording, filing, and other fees or reimbursements required to be paid to Administrative Agent, the Arranger or any Lender pursuant to the Fee Letter or any other Loan Documents or any commitment agreement heretofore entered into, including all fees, expenses and disbursements of counsel for Administrative Agent invoiced at least two (2) Business Days prior to closing. Administrative Agent shall have received advance payment from Borrower for estimated fees and expenses of counsel for post closing matters and for fees anticipated to be charged by filing officers and other public officials incurred or to be incurred in connection with filing any recordation of any Security Documents and for which invoices have been presented as of the Closing Date.

(j)    Financial Statements. Lenders shall have received the Initial Financial Statements, which shall be in form reasonably satisfactory to Administrative Agent, together with a certificate by a Responsible Officer certifying the Initial Financial Statements.

(k)    Title. Administrative Agent shall have received title reports, title opinions and other title information in form, scope, substance and authorship reasonably satisfactory to Administrative Agent, in respect of the value of the Mortgaged Properties determined by Administrative Agent, reflecting title of Borrower and its Restricted Subsidiaries in such Mortgaged Properties, and Administrative Agent shall have received, and be satisfied with, such title information (including Rights of Way and permits) with respect to the Mortgaged Properties and the Midstream Properties and shall, in its discretion, be satisfied with the status of title to the Mortgaged Properties and the Midstream Properties.

(l)    No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the financing hereunder or any of the other transactions contemplated by the Loan Documents, or that could reasonably be expected to have a Material Adverse Effect.

(m)    Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(n)    Material Adverse Effect. No event or circumstance shall have occurred or be continuing since December 31, 2017 that has resulted in, or could be reasonably expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(o)    Material Contracts. Borrower shall have delivered to Administrative Agent a certificate certifying that the documents listed therein are true and correct copies of all Material Contracts, in each case, in the form existing on the Closing Date, which Material Contracts shall be in form and substance reasonably satisfactory to Lenders.

(p)    No Liens. Administrative Agent, Arranger and the Lenders shall have received evidence, in form and substance reasonably acceptable to Administrative Agent, that there exists (i) no material outstanding Indebtedness (except as permitted under this Agreement) or (ii) Liens (except for Permitted Liens).

(q)    Account Control Agreements. Administrative Agent shall have received account control agreements, in form and substance satisfactory to Administrative Agent, with respect to each securities account, commodity account or deposit account of Borrower sufficient to perfect the security interest of Administrative Agent therein.

(r)    Due Diligence. Administrative Agent and Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition

(financial or otherwise) of the Restricted Persons, including, all legal, financial, accounting, governmental, environmental, tax and regulatory matters, and fiduciary aspects of the financing contemplated hereby.

(s)    Know-Your-Customer; Patriot Act.

(i)    Administrative Agent and Lenders shall have received, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your- customer” and anti-money laundering rules and regulations, including but not restricted to the Patriot Act.

(ii)    At least three (3) Business Days prior to the Closing Date, Borrower, to the extent qualifying as a “legal entity customer” under the Beneficial Ownership Regulation, shall have delivered a Beneficial Ownership Certification to Administrative Agent.

(t)    Other Documentation. Administrative Agent shall have received all documents and instruments that Administrative Agent has then reasonably requested, in addition to those described in this Section 4.1. All such additional documents and instruments shall be reasonably satisfactory to Administrative Agent in form, substance and date.

Section 4.2    Additional Conditions Precedent. No Lender has any obligation to make any Loan (including on the Closing Date), and LC Issuer has no obligation to issue any Letter of Credit (including its first), unless the following conditions precedent have been satisfied:

(a)    All representations and warranties made by any Restricted Person in any Loan Document shall be true and correct in all material respects (except where qualified by materiality, in which case, true and correct in all respects) on and as of the date of such Loan or such Letter of Credit as if such representations and warranties had been made as of the date of such Loan or such Letter of Credit, except to the extent that such representation or warranty was made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects (except where qualified by materiality, in which case, true and correct in all respects) as of such specific date and except that for purposes of this Section 4.2, the representations and warranties contained in subsection (a) of Section 5.6 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.2.

(b)    No Default shall exist at the date of such Loan or the date of issuance of such Letter of Credit (or would result after giving effect thereto).

(c)    The making of such Loan or the issuance of such Letter of Credit shall not be prohibited by any Law.

(d)    At the time of and immediately after giving effect to any Borrowing of Loans (and any application of the proceeds thereof on the date of the requested Borrowing), the Facility Usage will not be in excess of the Availability.

(e)    Administrative Agent shall have received all documents and instruments that Administrative Agent has then requested, in addition to those described in Section 4.1 (including opinions of legal counsel for Restricted Persons and Administrative Agent; corporate documents and records; documents evidencing governmental authorizations, consents, approvals, licenses and exemptions; and certificates of public officials and of officers and representatives of Borrower and other Persons), as to (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in this Agreement and the other Loan Documents, (ii) the satisfaction of all conditions contained herein or therein, and (iii) all other matters pertaining hereto and thereto. All such additional documents and instruments shall be satisfactory to Administrative Agent in form, substance and date.

Article V
REPRESENTATIONS AND WARRANTIES

To confirm each Lender’s understanding concerning Restricted Persons and Restricted Persons’ businesses, properties and obligations and to induce Administrative Agent and each Lender to enter into this Agreement and to extend credit hereunder, Borrower represents and warrants to Administrative Agent and each Lender that:

Section 5.1    No Default. No Restricted Person is in default in the performance of any of its covenants and agreements contained in any Loan Document. No event has occurred and is continuing that constitutes a Default.

Section 5.2    Organization and Good Standing. Each Restricted Person is duly organized, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of organization. Each Restricted Person has all powers, authority and approvals required to carry on its business, to enter into the Loan Documents and make the payments required thereunder, and to perform its other material obligations thereunder. Each Restricted Person is duly qualified and authorized to do business, and is in good standing, in all jurisdictions within the United States in which it owns real property that is Collateral and in all other jurisdictions where failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 5.3    Authorization. The execution, delivery and performance by each Restricted Person of each Loan Document to which it is a party has been duly authorized by all necessary corporate, limited liability company and partnership action and, if required, by the holders of the Equity in such Restricted Person. Each Loan Document has been duly executed and delivered by the Restricted Persons that are party thereto. Borrower is duly authorized to borrow and repay the Loans as contemplated herein.

Section 5.4    No Conflicts or Consents. The execution and delivery by the various Restricted Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (a) conflict with, violate or result in a breach of any provision of (i) any Law, (ii) the Organizational Documents of any Restricted Person, or (iii) any material agreement, judgment, license, order or permit applicable to or binding upon any Restricted Person, (b) result in the acceleration of any Indebtedness owed by any Restricted Person, or (c) result in or require the creation of any Lien upon any assets or properties of any Restricted Person except as expressly contemplated or permitted in the Loan Documents. Except (i) as expressly contemplated in the Loan Documents and (ii) such as have been obtained or made and are in full force and effect, no permit, license, consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required on the part of or in respect of a Restricted Person in connection with the execution, delivery or performance by any Restricted Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

Section 5.5    Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person that is a party hereto or thereto, enforceable against such Restricted Person in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights and by general principles of equity.

Section 5.6    Financial Statements; Material Adverse Effect; Equity Contributions.

(a)    Restricted Persons have heretofore delivered to each Lender true, correct and complete copies of the Initial Financial Statements. Each of the Initial Financial Statements fairly present in all material respects Borrower’s Consolidated financial position at the date thereof and the Consolidated results of Borrower’s operations and Borrower’s Consolidated cash flows for the period thereof. All Initial Financial Statements were prepared in accordance with GAAP.

(b)    Since the date of the Initial Financial Statements no Material Adverse Effect has occurred.

Section 5.7    Other Obligations and Restrictions. No Restricted Person has any outstanding Liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) that are, in the aggregate, material to Borrower or material with respect to Borrower’s Consolidated financial condition and not shown in the Initial Financial Statements or disclosed in Section 5.7 of the Disclosure Schedule or otherwise permitted under Section 7.1. Except as shown in the Initial Financial Statements or disclosed in Section 5.7 of the Disclosure Schedule, no Restricted Person is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction that could reasonably be expected to have a Material Adverse Effect.

Section 5.8    Full Disclosure.

(a)    Borrower has disclosed, or caused to be disclosed, to the Administrative Agent and the Lenders all agreements, instruments, and corporate or other restrictions, and all other matters known to it (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons), that could reasonably be expected to have a Material Adverse Effect. No certificate, statement or other information delivered herewith or heretofore by any Restricted Person to Administrative Agent or any Lender in connection with the negotiation of this Agreement or otherwise from time to time delivered hereunder contains any untrue statement of a material fact or omits to state any material fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by

Restricted Persons) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b)    As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 5.9    Litigation. Except as disclosed in the Initial Financial Statements or in Section 5.9 of the Disclosure Schedule: (a) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Restricted Person threatened, against any Restricted Person or affecting any Collateral (including any that challenge or otherwise pertain to Borrower’s or any of its Restricted Subsidiaries’ title to such Collateral or use such Collateral for its intended purposes) before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect, (b) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Governmental Authority against any Restricted Person or any Restricted Person’s stockholders, partners, members, directors or officers or affecting any Collateral or any of its material assets or property that could reasonably be expected to have a Material Adverse Effect, and (c) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings or demands pending (or, to any Restricted Person’s knowledge, threatened) that could materially and adversely affect the rights of Borrower and its Restricted Subsidiaries in and to any such Collateral, including any that challenge or otherwise pertain to Borrower’s or any of its Restricted Subsidiaries’ title to such Collateral or the rights to operate consistent with then current and proposed operations.

Section 5.10    ERISA Plans and Liabilities. All currently existing ERISA Plans are listed in Section 5.10 of the Disclosure Schedule. Except as disclosed in the Initial Financial Statements or in Section 5.10 of the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan, and no event or circumstance has occurred or exists that could reasonably be expected to constitute or result in a Termination Event. All ERISA Affiliates are in compliance with ERISA, the Internal Revenue Code and other applicable Laws with respect to each Plan, except to the extent that any noncompliance would not reasonably be expected to have a Material Adverse Effect. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any Multiemployer Plan or any ERISA Plan subject to Section 4064 of ERISA. There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits with respect to any Plan that could reasonably be expected to have a Material Adverse Effect, and there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. Except as set forth in Section 5.10 of the Disclosure Schedule: (a) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than the Threshold Amount, (b) neither Borrower nor any other ERISA Affiliate is obligated to provide benefits to any retired employees (or their dependents) under any employee welfare benefits plan (as defined in Section 3(1) of ERISA) other than as required by applicable Law and (c) neither Borrower nor any other ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

Section 5.11    Environmental Matters. Except for such matters as disclosed in Section 5.11 of the Disclosure Schedule or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)    Restricted Persons are conducting their businesses in compliance with all Environmental Laws, and have, and are in compliance with, all licenses and permits required under any Environmental Laws, and no Restricted Person has received any written notice or otherwise has knowledge that any such permit or license will be revoked or that any application for or renewal of any such permit or license will be denied;

(b)    none of the operations or properties of any Restricted Person is the subject of federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials;

(c)    no Restricted Person (and to the best knowledge of Borrower, no other Person) has filed any notice under any Law indicating that any Restricted Person is responsible for the improper release into the environment, or the improper storage or disposal, of any  Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any Restricted Person;

(d)    there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Law that is pending or, to Borrower’s knowledge, threatened against any Restricted Person or any property of a Restricted Person or as a result of any operations at any such property;

(e)    no Restricted Person has transported or arranged for the transportation of any Hazardous Material to any location that is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (ii) the subject of federal, state or local enforcement actions or other investigations that may lead to claims against any Restricted Person for material clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise); and

(f)    no Restricted Person otherwise has any known contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials.

Each Restricted Person undertook, at the time of its acquisition of each of its material properties, all commercially reasonable inquiry into the previous ownership and uses of the property and any potential environmental liabilities associated therewith.

Section 5.12    Names and Places of Business.  As of the date hereof, no Restricted Person has, during the five (5) years preceding the Closing Date, been known by, or used any other trade or fictitious name, except as disclosed in Section 5.12 of the Disclosure Schedule or been organized in a jurisdiction other than its jurisdiction of organization.  As of the date hereof, each Unrestricted Subsidiary’s jurisdiction of organization and name as listed in the public records of its jurisdiction of organization is stated in Section 5.12 of the Disclosure Schedule.

Section 5.13    Subsidiaries.  Section 5.13 of the Disclosure Schedule (as supplemented from time to time by Borrower in written notices to Administrative Agent and Lenders) sets forth a true, correct and complete description of (a) the Subsidiaries of Borrower and the ownership of such Subsidiaries’ outstanding Equity and (b) any other Equity in any other Person that are owned by Borrower or any of its Subsidiaries. Each Subsidiary listed in Section 5.13 of the Disclosure Schedule is a Restricted Subsidiary unless specifically designated as an Unrestricted Subsidiary, and each Restricted Subsidiary on such schedule is wholly-owned by Borrower or another Restricted Subsidiary. All of Borrower’s Equity in its Subsidiaries, and all other Equity set forth in such section of the Disclosure Schedule, have been duly authorized and are validly issued, fully paid and non-assessable. Except for Liens under the Loan Documents and, in the case of the following clause (i) only, restrictions set forth in the CEPL Operating Agreement, Borrower and its indicated Restricted Subsidiaries own such Restricted Subsidiaries and Equity (i) free and clear of any Liens and other restrictions (including any restrictions on the right to vote, sell or otherwise dispose of any such Equity) and (ii) free and clear of any preemptive rights, rescission rights, or other rights to subscribe for or to purchase or repurchase any such Equity.

Section 5.14    Government Regulation. No Restricted Person is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Restricted Person is subject to regulation under any Law that regulates the incurring by such Person of Indebtedness or that may otherwise render all or any portion of the Obligations unenforceable, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

Section 5.15    Solvency. Upon giving effect to the making of the Loans, the execution and delivery of the Loan Documents by Borrower and each Guarantor and the consummation of the transactions contemplated hereby and thereby, no Restricted Person will be Insolvent.

Section 5.16    Taxes. Each Restricted Person (a) has timely filed all United States Federal income Tax returns and all other material Tax returns that are required to be filed by it and such Tax returns are and will be true, complete and correct in all material respects and (b) has paid all Taxes due pursuant to such returns or pursuant to any assessment received by any Restricted Person (including all ad valorem taxes that are payable and have been assessed against its properties or any part thereof) and all other penalties or charges, except Taxes, penalties and other charges (i) that are being contested in good faith by appropriate proceedings and for which the applicable Restricted Person has set aside on its books adequate reserves in accordance with GAAP or (ii) that do not exceed $2,000,000 in the aggregate at any one time and such failure could not reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of each Restricted Person in respect of Taxes and other governmental charges are, in the opinion of Borrower, adequate. No Tax Lien (other than any Permitted Lien) has been filed and, to the knowledge of Borrower, no material claim is being asserted with respect to any such Tax, penalty or other charge.

Section 5.17    Title to Properties; Intellectual Property.

(a)    Except as disclosed in Section 5.17(a) of the Disclosure Schedule, each Restricted Person has good and marketable title to, or, as applicable, valid leasehold or easement interests in, the Mortgaged Properties and in all of its other real and personal property necessary to its business, including all properties reflected in the most recent Consolidated balance sheet of Restricted Persons referred to in Section 5.6 (or, after the Closing Date, Section 6.2) purported to have been acquired by Restricted Persons after such date, except as disposed of in the ordinary course of business or as otherwise permitted under Section 7.5), which is free and clear of any and all Liens or encumbrances of any nature or kind except for the Permitted Liens and has full company power and lawful authority to bargain, grant, sell, mortgage, assign, transfer, convey and grant a security interest in all of its property in which a security interest is granted or purported to be granted under the Security Documents, subject to obtaining any necessary waiver, consent or approval of any lessor, sublessor, governmental agency or entity or other Person required under applicable Law or any leases, licenses or other contracts in respect of any such property.

(b)    [Reserved].

(c)    No condemnation proceeding has been commenced or, to the knowledge of any Responsible Officer of Borrower, is contemplated by any Governmental Authority having the jurisdiction to do so with respect to all or any portion of the Mortgaged Properties or any Midstream Property, except for that which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d)    Each Restricted Person possesses all material licenses, permits, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) that are material and necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and no Restricted Person is in violation in any material respect of the terms under which it possesses such material intellectual property or the right to use such material intellectual property.

(e)    No Restricted Person has granted control over any Deposit Accounts to any Person, other than Administrative Agent and the bank with which any Deposit Account is maintained. No Restricted Person has any “securities accounts” as defined and described in the UCC.

(f)    The Gathering Systems are covered by valid and subsisting recorded fee deeds, leases, easements, rights of way, servitudes, permits, licenses and other instruments and agreements (collectively, “Rights of Way”) in favor of Borrower or any other applicable Restricted Subsidiary (or their predecessors in interest), except where the failure of the Gathering Systems to be so covered, individually or in the aggregate, (i) does not interfere with the ordinary conduct of business of Borrower or any Restricted Subsidiary, and (ii) does not materially detract from the value or the use of the portion of the Gathering Systems which are not covered.

(g)    Except as disclosed in Section 5.17(g) of the Disclosure Schedule, the Rights of Way establish a contiguous and continuous right of way for the Gathering Systems and grant

Borrower or any applicable Restricted Subsidiary (or their predecessors in interest) the right to construct, operate, and maintain the Gathering Systems in, over, under, or across the land covered thereby in the same way that a prudent owner and operator would inspect, operate, repair, and maintain similar assets and in the same way as Borrower and any applicable Restricted Subsidiary have inspected, operated, repaired, and maintained the Gathering Systems prior to the Closing Date; provided, however, (i) some of the Rights of Way granted to Borrower or any applicable Restricted Subsidiary (or their predecessors in interest) by private parties and Governmental Authorities are revocable at the right of the applicable grantor, (ii) some of the Rights of Way cross properties that are subject to Liens in favor of third parties that have not been subordinated to the Rights of Way, and (iii) some Rights of Way are subject to certain defects, limitations and restrictions; provided, further, none of the limitations, defects, and restrictions described in clauses (i),  (ii) and (iii) above, individually or in the aggregate, (A) interfere with the ordinary conduct of business of Borrower or any Restricted Subsidiary, or (B) materially detract from the value or the use of the portion of the Gathering Systems which are covered.

(h)    Each Plant is or will be located on lands owned in fee by Borrower or any applicable Restricted Subsidiary, or subject to a valid real property lease (any deeds in respect of such lands owned in fee, such real property leases and such other instruments burdening such land, collectively, the “Deeds”) in favor of Borrower or any applicable Restricted Subsidiary (or their predecessors in interest) and their respective successors and assigns. Borrower and any applicable Restricted Subsidiary (or their predecessors in interest) have the right to construct, operate, and maintain such Plant on the land covered by any applicable Deeds in the same way that a prudent owner and operator would inspect, operate, repair, and maintain similar assets.

(i)    All Rights of Way and all Deeds necessary for the conduct of the business of Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no breach, default or event or circumstance that, with the giving of notice or the passage of time or both, would give rise to a default under any such Rights of Way or Deeds that could reasonably be expected to have a Material Adverse Effect. All rental and other payments due under any Rights of Way or Deeds by Borrower or any Restricted Subsidiary (and their predecessors in interest) have been duly paid in accordance with the terms thereof, except to the extent that a failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(j)    The rights and properties presently owned, leased or licensed by Borrower or any Restricted Subsidiary, including all Rights of Way and Deeds, include all rights and properties necessary to permit Borrower and the Restricted Subsidiaries to conduct their businesses in all material respects in the same manner as such businesses have been conducted prior to the date hereof or presently proposed to be conducted hereafter.

(k)    No portion of the Midstream Properties has, since the Closing Date, suffered any material damage by fire or other casualty loss except that which has heretofore been repaired or replaced or is in the process of being repaired or replaced, except for any such loss in respect of which the Restricted Persons are in compliance with their obligations to make the prepayments required on account of a casualty loss as and when required under Section 2.7(b).

Section 5.18    Regulation U. None of Borrower and its Restricted Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as such term is defined in Regulation U), and no proceeds of any Loans will be used for a purpose that violates Regulation U.

Section 5.19    Operation and Condition of Properties; Compliance with Law.

(a)    Except for such acts or failures to act as could not reasonably be expected to have a Material Adverse Effect, the material properties of each Restricted Person (i) are in good repair, working order, and condition in all material respects, normal wear and tear excepted, (ii) have been maintained and operated in a good and workmanlike manner and in compliance in all material respects with all requirements of applicable Law and any Governmental Authority having the jurisdiction over such properties and (iii) have not been affected in any material adverse manner by accident, fire, explosion, or other casualty or act of God.

(b)    Each Restricted Person (i) is in compliance with the requirements of all Laws and other requirements of Governmental Authorities and with all orders, writs, injunctions and decrees applicable to it or to its properties, and (ii) has, and is in compliance with, all licenses, permits, franchises, exemptions, approvals and other authorizations required under any such Laws and other requirements of Governmental Authorities, except, with respect to clause (i) and/or (ii) above, in such instances where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.20    Insurance. The properties of each Restricted Person are insured with financially sound and reputable insurance companies that are not Affiliates of such Restricted Person, in such amounts, with such deductibles and covering such risks as are required to comply with Section 6.8.

As to all improved real property constituting collateral security for the Secured Obligations, (i) Administrative Agent has received (x) such flood hazard determination forms, notices and confirmations thereof, and (y) effective flood hazard insurance policies (if applicable) with respect to improved real property Collateral on the Closing Date, (ii) all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full, and (iii) except as Borrower has previously given written notice thereof to Administrative Agent, there has been no redesignation of any property into or out of special flood hazard area.

Section 5.21    No Restriction on Liens or Distributions. No Restricted Person is a party to any contractual restriction or other consensual restriction, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability (or the ability of any other Restricted Person) to (a) grant Liens to the Administrative Agent for the benefit of the Secured Parties on or in respect of its properties, (b) pay dividends or make other distributions to any other Restricted Person, (c) redeem Equity in such Restricted Person that is held by any other Restricted Person, (d) repay loans and other Liabilities owing by such Restricted Person to any other Restricted Person, or (e) transfer any assets of such Restricted Person to any other Restricted Person.

Section 5.22    Anti-Corruption Laws and Sanctions. Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (a) Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of Borrower, any agent of Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 5.23    State Regulation. Each Restricted Person is in compliance, in all material respects, with all rules, regulations and orders of any state Governmental Authority, including the State Pipeline Regulatory Agency with jurisdiction to regulate its Midstream Properties, and as of the Closing Date no Restricted Person is liable for any refunds or interest thereon as a result of an order from any such agency.

Section 5.24    FERC. No portion of the Gathering Systems is an interstate common carrier pipeline subject to the jurisdiction of the FERC.

Section 5.25    Title to Hydrocarbons. No Restricted Person has title to any of the Hydrocarbons which are transported, processed and/or distributed through or stored in the Gathering Systems or any other Midstream Properties, except (a) pursuant to agreements under which the relevant Restricted Person does not have any exposure to commodity price volatility as a result of having title to such Hydrocarbons, and (b) volumes of Hydrocarbons that do not exceed 5% of the rolling average of the total daily throughput volumes of Hydrocarbons of the same type (determined separately for different types of Hydrocarbons) serviced by the Midstream Properties, determined using the throughput volumes for the calendar month then most recently reported on in accordance with Section 6.2(c)(ii).

Section 5.26    EEA Financial Institutions. No Restricted Person is an EEA Financial Institution.

Article VI
AFFIRMATIVE COVENANTS

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and extend credit hereunder, Borrower covenants and agrees that until Payment in Full, unless Required Lenders have previously agreed otherwise:

Section 6.1    Payment and Performance. Each Restricted Person will pay all amounts due under the Loan Documents, to which it is a party, in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition set forth in the Loan Documents to which it is a party. Borrower will cause each other Restricted Person to observe, perform and comply with every such term, covenant and condition in any Loan Document.

Section 6.2    Books, Financial Statements and Reports. Each Restricted Person will at all times maintain full and accurate books of account and records. Borrower will maintain and will cause its Restricted Subsidiaries to maintain a standard system of accounting, will maintain its Fiscal Year, and will furnish the following statements and reports to Administrative Agent and each Lender Party at Borrower’s expense:

(a)    As soon as available, and in any event within one hundred-twenty (120) days after the end of each Fiscal Year, complete Consolidated and consolidating financial statements of Borrower together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by an independent certified public accounting firm of recognized standing selected by Borrower and acceptable to Administrative Agent, stating that such Consolidated and consolidating financial statements have been so prepared; provided that, solely with respect to the Fiscal Year ending December 31, 2018, such financial statements will only cover the period commencing on February 9, 2018 and ending on December 31, 2018. These financial statements shall contain a Consolidated and consolidating balance sheet as of the end of such Fiscal Year and Consolidated and consolidating statements of earnings, of cash flows, and of changes in owners’ equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year.

(b)    As soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter, Borrower’s Consolidated and consolidating balance sheet as of the end of such Fiscal Quarter and Consolidated and consolidating statements of Borrower’s earnings and cash flows for such Fiscal Quarter and for the period beginning on the first day of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments and the absence of footnotes. In addition Borrower will, together with each such set of financial statements and each set of financial statements furnished under subsections (a) and (b) of this Section, furnish a Compliance Certificate signed by a Responsible Officer of Borrower stating that such financial statements present fairly the financial condition and the results of operations of Borrower and its Restricted Subsidiaries for such Fiscal Year on a consolidated and consolidating basis in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes), stating that he/she has reviewed the Loan Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Section 7.14 and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.

(c)    Together with each set of financial statements furnished under subsections (a) and (b) of this Section, reports (in form reasonably satisfactory to Administrative Agent) describing (i) all Hedging Contracts of Borrower and each of its Restricted Subsidiaries, setting forth the type, term, effective date, termination date and notional amounts or volumes and the counterparty to each such agreement, (ii) throughput volumes, wells connected to the Midstream Properties, and other operational results for such Fiscal Quarter or Fiscal Year of Borrower and the Restricted Persons, prepared on a monthly basis and otherwise in form and substance reasonably acceptable to the Administrative Agent, and (iii) all real property interests then owned by Borrower and its Restricted Subsidiaries and not covered by a deed of trust, mortgage, leasehold deed of trust or leasehold mortgage, as applicable, along with the book value of each such real property interest as determined in accordance with GAAP, along with appropriate land description and/or recording data and all other information necessary to allow the preparation of such a Security Document covering such real property interests.

(d)    As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, an annual budget and financial projections for Borrower and its Restricted Subsidiaries (in form reasonably satisfactory to Administrative Agent), prepared by a senior financial officer of Borrower, setting forth yearly financial projections and budgets.

(e)    Promptly after receipt thereof, copies of any reports or management letters submitted to the board of directors (or equivalent governing body) (or the audit committee thereof) of any Restricted Person by independent accountants in connection with the annual audit of the accounts or books of any Restricted Person made by independent accountants.

(f)    Together with each set of annual financial statements required under subsection (a) of this Section, the insurance certificates and other information required under Section 6.8(b).

(g)    Promptly upon its becoming available, copies of all notices or documents received by Borrower or any other Restricted Person pursuant to any Material Contract alleging a material default or nonperformance by such Person thereunder or terminating or suspending any such Material Contract.

(h)    If, at any time, all of the Consolidated Subsidiaries of Borrower are not Restricted Subsidiaries, then concurrently with any delivery of financial statements under Section 6.1(a) or Section 6.1(b), a certificate of a Responsible Officer setting forth consolidating spreadsheets that show all Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of Borrower.

(i)    No later than ten (10) days (or such shorter time as Administrative Agent may approve in writing) prior to any such change, written notice of any change in (i) any Restricted Person’s corporate, company or partnership name, (ii) the jurisdiction in which any Restricted Person is incorporated, formed, or otherwise organized, (iii) the location of any Restricted Person’s chief executive office, (iv) any Restricted Person’s identity or corporate, company or partnership structure, (v) any Restricted Person’s federal taxpayer identification number (and, if it is organized in New York or Oklahoma, its organizational identification number in such jurisdiction), or (vi) any other amendment, modification or supplement to the Organizational Documents of any Restricted Person if such amendment, modification or supplement is material to the Lenders.

(j)    The information concerning environmental matters that is from time to time required under Section 6.12.

(k)    Promptly, but in any event within five (5) Business Days after receipt thereof by any Restricted Person, Borrower will furnish a copy of any form of notice, summons, citation, proceeding or order received from the FERC asserting jurisdiction over any material portion of the Gathering Systems.

Section 6.3    Other Information and Inspections. Each Restricted Person will furnish to Administrative Agent and each Lender any information that Administrative Agent, or any Lender requesting through Administrative Agent, may from time to time reasonably request concerning any provision of the Loan Documents, any Collateral, or any matter in connection with the businesses, properties, prospects, financial condition and operations of any Restricted Person, including all evidence that Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto. Each Restricted Person will permit representatives appointed by Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours as mutually agreed or upon advance notice of ten (10) Business Days any of such Restricted Person’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Restricted Person shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives.  Each Restricted Person shall promptly provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under any anti-money laundering rules and regulations, including but not restricted to the Patriot Act.

Section 6.4    Notice of Material Events and Change of Address. Borrower will promptly, and in no event later than the third Business Day, after becoming aware thereof, notify Administrative Agent and each Lender Party in writing, stating that such notice is being given pursuant to this Agreement, of:

(a)    the occurrence of any Material Adverse Effect;

(b)    the occurrence of any Default;

(c)    the acceleration of the maturity of any Indebtedness owed by any Restricted Person in an aggregate principal amount of $500,000 or more, or the occurrence of any event which, with the giving of notice or the passage of time, or both, would allow any such acceleration or the occurrence of any default by any Restricted Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such default could reasonably be expected to have a Material Adverse Effect;

(d)    the occurrence of any Termination Event;

(e)    any (i) claim of $500,000 or more, any notice of potential liability of any Restricted Person under any Environmental Laws (or any environmental permits, licenses or authorizations in connection with any Restricted Person’s ownership or use of its properties or the operation of its business) that might exceed such amount, or any other material adverse claim asserted against any Restricted Person or with respect to any Restricted Person’s properties, or

(ii) action or proceeding against or of any noncompliance by any Restricted Person with any Environmental Laws or environmental permit that could reasonably be expected to cause any Restricted Person’s property to be subject to any material restrictions on use in the Restricted Persons’ businesses under any Environmental Law;

(f)    the occurrence of any casualty in respect of any property of any Restricted Person, or the commencement of any condemnation proceeding or the suspension of any right to operate, in each case in respect of any property of any Restricted Person, which could have a Material Adverse Effect;

(g)    the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any Restricted Person that has not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in (i) the obligation of any Restricted Person to pay damages or make remediation expenditures in excess of $500,000, (ii) the disruption or delay of any Restricted Person’s operations that could reasonably be expected to reduce annual revenues by more than $500,000, or (iii) any Material Adverse Effect;

(h)    Borrower will provide at least ten (10) Business Days’ notice to Administrative Agent and Lenders prior to the effectiveness of any IPO Reorganization Transaction, together with supporting detail and draft definitive documentation thereof; and

(i)    Any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Upon the occurrence of any of the foregoing events, Restricted Persons will take all necessary or appropriate steps to remedy promptly any such Material Adverse Effect, Default, acceleration, potential acceleration, default, or Termination Event, to defend any such action, suit, proceeding investigation or arbitration, and to resolve all controversies on account of any of the foregoing. Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action, if any, the applicable Restricted Person has taken or proposes to take with respect thereto.

Section 6.5    Maintenance and Operation of Properties.

(a)    Each Restricted Person will maintain, preserve, protect, and keep all Collateral and all other property (including material easements, rights of way, servitudes, leases, licenses and permits) used or useful in the conduct of its business in good condition (ordinary wear and tear excepted) in accordance with prudent industry standards, and in compliance with all applicable Laws, in conformity with all applicable contracts, servitudes, leases and agreements, and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect. Each Restricted Person will operate all Collateral and all of its other property (including easements, rights of way, servitudes, leases, licenses and permits) used or useful in the conduct of its business in a good and workmanlike manner, in accordance with prudent industry standards, and in compliance with all applicable Laws and all requirements of Governmental Authorities and in conformity with all applicable contracts, servitudes, leases and agreements, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)    Each Restricted Person will cause to be maintained in full force and effect all Rights of Way, Deeds and other agreements necessary to the operations of the Midstream Properties and which individually or in the aggregate could, if not maintained, reasonably be expected to have a Material Adverse Effect or to materially and adversely affect the value of the Collateral, taken as a whole, and will properly and timely pay all rents and other payments due under the provisions thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect or to materially and adversely affect the value of the Collateral, taken as a whole. Subject to Permitted Liens, each Restricted Person will maintain the Gathering Systems within the confines of the applicable Rights of Way and maintain the Plants within the confines of the applicable Deeds, in each case, without material encroachment upon any adjoining property. Each Restricted Person will maintain such rights of ingress and egress necessary to permit the Restricted Subsidiaries to inspect, operate, repair, and maintain the Midstream Properties to the extent that failure to maintain such rights, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and provided that the Restricted Subsidiaries may hire third parties to perform these functions. No Restricted Person will permit any Gathering Systems, other Midstream Property or any material part thereof to be leased to a third party, to cease to operate (except as a result of customary events of force majeure) or to be abandoned, except as permitted by Section 7.5.

Section 6.6    Maintenance of Existence and Qualifications. Each Restricted Person will maintain and preserve its existence and its rights and powers to do business in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect.

Section 6.7    Payment of Liabilities, Taxes, etc. Each Restricted Person will (a) timely file all United States Federal income tax returns and other material tax returns required to be filed by it, including any extensions; and (b) timely pay all Taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property and all other Liabilities now or hereafter owed by it before the same become delinquent.  Each Restricted Person may, however, delay paying, filing or discharging any of the foregoing so long as (a) it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefore that are required by GAAP or (b) the failure to pay, file or discharge relates to Taxes or Liabilities that do not exceed $2,000,000 in the aggregate at any one time and such failure could not reasonably be expected to have a Material Adverse Effect.

Section 6.8    Insurance.

(a)    Each Restricted Person shall at all times (i) keep and maintain all of its property in good working order and condition, ordinary wear and tear excepted, and (ii) maintain insurance with responsible and reputable insurance companies or associations (including comprehensive general liability, hazard, and business interruption insurance) with respect to its business and properties (including all real properties leased or owned by it), in such amounts and covering such risks as required by any Governmental Requirements or as carried generally in accordance with sound business practice by similarly situated companies in similar businesses. If any Restricted Person fails to maintain such insurance, Administrative Agent may arrange for such insurance, but at Borrower’s expense and without any responsibility on the part of Administrative Agent for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the sole right (both in the name of Lenders and in the name of the Restricted Persons), to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(b)    On or prior to the Closing Date and annually thereafter, at the same time as annual financial statements are required under Section 6.2(a), and upon reasonable request of Administrative Agent, each Restricted Person will furnish or cause to be furnished to Administrative Agent a summary of the respective insurance coverage of such Restricted Person and certificates from the Restricted Persons’ insurance brokers confirming such coverage, all in form and substance reasonably satisfactory to Administrative Agent, and, if requested, copies of the applicable policies. Each Restricted Person will cause any insurance policies covering any Collateral to be endorsed (i) to provide that such policies may not be cancelled, reduced or affected in any manner for any reason without 30 days prior notice to Administrative Agent (10 days prior notice for cancellation due to failure to pay premiums), (ii) to name Administrative Agent as both a certificate holder and either an additional insured (in the case of all liability insurance policies) or a loss payee (in the case of all casualty and property insurance policies), and (iii) to provide for such other matters as any Lender Party may reasonably require.

(c)    Without limiting the foregoing, each Restricted Person shall (i) maintain, if available, fully paid flood hazard insurance on all improved real property that is located in a special flood hazard area and that constitutes Collateral security for the Secured Obligations, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by Administrative Agent, (ii) furnish to Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(d)    Upon the occurrence and during the continuance of an Event of Default, all insurance payments in respect of such Collateral in excess of $1,000,000 shall be paid to Administrative Agent and shall be applied to the prepayment of the Obligations unless otherwise agreed to by Administrative Agent and Borrower.

Section 6.9    Performance on Borrower’s Behalf. If any Restricted Person fails to pay any taxes, insurance premiums, expenses, attorneys’ fees or other amounts it is required to pay under any Loan Document, Administrative Agent may (but need not) pay the same. Borrower shall immediately reimburse Administrative Agent for any such payments and Borrower’s obligation to do so shall constitute an Obligation owed hereunder that is due and payable on the date such amount is paid by Administrative Agent.

Section 6.10    Interest. Subject to Sections 2.5 and 2.11(a), Borrower hereby promises to Administrative Agent and each Lender Party to pay interest at the Default Rate applicable to Base Rate Loans on all Obligations (including Obligations to pay fees or to reimburse or indemnify Administrative Agent or any Lender but excluding principal of, and interest on, any Loan, and any Matured LC Obligation, interest on which is covered by Section 2.5 and clause (a) of Section 2.11) that Borrower has in this Agreement promised to pay to Administrative Agent or such Lender Party and that are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.

Section 6.11    Compliance with Agreements and Law. Each Restricted Person will observe, perform, and comply with all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. Each Restricted Person will conduct its business and affairs in material compliance with all Laws applicable thereto.  Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 6.12    Environmental Matters; Environmental Reviews.

(a)    Each Restricted Person will comply with all Environmental Laws now or hereafter applicable to such Restricted Person, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect. No Restricted Person will do anything or permit anything to be done that will subject any of its properties to any remedial obligations under, or result in noncompliance with applicable permits and licenses issued under, any applicable Environmental Laws, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.  Upon Administrative Agent’s request during the existence of a Default, Borrower will provide at its own expense an environmental inspection of any of the Restricted Persons’ material real properties and audit of their environmental compliance procedures and practices, in each case from an engineering or consulting firm approved by Administrative Agent.  At all other times, Administrative Agent shall have the right to request any environmental documentation (but, so long as no Default is continuing, excluding any new environmental testing) as it may reasonably require to determine the compliance of the operations and assets of the Restricted Persons with any applicable Environmental Law.

(b)    Borrower will promptly furnish to Administrative Agent copies of all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Restricted Person, or of which Borrower otherwise has notice, pending or threatened against any Restricted Person by any Governmental Authority with respect to any alleged material violation of or material non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with any Restricted Person’s ownership or use of its properties or the operation of its business.

(c)    Borrower will promptly furnish to Administrative Agent all material requests for information, notices of claim, demand letters, and other material notifications, received by Borrower in connection with any Restricted Person’s ownership or use of its properties or the conduct of its business, relating to potential material responsibility with respect to any investigation or clean-up of Hazardous Material at any location.

Section 6.13    Evidence of Compliance. Each Restricted Person will furnish to each Lender at such Restricted Person’s or Borrower’s expense all evidence that Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

Section 6.14    Bank Accounts; Offset. To secure the repayment of the Obligations, Borrower hereby grants to each Lender and LC Issuer a security interest, a Lien, and a right of offset, each of which shall be in addition to all other interests, Liens, and rights of any Lender and LC Issuer at common Law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of Borrower now or hereafter held or received by or in transit to any Lender or LC Issuer from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of Borrower with any Lender or LC Issuer and (c) any other credits and claims of Borrower at any time existing against any Lender or LC Issuer, including claims under certificates of deposit, in each case excepting (i) any accounts exclusively used for payroll, payroll taxes or employee benefits and funded in the ordinary course of business, (ii) any insurance trust accounts maintained in the ordinary course of business and holding only funds necessary to fund the accrued insurance obligations of Borrower and its Subsidiaries in respect of self-insured health insurance and workers’ compensation insurance, (iii) any escrow accounts maintained in connection with acquisitions permitted hereunder, and (iv) any other amounts held for others in trust or escrow as required by contract or applicable Law. At any time and from time to time after the occurrence and during the continuance of any Default, each Lender and LC Issuer is hereby authorized to foreclose upon, or to offset against the Obligations then due and payable (in either case without notice to Borrower), any and all items hereinabove referred to. The remedies of foreclosure and offset are separate and cumulative, and either may be exercised independently of the other without regard to procedures or restrictions applicable to the other.

Section 6.15    Non-Consolidation. Unless otherwise consented to by Administrative Agent or Required Lenders, each Restricted Person shall: (a) maintain entity records and books of account separate from those of any other entity that is an Affiliate of such entity; (b) not commingle its funds or assets with those of any other entity that is an Affiliate of such entity; and (c) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.

Section 6.16    Guaranties of Borrower’s Subsidiaries. Each Restricted Subsidiary of Borrower now existing or created, acquired or coming into existence (including the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the terms hereof) after the date hereof shall, promptly and in any event within ten (10) days after it has become a Restricted Subsidiary of Borrower, execute and deliver to Administrative Agent an absolute and unconditional guaranty of the timely repayment of the Secured Obligations and the due and punctual performance of the obligations of Borrower hereunder, which guaranty shall be satisfactory to Administrative Agent in form and substance; provided, however, that notwithstanding anything in this Agreement or any Security Document to the contrary, no Guarantor shall guarantee (or grant a Lien to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of such Guarantor. Each Restricted Subsidiary of Borrower existing on the date hereof shall duly execute and deliver such a guaranty prior to the making of any Loan hereunder. Borrower will cause each of its Restricted Subsidiaries to deliver to Administrative Agent, simultaneously with its delivery of such a guaranty, written evidence reasonably satisfactory to Administrative Agent and its counsel that such Restricted Subsidiary has taken all company action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any other documents that it is required to execute.

Section 6.17    Agreement to Deliver Security Documents.

(a)    Subject to any limitations on perfection set forth in the Security Documents, Borrower agrees to deliver, and to cause each other Restricted Person to deliver, to further secure the Secured Obligations, promptly after a request by Administrative Agent in its reasonable discretion, deeds of trust, mortgages, chattel mortgages, security agreements, flood hazard certification, title searches, title insurance (to the extent required by Administrative Agent in its sole discretion in respect of any real property owned by a Restricted Person when the aggregate value of all such real property owned by Restricted Persons in which a Lien is required to be granted pursuant to this Section 6.17 for which no title insurance has been requested or waived by Administrative Agent exceeds $5,000,000), financing statements and other Security Documents in form and substance reasonably satisfactory to Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests, subject only to Permitted Liens and other Liens (if any) permitted under the Loan Documents, on any real or personal property now owned or hereafter acquired by such Person to the extent otherwise consistent with and required by the Loan Documents; provided, however, that notwithstanding anything in this Agreement or any Security Document to the contrary, (i) no Restricted Person shall be required to grant a Lien on any real property acquired after the Closing Date to secure the Secured Obligations unless such real property, together with any real property interests owned by Restricted Persons as of the Closing Date, causes the aggregate acquisition cost of all real property owned by Restricted Persons for which no deeds of trust or mortgages have been provided to secure the Secured Obligations to exceed $5,000,000, (ii) only the filing of a UCC financing statement shall be required to perfect any security interest in any immaterial intellectual property, and (iii) no Guarantor shall be required to grant a Lien to support any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of such Guarantor.

(b)    In furtherance thereof, each Restricted Person shall promptly (and in any event, within 30 calendar days) notify Administrative Agent of any and all Restricted Persons owning or obtaining interests (whether by acquisition, lease, easement, right of way, surface use agreement, acreage dedication, other conveyance or otherwise) that, together with any real property interests owned by Restricted Persons as of the Closing Date, cause the aggregate acquisition cost of all real property owned by Restricted Persons for which no deeds of trust or mortgages have been provided to secure the Secured Obligations to exceed $5,000,000.

(c)    In addition, Borrower agrees to provide, and to cause each other Restricted Person to provide, title information in form and substance reasonably satisfactory to Administrative Agent for any property on which a Lien is required to be granted pursuant to this Section 6.17. Without limiting the foregoing, Borrower shall, within thirty (30) days after (or such later date as agreed by the Administrative Agent in its sole discretion) the end of each Fiscal Quarter during which recorded copies of any leases, easement estate, rights-of-way, surface use agreements, deeds, or similar instruments conveying real property interests to Borrower or any Restricted Person are made available to Borrower or any Restricted Person, provide copies of such recorded instruments to the Administrative Agent.

(d)    Borrower will, and will cause each of its Restricted Subsidiaries to, use commercially reasonable efforts in negotiating any new lease, right-of-way, easement, surface use agreement, or similar instrument or the renewal or extension of any existing lease, easement estate, right-of-way, surface use agreement or similar instrument covering real property to provide in such lease, easement estate, right-of-way, surface use agreement or similar instrument that the interest of the lessee or grantee may be hypothecated without any further approval of or notice to the landlord under such lease or the grantor under any such easement, right-of-way, surface use agreement or similar instrument.

Section 6.18    Revenues. Notwithstanding that, by the terms of the various Security Documents, Restricted Persons are and will be assigning to Administrative Agent for the benefit of the Secured Parties all of the “Revenues” (as defined therein) derived from the property covered thereby, so long as no Event of Default has occurred and is continuing Restricted Persons may continue to receive from the payors thereof all such Revenues, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may exercise all rights and remedies granted under the Security Documents subject to the terms thereof, including the right to obtain possession of all Revenues then held by Restricted Persons or to receive directly from the payors thereof all other Revenues. In no case shall any failure, whether intentioned or inadvertent, by Administrative Agent or the Secured Parties to collect directly any such Revenues constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any Revenues by Administrative Agent or the Secured Parties to Restricted Persons constitute a waiver, remission, or release of any other Revenues or of any rights of Administrative Agent or the Secured Parties to collect other Revenues thereafter.

Section 6.19    Perfection and Protection of Security Interests and Liens. Subject to any limitations on perfection set forth in the Security Documents, each Restricted Person shall from time to time deliver to Administrative Agent any financing statements, continuation statements, extension agreements, amendments to Security Documents, deposit account control agreements, securities account control agreements, commodity account control agreements and other documents, properly completed and executed (and acknowledged when required) by such Restricted Person in form and substance reasonably satisfactory to Administrative Agent, which Administrative Agent requests for the purpose of (i) perfecting, confirming, or protecting any Liens or other rights in Collateral securing any Secured Obligations, (ii) confirming and ensuring the first priority nature of the Liens created by the Loan Documents encumbering the Collateral and securing the Secured Obligations (except to the extent, if any, as may be otherwise expressly provided for within the Security Documents), and (iii) maintaining compliance with all applicable Laws, including those of any applicable Indian tribe, the Bureau of Indian Affairs, and the U.S. Bureau of Land Management; provided that only the filing of a UCC financing statement shall be required to perfect any security interest in any immaterial intellectual property.   Each Restricted Person hereby authorizes Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the collateral describing the Collateral as “all assets” without the signature of any Restricted Person.

Section 6.20    Unrestricted Subsidiaries. Borrower:

(a)    will cause the management, business and affairs of each of Borrower and the Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting properties of Borrower and the Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from Borrower and the Restricted Subsidiaries.

(b)    will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries.

(c)    will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Debt of, Borrower or any Restricted Subsidiary.

Section 6.21    Commodity Exchange Act Keepwell Provisions.

(a)    Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Restricted Person that is not otherwise an Eligible Contract Participant in order for such Restricted Person to honor its obligations under its Guarantee and any other Loan Document with respect to Lender Hedging Obligations (provided, however, that Borrower shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement or any Loan Document, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of Borrower under this Section shall remain in full force and effect until Payment in Full. Borrower intends for this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Restricted Subsidiary for all purposes of Section 1a(18)(A)(v)(ii) of the Commodity Exchange Act.

(b)    Notwithstanding any other provisions of this Agreement or any other Loan Document, the Secured Obligations guaranteed by any Guarantor, or secured by the grant of any Lien by such Guarantor under any Loan Document, shall exclude all Excluded Swap Obligations with respect to such Guarantor.

Section 6.22    Post Closing.

(a)    Insurance Matters.  Within 30 calendar days after the Closing Date (or such later date as is agreed by the Administrative Agent in its sole discretion), the Borrower shall deliver, or cause to be delivered, as the case may be, insurance certificates, evidence of property insurance, and evidence of the insurance endorsements or policy provisions required to be maintained by the Borrower pursuant to Section 6.8(b) with respect to Administrative Agent’s status as “additional insured” and “loss payee”, as applicable, in each case in form and substance reasonably satisfactory to Administrative Agent.

(b)    Account Control Agreements.  Within 30 calendar days after the Closing Date (or such later date as is agreed by the Administrative Agent in its sole discretion), the Borrower shall deliver, or cause to be delivered, as the case may be, fully executed account control agreements or amendments or restatements of existing control agreements for each deposit account, securities account and commodity account of the Borrower and its Restricted Subsidiaries, in each case, in form and substance reasonably satisfactory and to the extent reasonably requested by the Administrative Agent.

(c)    Assignment and Endorsement of Title Policy.  Within 30 calendar days after the Closing Date (or such later date as is agreed by the Administrative Agent in its sole discretion), the Borrower shall deliver, or cause to be delivered, as the case may be, evidence, in form and substance reasonably acceptable to Administrative Agent, that the mortgagee title policy with respect to the fee-owned tract containing Borrower’s cryogenics processing plant and storage tanks has been endorsed in a manner reasonably satisfactory to Administrative Agent.

(d)    Resigning Agent Mortgage Signature.  Within 5 Business Days after the Closing Date (or such later date as is agreed by the Administrative Agent in its sole discretion), the Resigning Agent shall deliver, or cause to be delivered, as the case may be, an executed and notarized copy of the Resigning Agent’s signature page to the Closing Date Mortgage.

Article VII
NEGATIVE COVENANTS

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and make the Loans, Borrower covenants and agrees that until the Payment in Full, unless Required Lenders have previously agreed otherwise:

Section 7.1    Indebtedness. No Restricted Person will in any manner owe or be liable for Indebtedness except:

(a)    the Obligations and Cash Management Obligations.

(b)    Indebtedness arising under Hedging Contracts permitted under Section 7.3, including any relevant Lender Hedging Obligations.

(c)    Indebtedness among Borrower and the Guarantors arising in the ordinary course of business; provided, that all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of all of the Obligations in a manner and on terms and conditions reasonably satisfactory to Administrative Agent.

(d)    Indebtedness existing on the date hereof and set forth on the Disclosure Schedule, including any extensions, renewals, refinancings and replacements thereof.

(e)    Indebtedness arising under insurance premium financing arrangements for insurance policies required hereunder or otherwise maintained by a Restricted Person in the ordinary course of business in an aggregate amount not to exceed $500,000 at any time outstanding;

(f)    purchase money Indebtedness and Capital Leases in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(g)    Indebtedness associated with bonds or surety obligations required by Governmental Authorities in connection with the operation of the businesses of Restricted Persons;

(h)    endorsements of negotiable instruments or instruments for deposit in the ordinary course of business;

(i)    miscellaneous items of unsecured Indebtedness of Restricted Persons not described in subsections (a) through (h) that do not in the aggregate (taking into account all such Indebtedness of all Restricted Persons) exceed $10,000,000 at any one time outstanding and so long as no Default or Event of Default exists at the time of incurring such Indebtedness or would result therefrom;

(j)    Permitted Note Indebtedness; and

(k)    to the extent constituting Indebtedness, a guarantee by Borrower of Kingfisher SOP’s payment obligations under the CEPL Operating Agreement pursuant to that certain Guaranty dated as of May 9, 2018, made by Borrower, on behalf of Kingfisher SOP, in favor of CEPL and Ergon –Oklahoma Pipeline, LLC as in effect on the Closing Date and as thereafter amended or otherwise modified in a manner not materially adverse to the Lenders.

Section 7.2    Limitation on Liens. Except for Permitted Liens, no Restricted Person will create, assume or permit to exist any Lien upon any of the properties or assets that it now owns or hereafter acquires.

Section 7.3    Hedging Contracts. No Restricted Person will be a party to or in any manner be liable on any Hedging Contract, other than Hedging Contracts in respect of commodities or interest rates that are entered into with an Approved Counterparty for the purpose of hedging exposure to interest rates or commodity price risk (including basis risk) and that are not for speculative purposes.  In no event shall any Hedging Contract contain any requirement, agreement or covenant for Borrower to maintain or post (other than pursuant to a Security Document) collateral or margin to secure their obligations under such Hedging Contract or to cover market exposures.

Section 7.4    Limitation on Mergers, Issuances of Securities. No Restricted Person will merge or consolidate with or into any other Person or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its property to any other Person (each of the foregoing transactions, a “consolidation” and the verb thereof “consolidate”), or liquidate or dissolve, except that any Subsidiary of Borrower may consolidate with (a) another Subsidiary of Borrower, so long as a Guarantor is the surviving business entity, or (b) Borrower, so long as Borrower is the surviving business entity. No Restricted Person will issue any Equity, provided that (i) Restricted Subsidiaries of Borrower may issue additional Equity to Borrower and its wholly-owned Restricted Subsidiaries, and (ii) Borrower may issue additional common Equity (other than Disqualified Capital Stock) to its owners so long as no Change of Control exists after giving effect to such issuance. No Restricted Subsidiary of Borrower will otherwise allow any diminution of Borrower’s Equity (direct or indirect) in such Restricted Subsidiary.  This Section 7.4 shall not apply to any IPO Reorganization Transaction.

Section 7.5    Limitation on Dispositions. No Restricted Person will Dispose of any of its properties or any interest therein, except, to the extent not otherwise forbidden under the Security Documents:

(a)    equipment that is worthless or obsolete or worn out in the ordinary course of business, which is no longer used or useful in the conduct of its business or which is replaced by equipment of equal suitability and value;

(b)    inventory (including oil and gas sold as produced and seismic data) that is sold in the ordinary course of business on ordinary trade terms;

(c)    Equity of any of Borrower’s Restricted Subsidiaries that is transferred to Borrower or a wholly-owned Restricted Subsidiary of Borrower;

(d)    property by any Restricted Subsidiary that is transferred to Borrower or to a wholly-owned Restricted Subsidiary of Borrower, provided that if the transferor of such property is a Guarantor, the transferee thereof must either be Borrower or a Guarantor;

(e)    Equity of CEPL by Kingfisher SOP, so long as no Default is continuing at the time of any such Disposition; and

(f)    any other properties that are Disposed of not in the aggregate in excess of $1,000,000 during any Fiscal Year, provided that such sales do not materially impair or diminish the value of the Collateral or Borrower’s Consolidated financial condition, business or operations.

No Disposition may be made pursuant to Section 7.5(f) unless (i) made for fair consideration to a Person who is not an Affiliate and (ii) no Default has occurred and is continuing at the time of such Disposition or would result therefrom.

Section 7.6    Limitation on Dividends, Distributions and Redemptions. No Restricted Person will declare or make directly or indirectly any Distribution, other than:

(a)    Distributions payable to Borrower by any Restricted Subsidiary or to any Restricted Subsidiary by another Restricted Subsidiary;

(b)    subject to Section 7.14(c)(ii)(F), cash Distributions by Borrower to the holders of its Equity, as Permitted Tax Distributions, during the thirty (30) day period following the end of a Fiscal Quarter, provided that (i) Borrower is treated as a pass through entity for federal income tax purposes and (ii) no Default then exists or would result therefrom;

(c)    at any time on or after the Target EBITDA Date and in no event prior to the date of delivery of the financial statements and Compliance Certificate required by Section 6.2(b) for the Fiscal Quarter ending June 30, 2018, but subject to Section 7.14(c)(ii)(F) cash Distributions by Borrower to the holders of its Equity; provided, that at the time of such Distribution and after giving pro forma effect to such Distribution, any Distributions under Section 7.6(b) and to any Borrowing hereunder to be made on or prior to such Distribution (w) no Default or Event of Default has occurred and is continuing, or would exist upon making such Distribution, (x) the ratio of Consolidated Funded Indebtedness upon making such Distribution to Consolidated Adjusted EBITDA for the Rolling Period ending with the end of the most recently ended Fiscal Quarter does not exceed 3.50 to 1.00, (y) Unused Availability is not less than the greater of (i) 10% of Availability and (ii) $5,000,000, and (z) not greater than five Business Days nor less than one Business Day prior to such Distribution, Borrower shall deliver a certificate signed by a Responsible Officer certifying and reflecting computations satisfactory to Administrative Agent that the conditions set forth in the foregoing clauses (w),  (x) and (y) have been satisfied;

(d)    Distributions payable in additional common Equity (excluding Disqualified Capital Stock), so long as Borrower’s interest in any of its Restricted Subsidiaries is not thereby reduced;

(e)    on or after the date of delivery of the financial statements and Compliance Certificate required by Section 6.2(b) for the Fiscal Quarter ending June 30, 2018, cash Distributions for any purpose, so long as, both before and after giving pro forma effect to such Distribution, (i) no Default or Event of Default has occurred or is continuing on the date of such Distribution, (ii) the ratio of Consolidated Funded Indebtedness upon making such Distribution to Consolidated Adjusted EBITDA for the Rolling Period ending with the end of the most recently ended Fiscal Quarter does not exceed 3.50 to 1.00, and (iii) Unused Availability on such date is equal to or greater than the greater of (x) $30,000,000 and (y) 10% of the Commitments;

(f)    from and after the later of (i) the date of delivery of the financial statements and Compliance Certificate required by Section 6.2(b) for the Fiscal Quarter ending June 30, 2018 and (ii) the effective date of any Qualifying IPO, a Distribution of Available Cash once each Fiscal Quarter so long as, giving pro forma effect to any Indebtedness incurred at or prior to the time of such Distribution, Borrower is in compliance with the financial covenants described in Section 7.14 on a pro forma basis;

(g)    Permitted Payments to Parent, so long as, at the time any such Permitted Payment to Parent is paid, no Default is continuing;

(h)    Distributions by any Restricted Person to the holders of its Equity consisting of Distributions received, directly or indirectly, by such Restricted Person from CEPL, so long as (i) the aggregate amount of any such Distributions made to Persons that are not Restricted Persons do not exceed the amount invested in CEPL pursuant to Section 7.7(i) during the term of this Agreement and (ii) at the time any such Distribution described in this clause (h) is made, no Default is continuing;

(i)    so long as (i) such payments are made within ten (10) Business Days following the consummation of a Qualifying IPO, (ii) no Default is continuing at the time of such payments, and (iii) Borrower is in pro forma compliance with all applicable covenants set forth in Section 7.14 at the time of such payments, Borrower may make cash Distributions in accordance with the related Qualifying IPO Registration Statement; and

(j)    to the extent constituting Distributions, Borrower may make payments required under the Services Agreement.

For purposes of this Section 7.6, “Permitted Tax Distribution” means (i) for any taxable period or portion thereof for which Borrower is a subsidiary member of a consolidated group of corporations or is wholly owned (directly or indirectly) by an entity that is taxable as a C corporation for U.S. federal income tax purposes, a cash Distribution to the holders of Borrower’s Equity in an amount not to exceed the total amount of any U.S. federal, state and/or local income taxes that Borrower and/or its Subsidiaries would have paid for such taxable period had Borrower and/or such Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group, taking into account any such income taxes directly paid or withheld at the level of Borrower or such Subsidiaries, and (ii) without duplication of any amounts that are paid under the foregoing clause (i) and only with respect to any taxable period or portion thereof ending after the Closing Date during which Borrower is a pass-through entity for U.S. federal income tax purposes and is not wholly owned (directly or indirectly) by an entity that is taxable as a C corporation for U.S. federal income tax purposes, a cash Distribution to the holders of Borrower’s Equity, calculated with respect to the Fiscal Quarter most recently ended, in an amount equal to the product of (x) the maximum highest combined federal, state and local income tax rate applicable to an individual resident or a corporation, whichever rate is higher, in New York, New York, utilizing the respective rates for ordinary income or capital gain, depending on the characterization of income as described below, and without giving effect to any phase-out of exemptions or deductions (including for the avoidance of doubt, deductions under Section 199A of the Code) (the “Rate”), multiplied by (y) the excess of the amount of Borrower’s estimated taxable income for such quarter over Borrower’s cumulative net loss for all prior taxable periods (the excess of the net losses for all prior periods over the net income for all prior periods) allocated to the holders of Borrower’s Equity that are eligible to offset such income, reduced by any deductions relating to adjustments under Section 743(b) of the Code; provided however, (A) no such Permitted Tax Distribution shall exceed the amount required to be made pursuant to Existing Pledgor’s Amended and Restated Limited Liability Company Agreement as in effect on the Closing Date, and Administrative Agent shall have received prior to each Permitted Tax Distribution a written certificate of Borrower specifying the amount thereof and that such amount was reasonably determined by Existing Pledgor’s board of managers in good faith and (B) Permitted Tax Distributions in respect of results of operations of an Unrestricted Subsidiary or any other Person (other than a Restricted Subsidiary) in which any Restricted Person owns Equity shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary or other Person to Borrower or any of its Restricted Subsidiaries for such purpose.  Distributions with respect to the fourth Fiscal Quarter shall be based on the estimated taxable income of Borrower for the entire taxable year and shall take into account the prior quarterly distributions for such year.

Section 7.7    Limitation on Investments. No Restricted Person will make any Investments, other than:

(a)    Cash Equivalents;

(b)    Investments existing on the date hereof described in the Disclosure Schedule;

(c)    Investments consisting of Hedging Contracts permitted under Section 7.3;

(d)    normal and prudent extensions of credit by Restricted Persons to their customers for buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner;

(e)    Investments consisting of (i) extensions of credit among Restricted Persons that are subordinated to the Obligations upon terms and conditions satisfactory to Administrative Agent in its reasonable discretion and (ii) Equity Investments (A) made by Borrower in or to its Restricted Subsidiaries which are Guarantors or become Guarantors contemporaneously with such Investment, or (B) made by Restricted Subsidiaries of Borrower which are Guarantors to each other and/or Borrower, including as a Restricted Subsidiary, any Person that becomes a Restricted Subsidiary of Borrower as a result of such Investment and is a Guarantor or contemporaneously becomes a Guarantor pursuant to Section 6.16;

(f)    Investments in stock, obligations or securities received in settlement of extensions of credit permitted under clause (d) above owing to a Restricted Person as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of a Restricted Person, provided that Borrower shall give Administrative Agent prompt written notice in the event the aggregate amount of all Investments held at any one time pursuant to this clause (f) exceeds $500,000;

(g)    Investments received in connection with the Disposition of assets permitted by Section 7.5;

(h)    Loans or advances to employees, officers or directors in the ordinary course of business, provided that the aggregate principal amount of all such loans or advances at any time outstanding does not exceed $250,000;

(i)    to the extent not permitted by any of the foregoing clauses, other Investments by Borrower or any of its Restricted Subsidiaries in any Person, including Investments in

Unrestricted Subsidiaries, in an amount equal to any cash equity contribution made after the Closing Date and received by Borrower from the holders of its Equity (excluding any such cash equity contribution made for purposes of exercising the Cure Right), so long as, at the time of such Investment (i) no Default or Event of Default has occurred and is continuing, or would result from such Investment, (ii) the aggregate amount of such Investment does not exceed the aggregate amount of cash equity contributions received by Borrower from holders of its Equity and designated solely for such purpose, (iii) Borrower has delivered a certificate signed by a Responsible Officer in form satisfactory to the Administrative Agent certifying compliance with the conditions of this clause (i) and (iv) such Investment will be made within five (5) Business Days following Borrower’s receipt of such cash equity contribution (or such later date as may be acceptable to the Administrative Agent, provided such cash is deposited in a deposit account subject to a deposit account control agreement in favor of the Administrative Agent until such Investment is made);

(j)    to the extent constituting Investments, guarantees permitted under Section 7.1(k);

(k)    cash Investments in CEPL in an amount not to exceed $10,000,000 in the aggregate during the term of this Agreement, so long as no Default is continuing at the time of any such Investment; and

(l)    other Investments not exceeding $25,000,000 in the aggregate during the term of this Agreement.

Section 7.8    Limitation on Credit Extensions.  Except for Permitted Investments, no Restricted Person will extend credit, make advances or make loans other than (a) normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner, and (b) loans to employees of any Restricted Person, for reimbursable expenses of such employees in the ordinary course of business.

Section 7.9    Transactions with Affiliates. No Restricted Person will enter into or engage in any transaction with any Affiliate of a Restricted Person (other than other Restricted Persons) unless such transaction is in the ordinary course of business of such Restricted Person and upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate. The restrictions set forth in this Section shall not apply to (a) the execution and delivery of any Loan Document, (b) compensation to, and the terms of any employment contracts with, individuals who are officers, managers or directors of Restricted Persons (or a related management company), provided that, to the extent such approval is required, such compensation is approved by such Restricted Person’s board of directors or provided for in such Restricted Person’s Organizational Documents, (c) Distributions permitted pursuant to Section 7.6, (d) Permitted Investments, (e) consolidations permitted by Section 7.4, (f) usual and customary indemnification agreements with respect to directors, officers and managers of the Restricted Persons and their Affiliates, (g) the issuance and sale of Equity in Borrower (other than Disqualified Capital Stock) or the amendment of the terms of any Equity issued by Borrower (other than amendments relating to Disqualified Capital Stock), and (h) the Services Agreement.

Section 7.10    Prohibited Contracts. No Restricted Person will, directly or indirectly, enter into, create, or otherwise allow to exist any contractual restriction or other consensual restriction on its ability (or the ability of any other Restricted Person) to (a) grant Liens to the Administrative Agent for the benefit of the Secured Parties on or in respect of its properties, (b) pay dividends or make other distributions to any other Restricted Person, (c) redeem Equity in such Restricted Person that is held by any other Restricted Person, (d) repay loans and other Liabilities owing by such Restricted Person to any other Restricted Person, or (e) transfer any assets of such Restricted Person to any other Restricted Person, except, in the case of clause (e) of this sentence, (1) restrictions under purchase money Liens and Capital Leases permitted under this Agreement with respect to the property that is the subject thereof, (2) customary restrictions on the assignment or transfer of any contract or agreement that are contained in such contract or agreement, and (3) any restriction imposed on particular properties pursuant to an agreement entered into for a sale of such properties pending the closing of such sale. No Restricted Person will create or allow to exist any agreement (other than under the Loan Documents) containing the prohibitions set forth in the preceding sentence. No Restricted Person will enter into any contract or other contract or arrangement for the purchase of goods or services that obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it. No Restricted Person will amend or permit any amendment to any contract or lease that releases, qualifies, limits, makes contingent or otherwise detrimentally affects, in each case in any material respect, the rights and benefits of Administrative Agent or any Lender under or acquired pursuant to any Security Documents taken as a whole. No ERISA Affiliate will incur any obligation to contribute to any Multiemployer Plan or any plan subject to Section 4064 of ERISA.

Section 7.11    Conduct of Business. Borrower will not, and will not permit any Restricted Person to, engage to any material extent in any business other than businesses of the type conducted by Borrower and the Restricted Persons on the date of execution of this Agreement and businesses reasonably related thereto or the date such Restricted Person became a Guarantor, as the case may be. No Restricted Person will make any expenditure or commitment or incur any obligation or enter into or engage in any transaction or engage directly or indirectly in any business or conduct any operations except in connection with or incidental to the businesses and operations conducted by Borrower and the Restricted Persons on the date of execution of this Agreement and businesses reasonably related thereto or conducted on the date such Restricted Person became a Subsidiary after the Closing Date. From and after the date hereof, Borrower and the Restricted Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) to purchase or lease, or acquire Rights of Way in, any real property not located within the geographical boundaries of the United States and they will not form or acquire any Subsidiaries not organized under the laws of the United States or any state thereof or the District of Columbia.

Section 7.12    Amendments to Organizational Documents. Borrower will not and will not permit any of its Restricted Subsidiaries to, enter into or permit any modification of, or waive any material right or obligation of any Person under its, Organizational Documents in a manner adverse to the Lenders; provided that Borrower may amend, amend and restate or otherwise modify its Organizational Documents in connection with an IPO Reorganization Transaction so long as the same is not adverse to the Lenders.

Section 7.13    Fiscal Year. No Restricted Person shall, nor shall it permit any of its Restricted Subsidiaries to, change its Fiscal Year end from December 31.

Section 7.14    Financial Covenants.

(a)    Leverage Ratios.

(i)    Maximum Consolidated Total Leverage Ratio. As of the end of each Fiscal Quarter, beginning June 30, 2018, Borrower will not permit the ratio of (i) Consolidated Funded Indebtedness as of the end of such Fiscal Quarter to (ii) Consolidated Adjusted EBITDA for the Rolling Period ending with the end of such Fiscal Quarter (such ratio, the “Consolidated Total Leverage Ratio”) to be greater than the following maximum permitted Consolidated Total Leverage Ratios:

(A)    with respect to any such test date prior to the effectiveness of a Qualifying IPO, 4.50 to 1.00; provided that, from and after the Target EBITDA Date (as notified by Borrower to the Administrative Agent), the maximum Consolidated Total Leverage Ratio permitted under this clause (a)(i)(A) shall be increased to 4.75 to 1.00 for the Rolling Period ending on the last day of the Fiscal Quarter in which such Target EBITDA Date occurs and for each of the Rolling Periods thereafter; provided further that if the Target EBITDA Date is deemed not to have occurred as contemplated by the definition thereof, the maximum Consolidated Total Leverage Ratio permitted under this clause (a)(i)(A) shall be automatically reduced to 4.50 to 1.00 until such subsequent time, if any, as the Target EBITDA Date is no longer deemed to have not occurred, at which time the maximum Consolidated Total Leverage Ratio permitted under this clause (a)(i)(A) shall be automatically increased to 4.75 to 1.00 again;

(B)    with respect to any such test date on or after the effectiveness of a Qualifying IPO, 4.75 to 1.00, provided that, at the irrevocable written election of Borrower (x) upon the closing of any Material Acquisition (by delivering written notice of such election to the Administrative Agent on or prior to the closing date of such Material Acquisition), the maximum Consolidated Total Leverage Ratio permitted under this clause (a)(i)(B) shall be temporarily increased to 5.25 to 1.00 for the Rolling Period ending on the last day of the Fiscal Quarter in which such Material Acquisition occurs and for each of the Rolling Periods ending on the last day of the next two immediately following Fiscal Quarters (the period of such temporary increase being referred to herein as a “Step-up Period”), and (y) upon the incurrence of any Permitted Note Indebtedness (by delivering written notice of such election to the Administrative Agent on or prior to the funding date of such Permitted Note Indebtedness), the maximum Consolidated Total Leverage Ratio permitted under this clause (a)(i)(B) shall be temporarily increased to 5.25 to 1.00 for each of the Rolling Periods during which any such Permitted Note Indebtedness remains outstanding; provided,  further, that if Borrower makes an election under clause (a)(i)(B)(x) above with respect to a new Material Acquisition and such election would cause a new Step-up Period to continue or begin immediately after an existing Step-up Period terminates, Borrower must deliver an officer’s certificate demonstrating (with reasonably detailed supporting calculations) and certifying to the reasonable satisfaction of the Administrative Agent that the Consolidated Total Leverage Ratio would not be more than 4.75 to 1.00 as of the last day of the Fiscal Quarter in which such new Material Acquisition occurs (calculated without giving effect to such new Material Acquisition);

(ii)    Maximum Senior Secured Leverage Ratio.  From and after the date on which Borrower elects to increase the maximum Consolidated Total Leverage Ratio pursuant to clause (a)(i)(B)(y) above, beginning automatically upon such election as of the end of any Fiscal Quarter ending thereafter for which any such Permitted Note Indebtedness remains outstanding, Borrower will not permit the ratio of (i) Senior Secured Debt as of the end of such Fiscal Quarter, to (ii) Consolidated Adjusted EBITDA for the Rolling Period ending with the end of such Fiscal Quarter to be greater than or equal to 3.50 to 1.00.

(b)    Minimum Interest Coverage Ratio. Borrower will not permit the ratio of (i) Consolidated Adjusted EBITDA for any Rolling Period, beginning with the Rolling Period ending June 30, 2018 to (ii) Consolidated Interest Expense for such period to be less than 2.50 to 1.00.

(c)    Equity Cure Right. Notwithstanding anything to the contrary contained in this Section 7.14 or in any Loan Document, in the event that Borrower fails to comply with any covenant set forth in this Section 7.14 during any Fiscal Quarter ending on or after June 30, 2018, then Borrower shall have the right to cure such failure (the “Cure Right”) by receiving cash proceeds from an issuance of common Equity (other than Disqualified Capital Stock) as a cash capital contribution made to Borrower after the end of such Fiscal Quarter and on or prior to the day (the “Cure Deadline”) that is ten (10) Business Days after delivery by Borrower to Lenders of a written notice of its intent to cure an Event of Default under Section 7.14 (which written notice shall be delivered on or prior to the date that is five (5) days after the day on which financial statements are required to be delivered with respect to such Fiscal Quarter) solely for purpose of such cure and not otherwise required for working capital or capital expenditures purposes, and upon receipt by Borrower of such cash proceeds (such cash amount being referred to as the “Cure Amount”) pursuant to the exercise of such Cure Right, the covenant set forth in this Section 7.14 shall be recalculated as follows:

(i)    Consolidated Adjusted EBITDA shall be increased, solely for the purpose of determining compliance with the financial covenants contained herein at the end of the Fiscal Quarter for which the Cure Right was exercised and each applicable subsequent period that include such Fiscal Quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided that neither Administrative Agent or Lenders shall exercise any rights or remedies (other than instituting at the Default Rate) with respect to any Event of Default that exists pursuant to Section 7.14 during the ten (10) Business Day period following notice by Borrower that it intends to exercise such Cure Right and affect such recalculation;

(ii)    if, after giving effect to the foregoing recalculations, Borrower shall then be in compliance with the requirements of a covenant of this Section 7.14, Borrower shall be deemed to have satisfied the requirements of such covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date; provided that (A)  in each period of four (4) consecutive Fiscal Quarters there shall be at least two (2) Fiscal Quarters in which no Cure Right is exercised and the Cure Right shall not be used in two (2) consecutive Fiscal Quarters, (B) each Cure Amount shall be no greater than the amount required to cause Borrower to be in compliance with the applicable covenants of this Section 7.14 (such amount, the “Necessary Cure Amount”); provided that if the Cure Right is exercised prior to the date financial statements are required to be delivered for such Fiscal Quarter, then the Cure Amount shall be equal to the amount reasonably determined by Borrower in good faith that is required for purposes of complying with the applicable covenants of this Section 7.14 for such Fiscal Quarter (such amount, the “Expected Cure Amount”), (C) all Cure Amounts shall be disregarded for the purposes of any financial ratio determination under the Loan Documents other than for determining compliance with the applicable covenants of this Section 7.14, (D) no Lender or LC Issuer shall be required to make any extension of credit hereunder during the ten (10) Business Days after delivery by Borrower to Lenders of a written notice of its intent to cure an Event of Default referred to above, unless Borrower shall have received the Cure Amount, (E) Borrower may not exercise the Cure Right in more than four (4) Fiscal Quarters during the period from the Closing Date to the Maturity Date and (F) Borrower may not make any cash Distributions unless it is in compliance with this Section 7.14 and in compliance with the conditions for such cash Distribution, in each case where the then immediately preceding four (4) Fiscal Quarter period did not include any Cure Amount.

(iii)    To the extent that the Expected Cure Amount is less than the Necessary Cure Amount, then not later than the applicable Cure Deadline, Borrower must (i) receive cash proceeds from issuance of common Equity as a cash capital contribution made to Borrower, which cash proceeds received by Borrower shall be equal to the shortfall between such Expected Cure Amount and such Necessary Cure Amount, and (ii) furnish evidence satisfactory to Administrative Agent of such receipt and an additional Compliance Certificate evidencing the modified calculations. To the extent that the Expected Cure Amount is greater than the Necessary Cure Amount, the Cure Amount included in Consolidated Adjusted EBITDA pursuant to clause (i) shall nevertheless be limited to the actual amount required to cause Borrower to be in compliance with the applicable covenants of this Section 7.14.

Section 7.15    Sale and Leaseback Transactions. No Restricted Person will, directly or indirectly, enter into any arrangement with any Person whereby in a substantially contemporaneous transaction such Restricted Person sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

Section 7.16    Use of Proceeds. No Restricted Person will use the proceeds of any Loan or any Letter of Credit contrary to any provision of Section 2.4. Borrower will not request any Loan or Letter of Credit, and Borrower shall not use, and shall procure that its Restricted Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) to directly or indirectly fund, finance or facilitate any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 7.17    Permitted Acquisitions. Borrower shall not, except as otherwise permitted or required in this Agreement, purchase or otherwise acquire, or permit any Restricted Subsidiary to purchase or acquire, any Equity Interests in, any obligations or stock of, or any other interest in, or all or substantially all of the assets of, any Person whatsoever unless (i) permitted by Section 7.4, or (ii) (a) immediately prior to and immediately after giving effect to any such purchase or acquisition, no Default or Event of Default shall have occurred or be continuing or will result therefrom, (b) such purchase or acquisition is consummated in accordance with applicable Law, and (c) immediately after giving effect to such purchase or acquisition of a company or business pursuant to this Section 7.17, Borrower shall be in pro forma compliance with the covenants set forth in Section 7.14, as evidenced by a certificate of a Responsible Officer of Borrower delivered to Administrative Agent on the earlier of (i) the date that Borrower submits a Borrowing Notice if Borrower is making a Borrowing in connection therewith, or (ii) the date that Borrower consummates the transaction requiring the delivery of such certificate.

Section 7.18    Subsidiaries. Borrower will not, and will not permit any Restricted Subsidiary to, create or acquire any additional Restricted Subsidiary or redesignate an Unrestricted Subsidiary as a Restricted Subsidiary unless Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Sections 6.16 and 6.17. Borrower will not, and will not permit any Restricted Subsidiary to, sell or otherwise transfer any Equity Interests in any Restricted Subsidiary except (i) to Borrower or another Restricted Subsidiary or (ii) in compliance with Section 7.5. Borrower will not permit any Equity Interests of any Restricted Subsidiary to be directly owned by any Person other than Borrower or any Restricted Subsidiary.

Section 7.19    Designation and Conversion of Restricted and Unrestricted Subsidiaries.

(a)    Any Person that becomes a Subsidiary of Borrower or any Restricted Subsidiary shall be a Restricted Subsidiary unless such Person is hereafter designated as an Unrestricted Subsidiary in compliance with Section 7.19(b).

(b)    Borrower may designate by written notification thereof (including, for the avoidance of doubt, by delivering a supplement to Section 5.13 of the Disclosure Schedule) to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) prior, and after giving effect, to such designation, no Default or Event of Default would exist, (ii) such designation is deemed to be an Investment in such Unrestricted Subsidiary on the date of such designation and such Investment is a Permitted

Investment under Section 7.7(i) and (iii) after giving effect to such designation, Borrower will be in compliance with the financial covenants set forth in Section 7.14. To the extent that any newly designated Unrestricted Subsidiary itself has any Subsidiaries when it is designated as an Unrestricted Subsidiary, such Subsidiaries must also be designated as Unrestricted Subsidiaries in compliance with this Section 7.19(b). Except as provided in this Section 7.19(b), no Restricted Subsidiary may be designated as an Unrestricted Subsidiary.

(c)    Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of Borrower and the Restricted Subsidiaries contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation except to the extent (A) any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such redesignation, such representations and warranties shall continue to be true and correct as of such specified earlier date and (B) to the extent that any such representation and warranty is expressly qualified by materiality or by reference to a Material Adverse Effect, such representation and warranty (as so qualified) shall be true and correct in all respects on and as of the date of such redesignation, (ii) no Event of Default would exist, (iii) after giving effect to such designation, Borrower will be in compliance with the financial covenants set forth in Section 7.14 and (iv) Borrower complies with the requirements of Section 6.16,  Section 6.17 and Section 7.18 with respect to such Subsidiary. Upon any such designation, an amount equal to the lesser of the fair market value of Borrower’s direct and indirect ownership interest in such Subsidiary or the amount of Borrower’s cash investment previously made in such Subsidiary shall be deemed no longer outstanding for purposes of the limitation on Investments under Section 7.7.

Article VIII
EVENTS OF DEFAULT AND REMEDIES

Section 8.1    Events of Default. Each of the following events constitutes an “Event of Default” under this Agreement:

(a)    Any Restricted Person fails to pay any principal component of any Obligation when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

(b)    Any Restricted Person fails to pay any Obligation (other than the Obligations in subsection (a) above) when due and payable, whether at the due date thereof or at a date fixed for prepayment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within three (3) Business Days after the same becomes due;

(c)    Any “default” or “event of default” occurs under any Loan Document that defines either such term, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document;

(d)    Any Restricted Person fails to duly observe, perform or comply with any covenant, agreement or provision of (i) Section 6.4,  Section 6.6, or Article VII or (ii) Section 6.2(a) through (h), and, in the case of this clause (ii), such failure remains unremedied for a period of five (5) Business Days after the earlier to occur of (A) notice of such failure is given by Administrative Agent to Borrower or (B) Borrower otherwise becomes aware of such failure;

(e)    Any Restricted Person or, prior to a Borrower Equity Pledge Release in respect of any Borrower Equity Pledge, the relevant Borrower Equity Pledgor, fails (other than as referred to in subsections (a),  (b),  (c) or (d) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of 30 days after the earlier to occur of (i) notice of such failure is given by Administrative Agent to Borrower or (ii) Borrower otherwise becomes aware of such failure;

(f)    Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person or, prior to a Borrower Equity Pledge Release in respect of any Borrower Equity Pledge, the relevant Borrower Equity Pledgor, in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made, or any Loan Document at any time ceases to be valid, binding and enforceable as warranted in Section 5.5 for any reason other than its release or subordination by Administrative Agent; or any Restricted Person or any of their Affiliates shall so state in writing;

(g)    Any Restricted Person fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such agreement or instrument is materially significant to Borrower or to Borrower and its Subsidiaries on a Consolidated basis or materially significant to any Guarantor, and such failure is not remedied within the applicable period of grace (if any) provided in such agreement or instrument;

(h)    Any Restricted Person (i) fails to pay any portion, when such portion is due, of any Material Indebtedness or (ii) breaches or defaults in the performance of any agreement or instrument by which any of its Material Indebtedness is issued, evidenced, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor; or any event or condition occurs that results in any Material Indebtedness of any Restricted Person becoming due prior to its scheduled maturity, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the redemption thereof or any offer to redeem to be made in respect thereof, prior to its scheduled maturity;

(i)    A Termination Event occurs which, when taken together with all other Termination Events that have occurred, has resulted or would reasonably be expected to result in, liability of any Restricted Person in an aggregate amount in excess of the Threshold Amount, or (ii) any other event or condition shall occur or exist with respect to a Plan and such event or condition, together with all other such events or conditions and Termination Events, if any, could reasonably be expected to result in a Material Adverse Effect;

(j)    Any Restricted Person or, prior to a Borrower Equity Pledge Release in respect of any Borrower Equity Pledge, the relevant Borrower Equity Pledgor:

(i)    suffers the entry against it of a judgment, decree or order for relief by a Governmental Authority of competent jurisdiction in an involuntary proceeding commenced under any applicable Debtor Relief Laws now or hereafter in effect, or any proceeding under any Debtor Relief Law commenced against it remains undismissed for a period of 60 days; or

(ii)    commences a voluntary case under any applicable Debtor Relief Laws now or hereafter in effect; or applies for or consents to the entry of an order for relief in an involuntary case under any such Debtor Relief Law; or makes a general assignment for the benefit of creditors; or is generally not paying (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action authorizing any of the foregoing; or

(iii)    suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within 30 days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

(iv)    suffers the entry against it of (1) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) in excess of the Threshold Amount (not covered by insurance satisfactory to Administrative Agent in its discretion), or (2) one or more non- monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (x) enforcement proceedings are commenced by any creditor upon such judgment or order, or (y) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(v)    suffers a writ or warrant of attachment or any similar process to be issued by any Governmental Authority against all or any substantial part of its assets or any part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within 30 days after the entry or levy thereof or after any stay is vacated or set aside;

(k)    Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or Payment in Full, ceases to be in full force and effect; or any Restricted Person, a Borrower Equity Pledgor (prior to the relevant Borrower Equity Pledge Release) or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Restricted Person or a Borrower Equity Pledgor (prior to the relevant Borrower Equity Pledge Release) denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; and

(l)    Any Change of Control occurs.

Upon the occurrence and during the continuance of an Event of Default described in subsection (j)(i),  (j)(ii) or (j)(iii) of this Section with respect to any Restricted Person, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement. Upon any such acceleration, any obligation of any Lender to make any further Loans and any obligation of LC Issuer to issue Letters of Credit hereunder shall be permanently terminated. Upon the occurrence and during the continuance of any other Event of Default, Administrative Agent at any time and from time to time may (and upon written instructions from Required Lenders, Administrative Agent shall), without notice to Borrower or any other Restricted Person, do either or both of the following: (1) terminate any obligation of Lenders to make Loans hereunder, and any obligation of LC Issuer to issue Letters of Credit hereunder, and (2) declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement.

Section 8.2    Remedies. If any Event of Default shall occur and be continuing, Required Lenders, or Administrative Agent at the direction of Required Lenders, may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document. All rights, remedies and powers conferred upon Lender Parties under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.

Section 8.3    Application of Proceeds After Acceleration. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be Cash Collateralized as set forth in Section 2.15), any amounts received on account of the Secured Obligations shall be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent (including fees and time charges for attorneys who may be employees of Administrative Agent) and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (excluding other amounts provided for in clauses “Third” or “Fourth” below) payable to Lenders, LC Issuer and Lender Counterparties (including fees, charges and disbursements of counsel to the respective Lenders, LC Issuer, and the Lender Counterparties and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit fees, accrued and unpaid interest on the Loans, accrued and unpaid interest on Matured LC Obligations, and accrued and unpaid interest on Cash Management Obligations, and accrued and unpaid interest on Lender Hedging Obligations, ratably among Lenders, LC Issuer, Cash Management Lenders, and the Lender Counterparties, in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and Matured LC Obligations, obligations to Cash Collateralize LC Obligations pursuant to Section 2.15, Cash Management Obligations, and amounts due under or in connection with Hedging Contracts (including amounts payable in connection with the early termination of Hedging Contracts), ratably among Lenders, LC Issuer, Cash Management Lenders, and the Lender Counterparties in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after Payment in Full, to Borrower or as otherwise required by Law;

provided that, to the extent that any Excluded Swap Obligations exist with respect to any Guarantor, monies or property received from such Guarantor or from the proceeds of any Collateral provided by such Guarantor may not be shared with the Lender Counterparties to the extent that doing so would violate the Commodity Exchange Act (but to the maximum extent allowed under applicable law the amounts received or recovered from the other Restricted Persons will instead be allocated to the Lender Counterparties as necessary to achieve the overall ratable applications of monies and property intended by this Section but for this proviso).

Subject to Section 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Lender Hedging Obligations and Cash Management Obligations and shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with such supporting documentation as Administrative Agent may request, from the applicable Lender Counterparty or Cash Management Lender, as the case may be. Each Lender Counterparty or Cash Management Lender not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

Article IX
ADMINISTRATIVE AGENT

Section 9.1    Appointment and Authority. Each of the Lenders and LC Issuer hereby irrevocably appoints Wells Fargo Bank, N.A. to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent, the Lenders and LC Issuer, and neither Borrower nor any other Restricted Person shall have rights as a third party beneficiary of any of such provisions (except for the consent rights set forth in Section 9.7). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2    Exculpatory Provisions.

(a)    Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity; and

(iv)    shall not be responsible in any manner to any of the Lenders for any failure of any Restricted Person to perform its obligations hereunder or in any Loan Document.

Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent by Borrower, a Lender or LC Issuer.

(b)    Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Section 9.3    Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal, or increase of a

Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or LC Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or LC Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a notice of assignment, negotiation or transfer thereof shall have been filed with Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Required Lenders, as it deems appropriate or as otherwise required by Sections 8.2 or 10.1 or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of Required Lenders, or as otherwise required by Sections 8.2 or 10.1 and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and all future holders of the Loans and all other Obligations.

Section 9.4    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and LC Issuer acknowledges that (a) it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement, and (b) none of Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by Administrative Agent hereinafter taken, including any review of the affairs of any Restricted Person or any audit or due diligence review prepared by the internal auditor of Administrative Agent, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender or LC Issuer. Each Lender and LC Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Administrative Agent hereunder or under the other Loan Documents, Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Borrower which may come into the possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.

Section 9.5    Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its

Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any Restricted Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.6    Investments. Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Lender Parties any funds that it has received, or whenever Administrative Agent in good faith determines that there is any dispute among Lender Parties about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds that are the subject of such uncertainty or dispute. If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to Lender Parties, Administrative Agent shall invest such funds pending distribution; all interest on any such Investment shall be distributed upon the distribution of such Investment and in the same proportion and to the same Persons as such Investment. All moneys received by Administrative Agent for distribution to Lender Parties (other than to the Person who is Administrative Agent in its separate capacity as a Lender Party) shall be held by Administrative Agent pending such distribution solely as Administrative Agent for such Lender Parties, and Administrative Agent shall have no equitable title to any portion thereof.

Section 9.7    Resignation or Removal of Administrative Agent.

(a)    Administrative Agent may at any time give notice of its resignation to the Lenders, LC Issuer and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, subject, so long as no Event of Default exists, to the reasonable consent of Borrower, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and LC Issuer and in consultation with Borrower, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of the Lenders or LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for above in this Section.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and subject, so long as no Event of Default exists, to the reasonable consent of Borrower, appoint a successor. If no such successor shall have been so appointed by the

Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of the Lenders or LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for above in this Section.

(c)    Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, as applicable, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 9.8    Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents or attorneys-in-fact appointed by Administrative Agent. Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The exculpatory provisions of this Article shall apply to any such sub-agent or attorney-in-fact and to the Related Parties of Administrative Agent and any such sub-agent or attorney-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.9    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the “Arranger,” “Syndication Agent” or “Documentation Agent” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or LC Issuer hereunder.

Section 9.10    Administrative Agent May File Proofs of Claim. In case of any proceeding under Debtor Relief Law or any other judicial proceeding relative to any Restricted Person, Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, LC Issuer and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, LC Issuer and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, LC Issuer and Administrative Agent under Sections 2.5 and 10.4) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and LC Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders and LC Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.5 and 10.4. Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11    Guaranty Matters. Each Lender and LC Issuer hereby irrevocably authorizes Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder and/or (ii) Payment in Full.  Upon request by Administrative Agent at any time, each Lender and LC Issuer will confirm in writing Administrative Agent’s authority to release any Guarantor from its obligations under the guaranty pursuant to this Section 9.11,  provided that the absence of any such confirmation for whatever reason shall not affect Administrative Agent’s rights under this Section 9.11.

Section 9.12    Collateral Matters.

(a)    Each Lender and LC Issuer hereby irrevocably authorizes and directs Administrative Agent to enter into the Security Documents and any relevant subordination or intercreditor agreement for the benefit of such Lender and LC Issuer.  Each Lender and LC Issuer hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 10.1, any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and LC Issuer. Administrative Agent is hereby authorized (but not obligated) on behalf of all of Lenders and LC Issuer, without the necessity of any notice to or further consent from any Lender or LC

Issuer from time to time prior to the occurrence and continuance of an Event of Default, to take any action with respect to any Collateral or Security Documents that may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.

(b)    Any relevant Borrower Equity Pledge shall automatically be released (in its entirety and with respect to all Equity of Borrower pledged thereunder) upon delivery of written notice of the effectiveness of a Qualifying IPO, solely with respect to a direct initial public offering of Borrower’s Equity.  For the avoidance of doubt, no such automatic release shall be permitted with respect to a Qualifying IPO of a New Parent or any other parent entity of Borrower.  Any such Borrower Equity Pledge may be released by the Administrative Agent in advance of any such Qualifying IPO upon Borrower’s written request, solely to the extent such release is reasonably necessary in order to effect any such Qualifying IPO.

(c)    Each Lender and LC Issuer hereby irrevocably authorize Administrative Agent, at its option and in its reasonable discretion,

(i)    to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (A) upon Payment in Full, (B) that is sold or to be sold, or is owned by a Person that ceases to be a Guarantor as a result of a transaction permitted under any Loan Document, as part of or in connection with any transaction permitted hereunder or under any other Loan Document, (C) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders, (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default, and (E)  to the extent expressly provided for in any Loan Document; and

(ii)    to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document to be senior to the Liens securing the Secured Obligations.

Upon request by Administrative Agent at any time, each Lender and LC Issuer will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 9.12,  provided that the absence of any such confirmation for whatever reason shall not affect Administrative Agent’s rights under this Section 9.12.

Notwithstanding anything contained in any of the Loan Documents to the contrary, no Person other than the Administrative Agent has any right to realize upon any of the Collateral individually, to enforce any Liens on Collateral, or to enforce the Security Documents, and all powers, rights and remedies under the Security Documents (other than pursuant to Section 9.12(f) and Section 10.14, respectively) may be exercised solely by Administrative Agent on behalf of the Persons secured or otherwise benefitted thereby.

(d)    Subject to subsection (b) above, Administrative Agent shall (and is hereby irrevocably authorized by each Lender and LC Issuer to) execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Administrative Agent for the benefit of Administrative Agent and Lenders and LC Issuer herein or pursuant hereto upon the applicable Collateral; provided that (i) Administrative Agent shall not be required to execute any such document on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Restricted Person in respect of) all interests retained by Borrower or any other Restricted Person, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent shall be authorized to deduct all expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(e)    Administrative Agent shall have no obligation whatsoever to any Lender, LC Issuer or any other Person to assure that the Collateral exists or is owned by Borrower or any other Restricted Person or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or in any of the Security Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section 9.12 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its discretion, given Administrative Agent’s own interest in the Collateral as one of Lenders and that Administrative Agent shall have no duty or liability whatsoever to Lenders or LC Issuer.

(f)    Each Lender and LC Issuer hereby appoints each other Lender as agent for the purpose of perfecting Lenders’ and LC Issuer’s security interest in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession. Should any Lender or LC Issuer (other than Administrative Agent) obtain possession of any such Collateral, such Lender or LC Issuer shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

Section 9.13    Agreement to Assignment of ISDA Master Agreement. Each Lender hereby agrees (on behalf of itself and any of its Affiliates party to any Hedging Contract with any Restricted Person) that the rights of the Restricted Persons under Hedging Contracts with such Lender (or, if applicable, its Affiliate) may be included in the Collateral.

Section 9.14    Notice of Default. Administrative Agent shall be deemed to have no knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Administrative Agent has received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that Administrative Agent receives such a notice, Administrative Agent shall give notice thereof to the Lenders. Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 9.15    Lender Hedging Obligations and Cash Management Obligations. Except as otherwise expressly set forth herein or in any Loan Document, no Lender Counterparty or Cash Management Lender that obtains the benefits of Section 8.3 or any Loan Document by virtue of the provisions hereof or thereof shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Hedging Obligations and Cash Management Obligations unless Administrative Agent has received written notice of such Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Lender Counterparty or Cash Management Lender, as the case may be.

Section 9.16    Credit Bidding. The Secured Parties hereby irrevocably authorize Administrative Agent, at the direction of the Required Lenders (provided that for this Section only Required Lenders shall require the consent of not less than two (2) Lenders holding in the aggregate at least 85% of the Facility Usage (with the aggregate amount of each Lender’s risk participation and funded participation in LC Obligations being deemed “held” by such Lender for purposes of this definition), in this Section called “Supermajority Lenders”), to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Restricted Person is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be credit bid by Administrative Agent at the direction of the Supermajority Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the Equity or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles in such manner as shall be approved by Supermajority Lenders.  Each Secured Party agrees to execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Article X
MISCELLANEOUS

Section 10.1    Waivers and Amendments; Acknowledgments.

(a)    Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by any Lender in exercising any right, power or remedy that such Lender Party may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender Party of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this Section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Restricted Person shall in any case of itself entitle any Restricted Person to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is Borrower, by Borrower, (ii) if such party is Administrative Agent or LC Issuer, by such party, and (iii) if such party is a Lender, by such Lender or by Administrative Agent on behalf of Lenders with the written consent of Required Lenders or all Lenders, as applicable. Notwithstanding the foregoing or anything to the contrary herein, Administrative Agent shall not, without the prior consent of each individual Lender affected thereby, execute and deliver on behalf of such Lender any waiver or amendment that would: (1) waive any of the conditions specified in Article IV  (provided that Administrative Agent may in its discretion withdraw any request it has made under Section 4.2(e)), (2) increase the maximum amount that such Lender is committed hereunder to lend, (3) reduce any fees payable to such Lender hereunder, or the principal of, or interest (excluding any waiver of interest at the Default Rate and any future reduction in the Applicable Margin resulting from an amendment to the definition of “Consolidated EBITDA”) on, such Lender’s Loans, (4) extend the Maturity Date, waive the provisions of Section 2.10(c), or postpone any date fixed for any payment of any such fees, principal or interest, (5) amend the definition herein of “Required Lenders” or otherwise change the aggregate amount of Applicable Percentages that is required for Administrative Agent, Lenders or any of them to take any particular action under the Loan Documents, (6) release Borrower from its obligation to pay such Lender’s Obligations or any Guarantor from its guaranty of such payment (except pursuant to Section 9.11), (7) release all or substantially all of the Collateral, except for such releases relating to sales or dispositions of property permitted by the Loan Documents, (8) amend the pro- rata sharing provisions in Section 2.13 or 8.3 or otherwise alter the pro rata treatment of Lenders, including, without limitation, under Section 2.6, or (9) amend this Section 10.1(a).

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x)

the Commitment of any Defaulting Lender may not be increased or extended, and the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary herein, neither Administrative Agent nor Required Lenders shall, without the prior consent of each individual Lender affected thereby (or, as applicable, an Affiliate of such Lender), execute and deliver any waiver or amendment to any Loan Document that would (i) cause an obligation under any outstanding Hedging Contract owing to such Lender (or its Affiliate) that, prior to such waiver or amendment, constituted a “Lender Hedging Obligation” to cease to be a “Lender Hedging Obligation” or (ii) cause the priority of the Lien securing such obligation or the priority of payment with respect to such obligation in connection with the exercise of remedies under such Loan Document to be subordinate in any manner to the Obligations (other than expense reimbursements, expenses of enforcement, and other similar obligations owing under the Loan Documents or to the extent provided in Section 8.3 on the Closing Date).

Notwithstanding anything to the contrary herein, no amendment, waiver or consent under any Loan Document shall amend, modify or otherwise affect the rights or duties of Administrative Agent, any other Agent, or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of Administrative Agent, such other Agent or the Issuing Bank, as the case may be.

Notwithstanding the foregoing, (A) any supplement to Section 5.13 (Subsidiaries) of Schedule 2 shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, (B) Borrower and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any manifest ambiguity, inconsistency or defect, or to correct any typographical error or other manifest error, in any Loan Document, (C) the Administrative Agent and Borrower may enter into any amendment, modification or waiver of this Agreement or any other Loan Document or enter into any agreement or instrument to add additional Guarantors as contemplated in Section 6.16 or to effect the granting, perfection, protection, expansion or enhancement of any security interest in any collateral to secure the Secured Obligations for the benefit of the Lenders or as required by any Governmental Requirement to give effect to, protect or otherwise enhance the rights or benefits of any Lender under the Loan Documents without the consent of any Lender, (D) the Administrative Agent, Borrower, and the applicable increasing Lenders may enter into any amendment, modification or waiver of this Agreement to the extent necessary to effect an increase of the Commitments in accordance with Section 2.17, and (E) the Administrative Agent may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Replacement Rate or otherwise effectuate the terms of Section 3.6(b) in accordance with the terms of Section 3.6(b).

(b)    Acknowledgments and Admissions. Borrower hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Administrative Agent or any Lender Party, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Lender Party as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) no Lender Party has any fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower and the other Restricted Persons, on one hand, and each Lender Party, on the other hand, is and shall be solely that of debtor and creditor, respectively, provided that, solely for purposes of Section 10.5(c) Administrative Agent shall act as agent of Borrower in maintaining the Register as set forth therein, (vi) no partnership or joint venture exists with respect to the Loan Documents between any Restricted Person and any Lender Party, (vii) Administrative Agent is not Borrower’s Administrative Agent, but Administrative Agent for Lender Parties, provided that, solely for purposes of Section 10.5(c) Administrative Agent shall act as agent of Borrower in maintaining the Register as set forth therein, (viii) should an Event of Default or Default occur or exist, each Lender Party will determine in its discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (ix) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by any Lender Party, or any representative thereof, and no such representation or covenant has been made, that any Lender Party will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (x) all Lender Parties have relied upon the truthfulness of the acknowledgments in this Section in deciding to execute and deliver this Agreement and to become obligated hereunder.

(c)    Joint Acknowledgment.  THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 10.2    Survival of Agreements; Cumulative Nature. All of Restricted Persons’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until Payment in Full to each Secured Party, and all of Lender Parties’ obligations to Borrower are terminated. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by any Restricted Person in any Loan Document, any Obligations under Sections 3.2 through 3.6, and any obligations that any Person may have to indemnify or compensate any Lender Party shall survive any termination of this Agreement or any other Loan Document. In addition, Articles VIII and IX shall survive until all of the Security Documents have been terminated. All statements and agreements contained in any certificate or other instrument delivered by any Restricted Person to any Lender Party under any Loan Document shall be deemed representations and warranties by Borrower or agreements and covenants of Borrower under this Agreement. The representations, warranties, indemnities, and covenants made by Restricted Persons in the Loan Documents, and the rights, powers, and privileges granted to Lender Parties in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to any Lender Party of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions that are expressly made applicable to it by the terms of the various Loan Documents.

Section 10.3    Notices; Effectiveness; Electronic Communication.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

If to Borrower or any other Restricted Person:	Kingfisher Midstream, LLC 15021 Katy Freeway, Suite 400 Houston, Texas 77094 Attention: Michael McCabe Telephone: (281) 943-1340 Email: mmccabe@AltaMesa.net
If to Administrative Agent or LC Issuer:	Wells Fargo Bank, N.A. 1445 Ross Avenue, Suite 4500 Dallas, TX 75202 Attn: Brandon Kast Telephone: (214) 721-8268 Email: Brandon.Kast@wellsfargo.com and DNLNSUMemberNotices@wellsfargo.com
If to any other Lender Party:	Its address, facsimile number, or telephone number as specified in its Administrative Questionnaire

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders and LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or LC Issuer pursuant to Article II if such Lender or LC Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower or any other Restricted Person may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)    Platform.

(i)    Borrower (and each Restricted Person by signing its Guaranty) agrees that Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to LC Issuer and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non- infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower or the other Restricted Persons, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s, any Restricted Person’s or Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Restricted Person pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent, any Lender or LC Issuer by means of electronic communications pursuant to this Section, including through the Platform.

Section 10.4    Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. Borrower shall promptly pay (i) all transfer, stamp, mortgage, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document or transaction referred to herein or therein, (ii) all reasonable, documented out-of-pocket costs and expenses incurred by or on behalf of Administrative Agent and its Affiliates (including fees and expenses of attorneys, consultants, reserve engineers, accountants, and other advisors, travel costs, expenses related to the Platform and in connection with the issuance of CUSIP numbers, and other miscellaneous expenses) in connection with (1) the syndication of the credit facilities provided for herein, (2) the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications, consents or waivers or other documents or instruments related thereto (whether or not the transactions contemplated hereby or thereby shall be consummated), (3) the filing, recording, refiling and re-recording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re- recorded by the terms of any Loan Document, (4) any action reasonably required in the course of administration hereof, or (5) monitoring or confirming (or preparation or negotiation of any document related to) any Restricted Person’s compliance with any covenants or conditions contained in this Agreement or in any Loan Document, (iii) all reasonable, documented out-of-pocket expenses incurred by LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iv) all out-of- pocket costs and expenses incurred by or on behalf of any Lender Party (including the reasonable fees and expenses of attorneys, consultants, reserve engineers, accountants, and other advisors, travel costs, court costs, and miscellaneous expenses) (A) in connection with the preservation of any rights under the Loan Documents, the exercise or enforcement of any rights or remedies under the Loan Documents (including this Section), or the defense of any such exercise or enforcement, or (B) in connection with the enforcement or protection of its right in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Indemnification. Borrower shall indemnify Administrative Agent (and any sub-agent thereof), each Lender and LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, Taxes, penalties, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Restricted Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any environmental liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Restricted Person, and regardless of whether any Indemnitee is a party thereto. THE FOREGOING INDEMNIFICATION WILL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE,  provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Restricted Person against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Restricted Person has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 10.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)    Reimbursement by Lenders. To the extent that any Restricted Person for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), LC Issuer, or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), LC Issuer, or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or LC Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.15.

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof.

No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)    Payments. All amounts due under this Section shall be payable not later than 10 days after demand therefor.

(f)    Survival. Each party’s obligations under this Section 10.4, together with each party’s obligations under Section 3.2,  Section 3.3,  Section 3.4,  Section 3.5 and Section 3.6, respectively, shall survive the termination of the Loan Documents and payment of the Obligations hereunder.

Section 10.5    Successors and Assigns; Joint and Several Liability.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Restricted Person may assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of Administrative Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii)    any assignment of a Commitment must be approved (such approval not to be unreasonably withheld or delayed):

(A)    by Administrative Agent, unless the Person that is the proposed assignee is itself a Lender with a Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(B)    by LC Issuer; and

(C)    by Borrower unless (x) an Event of Default shall have occurred and be continuing, or (y) the Person that is the proposed assignee is itself a Lender with a Commitment or any Affiliate of a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(iv)    the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with the Note (if requested) subject to such assignment and a processing and recordation fee of $4,000 (unless otherwise waived by Administrative Agent in its sole discretion), and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire in form satisfactory to Administrative Agent; and

(v)    no such assignment shall be made (x) to Borrower, any Borrower Equity Pledgor, or any of their respective Affiliates or Subsidiaries, or (y) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y), or (z) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits, and subject to the requirements of, of Sections 3.2,  3.4,  3.5,  10.4, and 10.14 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Notwithstanding any provision of this Section 10.5, (i) the consent of Borrower and its execution of an Assignment and Assumption shall not be required, and, unless requested by the Eligible Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by Borrower, for any assignment which occurs at any time when any Event of Default shall have occurred and be continuing and (ii) Borrower shall not unreasonably withhold or delay in providing any consent or executing any Assignment and Assumption otherwise required under this Section 10.5. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)    Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower and each Lender Party shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Any assignment of any Loan or other Obligation hereunder, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. In addition, Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by Borrower or any Lender Party, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or Borrower or any of Borrower’s Affiliates or Subsidiaries ) (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, Borrower or any of Borrower’s Subsidiaries or Affiliates)) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, LC Issuer, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 3.5(e) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the fifth sentence of Section 10.1(a) that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.2,  3.4, and 3.5 (subject to the requirements and limitations therein, including the requirements under Section 3.5(g) (it being understood that the documentation required under Section 3.5(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.7 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.2 or 3.5, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.7 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.14 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The Participant Register shall be available for inspection by Administrative Agent or Borrower at any reasonable time and from time to time upon reasonable prior notice; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)    Joint and Several Liability. All Obligations that are incurred by two or more Restricted Persons shall be their joint and several obligations and liabilities.

Section 10.6    Confidentiality. Each of Administrative Agent, the Lenders and LC Issuer agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance

Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i)  any rating agency in connection with rating Borrower or its Subsidiaries or the credit facilities provided by this Agreement, or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to such credit facilities; (h) with the consent of Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to Administrative Agent, any Lender, LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Restricted Person. Notwithstanding the preceding provisions of this Section 10.6 to the contrary, Administrative Agent may disclose the existence of this Agreement and information about this Agreement, as amended from time to time, to the “Gold Sheets” and other market data collectors and trade publications and in “tombstone” advertisements, such information to consist of deal terms and other information customarily found in such publications, services and advertisements.

For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or LC Issuer on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries, provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.7    Governing Law; Submission to Process.

(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    SUBMISSION TO JURISDICTION. BORROWER AND EACH OTHER RESTRICTED PERSON IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR

PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ADMINISTRATIVE AGENT, ANY LENDER, LC ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER OR LC ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER RESTRICTED PERSON OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. BORROWER AND EACH OTHER RESTRICTED PERSON IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.3. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.8    Limitation on Interest. Lender Parties, Restricted Persons and the other parties to the Loan Documents intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable Law from time to time in effect. Neither any

Restricted Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable Law from time to time in effect, and the provisions of this Section shall control over all other provisions of the Loan Documents that may be in conflict or apparent conflict herewith.  In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the maximum amount of interest permitted to be charged by applicable Law from time to time in effect, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.9    Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law. Without limiting the foregoing provisions of this Section 10.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent or LC Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11    Waiver of Jury Trial, Punitive Damages, etc.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), AND (B) ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LEGAL PROCEEDING ANY “SPECIAL DAMAGES”, AS DEFINED BELOW. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER

PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS THAT ANY PARTY HERETO AS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

Section 10.12    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by this Agreement, Borrower and each other Restricted Person acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Borrower, each other Restricted Person and their respective Affiliates, on the one hand, and Administrative Agent and Lenders, on the other hand, and Borrower and each other Restricted Person is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, Administrative Agent and each Lender are and have been acting solely as principals and are not the financial advisors, agents or fiduciaries, for Borrower, any other Restricted Person or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) Administrative Agent and Lenders have neither assumed nor will they assume any advisory, agency or fiduciary responsibility in favor of Borrower or any other Restricted Person with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether Administrative Agent or any Lender has advised or is currently advising Borrower, any other Restricted Person or any of their respective Affiliates on other matters) and Administrative Agent and Lenders have no obligation to Borrower, any other Restricted Person or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) Administrative Agent, each Lender, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Restricted Persons and their respective Affiliates, and neither Administrative Agent nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither Administrative Agent nor any Lender will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of Borrower and the other Restricted Persons has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of Borrower and the other Restricted Persons hereby waives and releases, to the fullest extent permitted by Law, any claims that it may have against Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty.

Section 10.13    USA PATRIOT Act Notice.  Each Lender that is subject to the Patriot Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower and each other Restricted Person that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and each other Restricted Person, which information includes the name and address of Borrower and each other Restricted Person and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower and each other Restricted Person in accordance with the Act.

Section 10.14    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, LC Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, LC Issuer or any such Affiliate, to or for the credit or the account of Borrower or any other Restricted Person against any and all of the obligations of Borrower or such Restricted Person now or hereafter existing under this Agreement or any other Loan Document to such Lender or LC Issuer or their respective Affiliates, irrespective of whether or not such Lender, LC Issuer, or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Restricted Person may be contingent or unmatured or are owed to a branch, office, or Affiliate of such Lender or LC Issuer different from the branch, office, or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, LC Issuer, and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, LC Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, LC Issuer or their respective Affiliates may have. Each Lender and LC Issuer agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.15    Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent, LC Issuer or any Lender, or the Administrative Agent, LC Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, LC Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and LC Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and LC Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.16    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 10.17    Successor Agent Provisions.

(a)    Resignation of Resigning Agent.  The Resigning Agent, with the consent of each of the other parties to this Agreement, hereby resigns as administrative agent and as collateral agent under the Prior Credit Facility and is hereby discharged from all duties and obligations as administrative agent and as collateral agent under the Prior Credit Facility and the other Loan Documents (including this Agreement), except as provided in this Section 10.17.  For the avoidance of doubt, as of the Closing Date, no additional amounts shall be due and payable to the Resigning Agent under the Fee Letter (as defined in the Prior Credit Facility) or any other Loan Document in its capacity as “Administrative Agent” or as “Collateral Agent” under the Prior Credit Facility, except as provided in this Section 10.17 or as otherwise expressly stated in such Loan Document as surviving such resignation.

(b)    Appointment of Successor Agent.  The Successor Agent is hereby irrevocably designated and appointed by the undersigned Lenders and the undersigned LC Issuer, with the consent of each of the other parties to this Agreement, to act on behalf of each Lender and LC Issuer as the Administrative Agent and as the Collateral Agent under this Agreement and under the other Loan Documents and is authorized to take such actions on any Lender’s or LC Issuer’s behalf and to exercise such powers as are delegated to the Administrative Agent or the Collateral Agent by the terms thereof, together with such actions and powers as are reasonably incidental thereto.  The Successor Agent hereby accepts its appointment to act as the Administrative Agent and as the Collateral Agent under this Agreement and the other Loan Documents.

(c)    Rights, Duties and Obligations.  The Successor Agent hereby succeeds to and is vested with any and all residual rights, powers, privileges and duties of the Administrative Agent and the Collateral Agent under and in connection with the Prior Credit Facility and each of the “Loan Documents” under and as defined in the Prior Credit Facility (collectively, the “Assigned Loan Documents”), all of which Assigned Loan Documents and any guarantees, Liens, or other rights or interests of Resigning Agent thereunder are hereby assigned by the Resigning Agent to the Successor Agent, it being understood that nothing in this Agreement shall affect the continuing validity of the indemnification, exculpation, expense reimbursement and other applicable provisions of Section 10 of the Prior Credit Facility with respect to any actions taken or omitted to be taken by the Resigning Agent, any of its subagents and any of their respective Affiliates (i) while the Resigning Agent was acting as Administrative Agent or as Collateral Agent or (ii) subsequent to the Closing Date pursuant to the requirements of this Agreement, all of which shall survive the Resigning Agent’s resignation and shall continue in effect for the benefit of the Resigning Agent, any of its subagents and their respective Affiliates.  Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that this Agreement does not constitute an assumption by (i) the Successor Agent of any liability or obligation of the Resigning Agent or any of its Affiliates or any appointee or agent of the Resigning Agent arising out of or in connection with any action or inaction by the Resigning Agent, any Affiliate of the Resigning Agent or any appointee or agent of the Resigning Agent under or in connection with the Prior Credit Facility or any other “Loan Document” as defined therein prior to the date hereof, or (ii) the Resigning Agent of any liability or obligation of the Successor Agent or any of its Affiliates or any appointee or agent of the Successor Agent arising out of any action or inaction by the Successor Agent, any Affiliates of the Successor Agent or such appointee or agent under this Agreement, or any other Loan Document (as defined in this Agreement).  The parties hereto agree that (i) the Successor Agent, shall bear no responsibility or liability for any event, circumstance, condition or action existing prior to the effectiveness of this Agreement with respect to the Prior Credit Facility, any other “Loan Document” as defined therein, or the transactions contemplated thereby, and (ii) the Resigning Agent, shall bear no responsibility or liability for any event, circumstance, condition or action arising on or after the effectiveness of this Agreement with respect to the Prior Credit Facility, any other “Loan Document” as defined therein, this Agreement, any Loan Document (as defined in this Agreement), or the transactions contemplated thereby.  Each of the parties hereto hereby agrees that none of the Resigning Agent, any of its subagents or any of their respective Affiliates shall be under any obligation to share, rebate, disgorge or refund any fees or expense reimbursement it has received or is entitled to receive under the Prior Credit Facility, any other “Loan Document” as defined therein, this Agreement or any other agreement; provided, that for the avoidance of doubt, the foregoing should not apply to any fees or expense reimbursement that are paid to the Resigning Agent more than once in error if such fees or expense reimbursement are not otherwise required to be paid more than once.  From and after the Closing Date, all possessory Collateral held by the Resigning Agent for the benefit of the Secured Parties shall be deemed to be held by the Resigning Agent as agent and bailee for the Successor Agent for the benefit of the Secured Parties until such time as such possessory collateral has been delivered to the Successor Agent (or its sub-agent).  Borrower and the Resigning Agent agree that the Successor Agent is authorized as it may deem necessary or appropriate to file or register in any applicable jurisdiction such financing statements, financing change statements or other filings, in each instance covering any of the collateral described in any Assigned Loan Document or any other agreement, instrument or document delivered or entered into under or in connection therewith or furnished pursuant thereto.

(d)    Disbursement Status.  Borrower represents and warrants that the information made available to Borrower and Successor Agent by the Resigning Agent regarding (i) with respect to each Lender, the outstanding principal amount of the Loans owing to such Lender, (ii) each outstanding Interest Period, the aggregate principal amount of the Loans subject to each such Interest Period, and the Eurodollar Base Rate applicable to each such Interest Period, (iii) the aggregate accrued and unpaid interest on the Loans, (iv) the accrued and unpaid interest on the Loans owing to each Lender, and any other fees, charges and expenses due and payable to the Lenders under the Prior Credit Facility, in each case as of the date hereof, to Borrower’s knowledge, is true and correct in all respects (capitalized terms used in this sentence having the meanings given to such terms in the Prior Credit Facility).

(e)    Undertakings.

(i)    The Resigning Agent shall be reimbursed by Borrower for, to the extent invoiced, all of the Resigning Agent’s reasonable out-of-pocket expenses (including the reasonable fees, charges and disbursements of its counsel) incurred in connection with performing its obligations under this Section 10.18(e), subject to the limitations and other terms set forth in Section 10.4 of the Prior Credit Facility (it being understood that, notwithstanding the resignation of the Resigning Agent from its capacity as Administrative Agent and as Collateral Agent under the Prior Credit Facility, this clause (i) shall require the reimbursement of expenses attributable to the obligations of the Resigning Agent hereunder as if such expenses were incurred in connection with the Resigning Agent’s administration of the Prior Credit Facility on the terms set forth in Section 10.4 of the Prior Credit Facility).

(ii)    Each of Borrower, the Successor Agent and the Resigning Agent agrees for its mutual benefit that, to the extent requested by any of Borrower, the Successor Agent, or the Resigning Agent, it shall (x) execute, and Borrower shall take all commercially reasonable efforts to cause the Guarantors to execute, all documents as are reasonably requested by such party to transfer the rights and privileges of the Resigning Agent under the Assigned Loan Documents to the Successor Agent, without recourse, representation or warranty of any kind, whether express, implied, statutory, or otherwise, and (y) take all actions reasonably requested by such other party to facilitate the transfer of information to the Successor Agent in connection with the Assigned Loan Documents, in each case solely at Borrower’s cost and expense.  It is the intention and understanding of the parties hereto that any exchange of information under this Agreement that is otherwise protected against disclosure by privilege, doctrine or rule of confidentiality (such information, “Privileged Information”), whether before or after the effectiveness of this Agreement (I) shall not waive any applicable privilege, doctrine or rule of protection from disclosure, (II) shall not diminish the confidentiality of the Privileged Information and (III) shall not be asserted as a waiver of any such privilege, doctrine or rule by the Resigning Agent or the Successor Agent.  Notwithstanding anything to the contrary contained in this

Agreement, the Resigning Agent will have no obligation to deliver to the Successor Agent any commitment, fee or engagement letter between the Resigning Agent (or any of the Resigning Agent’s Affiliates) and Borrower, or any other document or instrument (other than the Register or any Loan Document (other than the Fee Letter)) that is covered by a confidentiality arrangement that by the terms of which do not allow it to be disclosed to the Successor Agent.

(iii)    In the event that, after the effectiveness of this Agreement, the Resigning Agent receives in error any principal, interest or other amount owing to any Lender or the Successor Agent under this Agreement, as amended hereby, or any Assigned Loan Document, or receives any instrument, agreement, report, financial statement, insurance policy, notice or other document delivered to it as a result of its former capacity as Administrative Agent under the Prior Credit Facility, the Resigning Agent agrees to promptly forward the same to the Successor Agent and to hold the same in trust for the Successor Agent until so forwarded; provided that the Resigning Agent’s failure to forward any such instrument, agreement, report, financial statement, notice or other document shall not create any claim or cause of action on the part of the Successor Agent against the Resigning Agent for any reason whatsoever, other than a claim for specific performance.

(f)    Reliance; Limitation on Liability.

(i)    Each of the Resigning Agent (solely with respect to performing its obligations under this Agreement) and the Successor Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing reasonably believed by it to be genuine and to have been executed or sent by the proper Person.  Each of the Resigning Agent (solely with respect to performing its obligations under this Agreement) and the Successor Agent may also rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  Each of the Resigning Agent (solely with respect to performing its obligations under this Agreement) and the Successor Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts upon which they rely in good faith.

(ii)    Successor Agent shall be entitled to conclusively rely upon, and shall not incur any liability for relying upon, the records and other information supplied to it by the Resigning Agent, Borrower or any of their respective Affiliates, and in no event shall the Successor Agent have any liability in respect of the calculations, determinations or distributions made by the Lenders or the Resigning Agent prior to the effectiveness of this Agreement, nor shall the Successor Agent have any liability after the effectiveness of this Agreement to the extent that any calculation, determination or distribution is made by it based in whole or in part on information supplied to it by the Resigning Agent, Borrower or any of their respective Affiliates.

Section 10.18    Amendment and Restatement of Prior Credit Facility.  It is the intention of the parties hereto and such parties hereby agree, from and after the Closing Date, that (a) this Agreement amends, restates, supersedes and replaces the Prior Credit Facility in its entirety; provided that each of the “Loans” (as such term is defined in the Prior Credit Facility) outstanding under the Prior Credit Facility on the Closing Date shall, for purposes of this Agreement, be included as Loans hereunder and each of the Existing Letters of Credit outstanding under the Prior Credit Facility on the Closing Date shall be Letters of Credit hereunder, (b) such amendment and restatement shall operate to renew, amend and modify certain of the rights and obligations of the parties under the Prior Credit Facility as provided herein, but shall not act as a novation thereof or a novation of any loans or other obligations outstanding thereunder, all of which loans and other obligations shall be deemed to be loans and obligations outstanding under the corresponding facilities described in this Agreement without any further action by any Person, except that the Administrative Agent may make such transfers of funds as are necessary in order that the outstanding balance of such loans, together with any Loans funded on the Closing Date, reflect the respective Loans of the Lenders hereunder, and (c) the Liens securing the any outstanding obligations or loans under the Prior Credit Facility shall not be extinguished, but are hereby ratified, affirmed and confirmed and shall be carried forward and shall secure the Secured Obligations as renewed, amended, restated, and modified hereby and by any Loan Documents delivered pursuant hereto.  Unless specifically amended or restated hereby or by any other Loan Document, each of the “Loan Documents” under and as defined in the Prior Credit Facility and the Exhibits and the Schedules thereto shall continue in full force and effect and, from and after the Closing Date, and any and all references to the Prior Credit Facility contained therein shall be deemed to refer to this Agreement.  Each Lender hereunder that is a Lender under the Prior Credit Facility and Borrower hereby consent to the amendments to, and amendments and restatements of, the “Loan Documents” under and as defined in the Prior Credit Facility in the form of the Loan Documents, as applicable.

Section 10.19     Exiting Lenders.  Subject to the receipt of funds necessary to pay in full all principal, interest, fees and other charges owed under the Prior Credit Facility to Iberia Bank, ZB, N.A. DBA Amegy Bank, Cadence Bank, N.A., First Tennessee Bank, N.A., and East West Bank (collectively, the “Exiting Lenders” and each individually, an “Exiting Lender”), each of the Exiting Lenders hereby consents to this Agreement as required under Section 10.1 of the Prior Credit Facility.  Each of the parties hereto hereby agrees and confirms that after receipt by each Exiting Lender of funds necessary to pay in full all principal, interest, fees and other charges owed to it under the Prior Credit Facility and giving effect to Section 2.1 of this Agreement, each of the Exiting Lenders shall cease to have a Commitment hereunder, its commitments to lend and all of its obligations under the Prior Credit Facility shall be terminated and each of the Exiting Lenders shall cease to be a Lender for all purposes under the Loan Documents.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

KINGFISHER MIDSTREAM, LLC,
Borrower

By:	/s/ Michael A. McCabe
Name: Michael McCabe
Title: Chief Financial Officer

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WELLS FARGO BANK, N.A.,
Administrative Agent, LC Issuer and a Lender

By:	/s/ Brandon Kast
Name: Brandon Kast
Title: Vice President

Signature Page for Kingfisher Midstream, LLC Credit

ABN AMRO CAPITAL USA LLC,
as Resigning Agent and a Lender

By:	/s/ Darrell Holley
Name: Darrell Holley
Title: Managing Director

By:	/s/ Kaylan Hopson
Name: Kaylan Hopson
Title: Vice President

Signature Page for Kingfisher Midstream, LLC Credit

BOKF, N.A. DBA BANK OF TEXAS,
a Lender

By:	/s/ Martin Wilson
Name: Martin Wilson
Title: SVP – Energy Lending

Signature Page for Kingfisher Midstream, LLC Credit

BARCLAYS BANK PLC,
a Lender

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

Signature Page for Kingfisher Midstream, LLC Credit

CAPITAL ONE, NATIONAL ASSOCIATION,
a Lender

By:	/s/ Michael Higgins
Name: Michael Higgins
Title: Senior Director

Signature Page for Kingfisher Midstream, LLC Credit

CITIBANK, N.A.,
a Lender

By:	/s/ William McNeely
Name: William McNeely
Title: Senior Vice President

Signature Page for Kingfisher Midstream, LLC Credit

THE HUNTINGTON NATIONAL BANK,
a Lender

By:	/s/ Margaret Nickroon
Name: Margaret Nickroon
Title: SVP

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ING CAPITAL LLC,
a Lender

By:	/s/ Hans Beekmans
Name: Hans Beekmans
Title: Director

By:	/s/ Subha Pasumarti
Name: Subha Pasumarti
Title: Managing Director

Signature Page for Kingfisher Midstream, LLC Credit

NATIXIS, NEW YORK BRANCH,
a Lender

By:	/s/ Carlos Quinteros
Name: Carlos Quinteros
Title: Managing Director

By:	/s/ Jarett Price
Name: Jarett Price
Title: Director

Signature Page for Kingfisher Midstream, LLC Credit

PNC BANK, NATIONAL ASSOCIATION,
a Lender

By:	/s/ Sean Piper
Name: Sean Piper
Title: AVP

Signature Page for Kingfisher Midstream, LLC Credit

THE TORONTO-DOMINION BANK,
NEW YORK BRANCH,
a Lender

By:	/s/ Wallace Wong
Name: Wallace Wong
Title: Authorized Signatory

Signature Page for Kingfisher Midstream, LLC Credit

Each of the Exiting Lenders are executing this Agreement as of the date and year first written above for the sole purpose of Section 10.19 hereof.

EXITING LENDERS:

IBERIA BANK,
an Exiting Lender

By:	/s/ Blakely Norris
Name: Blakely Norris
Title: Vice President

Signature Page for Kingfisher Midstream, LLC Credit

Each of the Exiting Lenders are executing this Agreement as of the date and year first written above for the sole purpose of Section 10.19 hereof.

CADENCE BANK, N.A.,
an Exiting Lender

By:	/s/ William W. Brown
Name: William W. Brown
Title: Executive Vice President

Signature Page for Kingfisher Midstream, LLC Credit

Each of the Exiting Lenders are executing this Agreement as of the date and year first written above for the sole purpose of Section 10.19 hereof.

EAST WEST BANK,
an Exiting Lender

By:	/s/ Patrick Leznicki
Name: Patrick Leznicki
Title: Senior Vice President

Signature Page for Kingfisher Midstream, LLC Credit

Each of the Exiting Lenders are executing this Agreement as of the date and year first written above for the sole purpose of Section 10.19 hereof.

FIRST TENNESSEE BANK, N.A.,
an Exiting Lender

By:	/s/ Damien G. Meiburger
Name: Damien G. Meiburger
Title: Senior Vice President

Signature Page for Kingfisher Midstream, LLC Credit

Each of the Exiting Lenders are executing this Agreement as of the date and year first written above for the sole purpose of Section 10.19 hereof.

ZB, N.A. DBA AMEGY BANK,
an Exiting Lender

By:	/s/ Brad Ellis
Name: Brad Ellis
Title: Senior Vice President

Signature Page for Kingfisher Midstream, LLC Credit